    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                    VOLUME I
                            ------------------------

                            VERMILION BANCORP, INC.
    (Exact name of registrant as specified in its articles of incorporation)

                DELAWARE                                    6711                                   37-1363755
    (State or other jurisdiction of                  (Primary Standard                          (I.R.S. Employer
     incorporation or organization)        Industrial Classification Code Number)             Identification No.)

                            ------------------------

                           714 NORTH VERMILION STREET
                            DANVILLE, ILLINOIS 61832
                                 (217) 442-0270
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               MERRILL G. NORTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            VERMILION BANCORP, INC.
                           714 NORTH VERMILION STREET
                            DANVILLE, ILLINOIS 61832
                                 (217) 442-0270
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                             JOHN P. SOUKENIK, ESQ.
                              STEPHEN M. EGE, ESQ.
                     Elias, Matz, Tiernan & Herrick L.L.P.
                             734 15th Street, N.W.
                                   12th Floor
                             Washington, D.C. 20005
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     TITLE OF EACH CLASS OF                  AMOUNT               PURCHASE PRICE        AGGREGATE          REGISTRATION
   SECURITIES TO BE REGISTERED          TO BE REGISTERED            PER SHARE       OFFERING PRICE(1)          FEE
Common Stock, $.01 par value per
  share..........................       396,750 shares(2)             $10.00            $3,967,500          $1,202.27

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            VERMILION BANCORP, INC.

    Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1

             REGISTRATION STATEMENT ITEM AND CAPTION                                PROSPECTUS HEADINGS
-----------------------------------------------------------------  ------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus........................  Front Cover Page
       2.  Inside Front and Outside Back Cover Page of
           Prospectus............................................  Inside Front and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges.............................  Summary; Risk Factors
       4.  Use of Proceeds.......................................  Use of Proceeds
       5.  Determination of Offering Price.......................  The Conversion--Stock Pricing and Number of Shares to
                                                                     be Issued
       6.  Dilution..............................................  Not applicable
       7.  Selling Security Holders..............................  Not applicable
       8.  Plan of Distribution..................................  Front Cover Page; The Conversion-- Subscription
                                                                     Offering;--Community Offering;--Syndicated Community
                                                                     Offering
       9.  Description of Securities to be Registered............  Restrictions on Acquisition of the Company and the
                                                                     Bank; Description of Capital Stock of the Company;
                                                                     Description of Capital Stock of the Bank.
      10.  Interests of Named Experts and Counsel................  Not applicable
      11.  Information with Respect to the Registrant............  Front Cover Page; Vermilion Bancorp, Inc., American
                                                                     Savings Bank; Dividend Policy; American Savings Bank
                                                                     Statements of Operations; Management's Discussion
                                                                     and Analysis of Financial Condition and Results of
                                                                     Operations; Business of the Bank; Regulation;
                                                                     Management of the Company; Management of the Bank;
                                                                     The Conversion; Description of Capital Stock of the
                                                                     Company; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities........................  Not applicable

PROSPECTUS

                            VERMILION BANCORP, INC.
        (PROPOSED HOLDING COMPANY FOR AMERICAN SAVINGS BANK OF DANVILLE)

              345,000 SHARES OF COMMON STOCK (ANTICIPATED MAXIMUM)

                                $10.00 PER SHARE

    Vermilion Bancorp, Inc. (the "Company"), a Delaware corporation, is offering up to 345,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of American Savings Bank of Danville from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (in its mutual or stock form, as applicable, "American" or the "Bank") pursuant to the Bank's plan of conversion (the "Plan" or "Plan of Conversion"). Under certain circumstances, the Company may increase the amount of Common Stock offered hereby to 396,750 shares. See Note 4 to the table below. The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion."

    Nontransferable rights to subscribe for the Common Stock have been granted, in descending order of priority, to (i) depositors of the Bank as of July 31, 1995 ("Eligible Account Holders"), (ii) the Company's and the Bank's Employee Stock Ownership Plan (the "ESOP"), (iii) depositors of the Bank as of December 31, 1996 ("Supplemental Eligible Account Holders") and (iv) depositors of the
Bank as of February   , 1997 ("Other Voting Members"), all subject to the
limitations and restrictions described herein (the "Subscription Offering"). SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE. Subject to the other limitations described herein, the Company also may offer the shares of Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering ("Community Offering") and, if necessary, in a syndicated community offering ("Syndicated Community Offering") (the Subscription Offering, Community Offering and Syndicated Community Offering are referred to herein collectively as the "Offerings"). All shares issued and sold in the Conversion will be sold at the same price. Shares purchased by the ESOP will be financed from a loan made to the ESOP by the Company, which loan will have a repayment term of [TEN]
years and an interest rate of    %.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" ON PAGE 18.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC")
       THE OFFICE OF BANKS AND REAL ESTATE OF THE STATE OF ILLINOIS (THE "COMMISSIONER"), OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES
        COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY
            OR COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

    The Subscription Offering will terminate at                  , Central Time,
on March   , 1997 (the "Subscription Expiration Date") unless extended by the
Bank and the Company, [WITH REGULATORY APPROVAL.] The Community Offering or any Syndicated Community Offering must be completed within 45 days after the close
of the Subscription Offering, or            , 1997, unless extended by the Bank
and the Company [WITH REGULATORY APPROVAL.] No single extension can exceed [90] days. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within the 45-day period referred to above, unless such period has been extended, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Any extension of the Offerings will be conducted in accordance with the terms described herein. See "The Conversion--Subscription Offering and Subscription Rights." The Plan sets forth various purchase limitations which are applicable in the Offering. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THESE SECURITIES ARE NOT GUARANTEED BY THE

COMPANY OR THE BANK OR ANY OTHER ENTITY AND NO REPRESENTATION AS TO THE FUTURE VALUE OF THE SHARES IS MADE.

    The Company intends to apply to have the Common Stock listed on the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. Prior to the Offerings, there has not been a public market for the Common Stock. Moreover, because of the limited size of the Offerings and the anticipated concentrated ownership of the Common Stock, it is unlikely that an active and liquid trading market for the Common Stock will develop and there can be no assurance that the Common Stock will trade at or above the purchase price in the Offerings. See "Risk Factors--Absence of Market For Common Stock."

    FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE CALL
THE STOCK CONVERSION CENTER AT (217)       .

                                                                            ESTIMATED FEES AND OTHER
                                                                              EXPENSES, INCLUDING      ESTIMATED
                                                              SUBSCRIPTION        UNDERWRITING            NET
                                                                PRICE(1)         COMMISSIONS(2)       PROCEEDS(3)
Minimum Per Share...........................................        $10.00               $1.04               $8.96
Midpoint Per Share..........................................        $10.00               $0.90               $9.10
Maximum Per Share...........................................        $10.00               $0.81               $9.19
Maximum, as adjusted, Per Share.............................        $10.00               $0.72               $9.28
Total Minimum(1)............................................    $2,550,000            $264,000          $2,286,000
Total Midpoint(1)...........................................    $3,000,000            $271,000          $2,729,000
Total Maximum(1)............................................    $3,450,000            $278,000          $3,172,000
Total Maximum, as adjusted(4)...............................    $3,967,500            $287,000          $3,680,500

(1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. ("RP Financial"), dated November 15, 1996, which states that the estimated pro forma market value of the Common Stock ranged from $2,550,000 to $3,450,000 (the "Estimated Price Range"), or between 255,000 and 345,000 shares of Common Stock at a fixed price of $10.00 per share ("Purchase Price"). Upon conclusion of the Offerings, RP Financial will issue an updated appraisal which will determine the final valuation of the Common Stock and the number of shares to be issued. In the event the aggregate Purchase Price of the shares of Common Stock is below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, purchasers may be resolicited subject to approval of any change in the Estimated Price Range by the Commissioner and, if required, the FDIC. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including expected fixed expenses of $234,000 and fees to be paid to Trident Securities, Inc. ("Trident" or the "Agent") in connection with the Subscription and Community Offerings. Trident is not obligated to purchase any shares of Common Stock in the Offerings. Such fees paid to the Agent may be deemed to be underwriting fees. See "The Conversion--Marketing Arrangements." The actual fees and expenses may vary from the estimates. See "Pro Forma Data."

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Common Stock by the ESOP, which will be funded by a loan from the Company to the ESOP and, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchase, see "Capitalization" and "Pro Forma Data."

(4) Gives effect to a 15% increase in the Estimated Price Range. See "The Conversion--Stock Pricing and Number of Shares to be Issued" and "--Limitations on Common Stock Purchases."
                            ------------------------

                            TRIDENT SECURITIES, INC.
                                ---------------

                The date of this Prospectus is February   , 1997

                                     [MAP]

                                SUMMARY OVERVIEW

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE HEREIN.

The Bank:.......................  American Savings Bank of Danville is an Illinois-chartered mutual savings bank.

The Company:....................  Vermilion Bancorp, Inc. is a Delaware corporation and a proposed one-bank holding company.

Plan of Conversion:.............  Pursuant to the Plan of Conversion, the Bank will convert to an Illinois-chartered stock form savings bank and
                                  become a subsidiary of the Company. See "The Conversion."

The Offerings:..................  The Bank is offering a minimum of 255,000 shares and a maximum of 345,000 shares of Common Stock. The maximum
                                  number of shares sold in the Offerings may be increased to up to 396,750 shares without a resolicitation of
                                  subscribers. The Subscription Offering is expected to
                                  terminate at       , Central Time, on March   , 1997. See
                                  "The Conversion--Subscription Offering and Subscription
                                  Rights." The Community Offering or any Syndicated
                                  Community Offering may be commenced at any time during the
                                  Subscription Offering and, if commenced, must be completed within 45 days after the close of the Subscription
                                  Offering, or            , 1997, unless extended by the
                                  Bank and the Company with regulatory approval.

Purchase Price:.................  The shares of Common Stock are being offered at a purchase price of $10.00 per share.

Plan of Distribution:...........  Subject to the limitations and restrictions described herein, shares of Common Stock are being offered in the
                                  Subscription Offering in descending order of priority to
                                  (i) Eligible Account Holders; (ii) the ESOP; (iii)
                                  Supplemental Eligible Account Holders; and (iv) Other
                                  Voting Members. The Company also may offer shares of
                                  Common Stock not subscribed for in the Subscription
                                  Offering, if any, for sale in a Community Offering and, if necessary, in the Syndicated Community Offering.

Purchase Limitations:...........  The Plan sets forth various purchase limitations.
                                  Generally, each Eligible Account Holder, Supplemental
                                  Eligible Account Holder or Other Voting Member (or persons exercising Subscription Rights through a single account)
                                  may purchase up to $50,000 of Common Stock in the
                                  Subscription Offering, provided, however, that no person,
                                  together with associates or persons acting in concert with such person, may purchase in the aggregate more than
                                  $150,000 of the Common Stock. The minimum purchase is 25
                                  shares. See "The Conversion--Subscription Offering and
                                  Subscription Rights," "--Community Offering" and
                                  "--Limitations on Common Stock Purchases."

Independent Valuation:..........  The shares of Common Stock to be issued in the Offering will be issued at an aggregate Purchase Price which is
                                  determined in accordance with an independent appraisal
                                  prepared by RP Financial. See "The Conversion--Stock
                                  Pricing and Number of Shares to be Issued."

Use of Proceeds:................  The Company will purchase capital stock of the Bank in exchange for 75% of the net proceeds. The Company intends
                                  to use a portion of the net proceeds retained by it to
                                  make a loan directly to the ESOP to enable the ESOP to
                                  purchase Common Stock. The remaining net proceeds retained by the Company will initially be invested primarily in
                                  short-term deposits and investment grade, short- to
                                  intermediate-term marketable securities. Funds received by the Bank from the Company's purchase of its capital stock
                                  will be used for general business purposes. See "Use of
                                  Proceeds."

Market for Common Stock:........  Upon completion of the Offerings, the Company intends to apply to have the Common Stock listed on the National
                                  Daily Quotation Service "pink sheets" published by the
                                  National Quotation Bureau, Inc. See "Market for the Common
                                  Stock."

Benefits of Conversion to         The Company's directors and executive officers will
  Management:...................  receive certain additional benefits as a result of the
                                  Conversion. See "Management--Employment Agreements,"
                                  "--Benefits-- Employee Stock Ownership Plan and Trust,"
                                  "--Stock Option Plan" and "--Recognition and Retention
                                  Plan."

Risk Factors:...................  See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

Board of Directors'               The Board of Directors unanimously recommends that
  Recommendation:...............  depositors entitled to vote on the Plan vote "FOR" the
                                  Plan. THE BOARD MAKES NO RECOMMENDATIONS REGARDING THE
                                  SUITABILITY OF AN INVESTMENT IN THE COMMON STOCK.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial and other data of the Bank does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information, including the Consolidated Financial Statements of the Bank and Notes thereto, contained elsewhere herein.

                                                                               AT SEPTEMBER 30,
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------

                                                                            (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
  Total assets.............................................  $  35,459  $  33,977  $  33,198  $  33,591  $  33,904
  Cash and cash equivalents................................        789        571        699      1,288      2,234
  Interest-bearing time deposits...........................         99         99        694      1,181      2,168
  Securities:
    Available for sale.....................................      2,222      1,486
    Held to maturity.......................................        861      2,556      4,354      7,183      8,911
  Mortgage-backed securities held to maturity..............      3,476      4,260      4,851      5,899      3,668
  Loans, net...............................................     26,936     23,954     21,627     18,235     18,056
  Premises and equipment...................................        467        495        468        483        500
  Federal Home Loan Bank of Chicago stock, at cost.........        269        255        236        236        230
  Deposits.................................................     30,724     31,331     30,698     31,158     31,640
  Federal Home Loan Bank advances..........................      2,000     --         --         --         --
  Total equity capital.....................................      2,355      2,442      2,341      2,185      2,012
  Full Service offices.....................................          1          1          1          1          1

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                                   -----------------------------------------------------
                                                                     1996       1995       1994       1993       1992
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
SELECTED OPERATING DATA:
  Total interest income..........................................  $   2,634  $   2,375  $   2,279  $   2,390  $   2,724
  Total interest expense.........................................      1,778      1,588      1,355      1,521      1,999
                                                                   ---------  ---------  ---------  ---------  ---------
    Net interest income..........................................        856        787        924        869        725
  Provision for losses on loans..................................         80         13        105          8         49
                                                                   ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for losses on loans........        776        774        819        861        676
  Non-interest income............................................         45         51         49         82         99
  Non-interest expenses..........................................      889(1)       710        700        763        677
                                                                   ---------  ---------  ---------  ---------  ---------
  Income (loss) before taxes.....................................        (68)       115        168        180         98
  Provision for income taxes.....................................          3         15         13         59         21
                                                                   ---------  ---------  ---------  ---------  ---------
  Net income (loss)..............................................  $     (71) $     100  $     155  $     121  $      77
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

------------------------

(1) Includes a special assessment of $206,000 to recapitalize the SAIF.

                                                                       AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------------------------------
                                                                  1996       1995       1994       1993       1992
                                                                ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  Profitability:
    Return on average assets..................................      (0.20  (5)      0.29%      0.46%      0.36%      0.23%
    Return on average equity..................................      (2.89 (5)      4.18      6.86      5.78      3.95
    Interest rate spread for period(1)........................       2.17       2.11       2.59       2.42       1.91
    Net interest margin(2)....................................       2.48       2.39       2.83       2.64       2.16
    Non-interest expenses to average assets...................       2.49       2.08       2.13       2.26       2.00
    Average interest-earning assets to
      average interest-bearing liabilities....................     106.05     104.04     104.78     104.81     104.12
Capital Ratios:
  Average equity to average assets............................       6.90       7.02       6.76       6.22       5.79
      Total risk-based capital to risk-weighted assets........      15.33      15.03      16.44      16.02      14.61
Asset Quality:
  Non-performing assets to total assets(4)....................       0.93       0.64       0.26       1.64       0.54
  Net chargeoffs (recoveries) to average loans................       0.04       0.03       0.76      (0.01)      0.07
  Allowance for loan losses to total loans....................       0.53       0.31       0.29       0.60       0.55
  Allowance for loan losses to non-performing loans...........      43.60      34.26      73.26      19.78      54.40

------------------------

(1) The interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(2) The net interest margin represents net interest income divided by average interest-earning assets.

(3) The efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.

(4) Non-performing assets include non-accrual loans, accruing loans delinquent 90 days or more and real estate owned.

(5) When calculated without the special SAIF assessment, the return on average assets and the return on average equity would have been 0.24% and 3.01%, respectively.

                                    SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS OF THE BANK AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

Vermilion Bancorp, Inc.:.....  The Company is a Delaware corporation organized for the purpose of becoming the holding company for the Bank.
                               Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank and the net Conversion proceeds retained by the Company. See
                               "Business of the Bank" and "Regulation--The Company."

American Savings Bank of
  Danville:..................  The Bank is an Illinois-chartered mutual savings bank headquartered in Danville, Illinois. At September 30, 1996, the Bank had $35.5 million of total assets, $30.7 million of total deposits and $2.4 million of equity. The Bank reported a net loss of $71,000 during the year ended September 30,
                               1996, due to a $155,000, net of tax, increase in deposit
                               insurance expense resulting from a special one-time assess-
                               ment to recapitalize the Savings Association Insurance Fund
                               ("SAIF"). The Bank reported net income of $100,000 and
                               $155,000 during the years ended September 30, 1995 and 1994, respectively. At September 30, 1996, the Bank exceeded all regulatory capital requirements.

                               Operating characteristics of the Bank in recent years
                               include the following:

                               PROFITABILITY. For the years ended September 30, 1996 and
                               1995, the Bank had net income (loss) of ($71,000) and
                               $100,000, respectively. However, if the non-interest expense of $206,000 associated with the special SAIF assessment is excluded, the Bank's net income for fiscal 1996 would have been $84,000. The Bank's net income is primarily dependent on its net interest income, the difference between interest income on interest-earning assets and interest expense
                               noninterest-bearing liabilities. Net interest income after provision for loan losses totalled $776,000 and $774,000 for the years ended September 30, 1996 and 1995, respectively.
                               The interest rate spreads for the years ended September 30,
                               1996 and 1995 were 2.17% and 2.11%, respectively. The Bank's return on assets has been relatively stable during the
                               periods presented, amounting on an annualized basis to
                               (0.20)% (0.24% excluding the affect of the special SAIF
                               assessment) and 0.29% for the years ended September 30, 1996 and 1995, respectively.

                               NONINTEREST EXPENSE. The Bank's profitability has been
                               enhanced by management's emphasis on operating efficiency.
                               The Bank's ratio of noninterest expense (excluding the
                               special SAIF assessment) to average the total assets
                               amounted to 1.92% for the year ended September 30, 1996 and averaged 2.10% for the two years ended September 30, 1996.

                               ASSET QUALITY. Management of the Bank believes that good
                               asset quality is the key to long-term financial strength
                               and, as a result, the

                               Bank's loan portfolio is intended to maintain asset quality and control credit risk. In accordance with this approach, the Bank has predominantly emphasized single-family
                               residential real estate loans, which comprised 79.1% of
                               total loans, net at September 30, 1996. As of such date,
                               total non-performing assets constituted $328,000 or 0.93% of total assets.

                               STRONG CAPITAL POSITION. At September 30, 1996, the Bank had
                               total retained earnings of $2.4 million and exceeded all of its regulatory capital requirements, with tier I leverage
                               capital, tier I risk-based capital and total risk-based
                               capital ratios of 6.69%, 14.45% and 15.33%, respectively, as compared to the minimum requirements of 4.0%, 4.0% and 8.0%, respectively. Assuming that 345,000 shares of Common Stock are sold in the Offerings and that the Company retains 25%
                               of the net proceeds after reduction to reflect the Com-
                               pany's funding obligations under the ESOP, the Bank's pro
                               forma tier I leverage, tier I risk-based and total
                               risk-based capital ratios at September 30, 1996 would be
                               7.50%, 20.74% and 17.56%, respectively. See "Regulatory
                               Capital Requirements."

                               INTEREST RATE RISK. The Bank's management measures interest rate risk using gap and net portfolio value analyses. As of
                               September 30, 1996, the Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within
                               one year as a percentage of total interest-earning assets
                               was a negative 29.41%. At September 30, 1996, the Bank had a three-year cumulative negative gap of 37.14%. As a result, a significant increase in market interest rates would affect the Bank's results of operations adversely. As of September
                               30, 1996, $2.8 million of the Bank's $27.1 million in loans outstanding were to mature or reprice within one year or
                               less. See "Risk Factors--Potential Effects of Changes in
                               Interest Rates" and "Management's Discussion and Analysis of
                               Financial Condition and Operating Results--Asset and
                               Liability Management".

                               COMMUNITY ORIENTATION. The Bank historically has been
                               committed to meeting the financial needs of its community.
                               Management believes the Bank can provide a range of personal and business financial services, and yet at the same time
                               provide such services on a personalized and efficient basis.

                               The Bank's deposits are insured by the SAIF, which is
                               administered by the FDIC, to the maximum extent permitted by law. The Bank is subject to examination and comprehensive
                               regulation by the Commissioner. The Commissioner is the
                               Bank's chartering authority and primary regulator. In
                               addition, the Bank is subject to examination and regulation by the FDIC. The Bank is a member of the Federal Home Loan
                               Bank ("FHLB") of Chicago.

Dividends:...................  Subject to regulatory and other considerations, the Company intends to establish an annual cash dividend policy
                               following the Conversion. Although the Board of Directors of the Company has not made any decision as to the amount of
                               cash dividends it will pay, it anticipates that the first
                               dividend will be paid during the first quarter of fiscal
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                                       9
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                               1998. However, declarations of dividends by the Board of
                               Directors will depend upon a number of factors, including
                               investment opportunities available to the Company or the
                               Bank, capital requirements, regulatory limitations, the
                               Company's and the Bank's financial condition and results of operations, tax considerations and general economic
                               conditions. No assurance can be given that dividends will in fact be paid on the Common Stock or that, if paid, such
                               dividends will not be reduced or eliminated in future
                               periods. See "Dividend Policy."

The Conversion and the
  Subscription and
  Community Offerings:.......  The Board of Directors of the Bank has unanimously adopted the Plan of Conversion, pursuant to which the Bank is
                               converting from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank, all the common
                               stock of which will be acquired by the Company in exchange for 75% of the net Conversion proceeds. The Commissioner has approved the Plan of Conversion and the FDIC has issued its conditional non-objection thereto, in each case subject to approval of the Bank's members at a special meeting
                               ("Special Meeting") to be called for this purpose on March
                                 , 1997. See "The Conversion--General." In addition, the
                               Company has applied to the Board of Governors of the Federal
                               Reserve System ("Federal Reserve Board" or "FRB") to become a bank holding company. The Conversion will enhance the
                               Bank's ability to access the capital markets, its ability to engage in acquisitions, facilitate the Bank's traditional
                               business as a thrift lender and enhance its ability to
                               increase originations of commercial business loans and
                               consumer loans. See "The Conversion--Purposes of
                               Conversion."

                               The Board of Directors of the Bank is not making any
                               recommendation in connection with the purchase of the shares of Common Stock offered hereby. Any decision made with
                               respect to an investment in the Common Stock should be made only after a careful review of this Prospectus.

                               Common Stock is first being offered in the Subscription
                               Offering with nontransferable subscription rights being
                               granted, in the following order of priority, to: (i)
                               depositors of the Bank with account balances of $50.00 or
                               more as of July 31, 1995 (Eligible Account Holders);
                               (ii) the ESOP; (iii) depositors of the Bank with account
                               balances of $50.00 or more as of December 31, 1996
                               (Supplemental Eligible Account Holders); and (iv) depositors
                               of the Bank as of March   , 1997 (Other Voting Members).
                               Subscription rights will expire if not exercised by       ,
                               Central Time, on March   , 1997, unless extended. Subject to
                               the prior rights of holders of subscription rights, Common
                               Stock not subscribed for in the Subscription Offering also may be offered in a Community Offering. The Community
                               Offering may be commenced at any time during the
                               Subscription Offering or subsequent thereto. It is
                               anticipated that any shares not subscribed for in the
                               Subscription and Community Offerings will be offered in a
                               Syndicated Community Offering. The Company reserves the
                               absolute right to reject or accept any orders in the
                               Community Offering or the
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                                       10
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                               Syndicated Community Offering, in whole or in part. See "The
                               Conversion--Subscription Offering and Subscription Rights"
                               and
                               "--Community Offering." The Bank has engaged Trident as a
                               financial advisor and marketing agent, and Trident has
                               agreed to use its best efforts to solicit subscriptions and purchase orders for Common Stock in the Offerings.

Restrictions on Transfer
  of Subscription Rights
  and Shares:................  Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to
                               transfer the legal or beneficial ownership of the
                               subscription rights issued under the Plan or the shares of
                               Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the
                               purchaser's own account and that there is no agreement or
                               understanding regarding the sale or transfer of such shares.
                               THE COMPANY AND THE BANK WILL PURSUE ANY AND ALL LEGAL AND
                               EQUITABLE REMEDIES IN THE EVENT OF THE TRANSFER OF
                               SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM
                               TO INVOLVE THE TRANSFER OF SUCH RIGHTS. See "The
                               Conversion--Restrictions on Transfer of Subscription Rights
                               and Shares."

Purchase Limitations:........  The minimum purchase is 25 shares. In general, with the exception of the ESOP, each Eligible Account Holder,
                               Supplemental Eligible Account Holder or Other Voting Member
                               (or persons exercising Subscription Rights through a single account) may purchase in his capacity as such in the
                               Subscription Offering up to $50,000 of Common Stock, and no
                               person, together with associates of and persons acting in
                               concert with such person, may purchase in the Conversion, in the aggregate, more than $150,000 of Common Stock. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further
                               approval of the members of the Bank, both the individual
                               amount permitted to be subscribed for and the overall
                               purchase limitation may be increased to up to a maximum of
                               5% of the shares sold in the Offerings at the sole
                               discretion of the Company and the Bank. See "The
                               Conversion--Limitations on Common Stock Purchases." In the
                               event of an oversubscription, shares will be allocated in
                               accordance with the Plan. See "The Conversion-- Subscription
                               Offering and Subscription Rights" and "--Community
                               Offering."

Stock Pricing and Number of
  Shares to be Issued in the
  Conversion:................  The aggregate purchase price of the Common Stock to be issued in the Conversion is required to be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following Conversion. RP
                               Financial, an independent appraiser, has advised the Bank
                               that in its opinion, dated as of November 15, 1996, the
                               Estimated Price Range ranged from $2,550,000 to $3,450,000 with a midpoint of $3,000,000. THIS APPRAISAL OF THE COMMON
                               STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A
                               RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF
                               PURCHASING SUCH STOCK
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                                       11
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                               NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON
                               STOCK IN THE CONVERSION WILL BE ABLE TO SELL SUCH SHARES
                               AFTER THE CONVERSION AT OR ABOVE THE PURCHASE PRICE.

                               All shares of Common Stock issued in the Conversion will be sold at the Purchase Price, as determined by the Bank and
                               approved by the Company. The actual number of shares to be issued in the Conversion will be based upon the final
                               updated valuation of the estimated pro forma market value of the Common Stock, giving effect to the Conversion, at the
                               completion of the Offerings. The number of shares to be
                               issued is expected to range from a minimum of 255,000 shares to a maximum of 345,000 shares. To the extent that the
                               number of shares of Common Stock issued in the Offerings
                               exceeds the minimum number of shares, pro forma
                               stockholders' equity per share will be reduced. See "Pro
                               Forma Data." Subject to approval of the Commissioner and the
                               FDIC, the Estimated Price Range may be increased or
                               decreased to reflect market and economic conditions prior to the completion of the Conversion, and under such
                               circumstances the Company may increase or decrease the
                               number of shares of Common Stock to be issued in the
                               Conversion. No resolicitation of subscribers will be made
                               and subscribers will not be permitted to modify or cancel
                               their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than
                               15% above the maximum of the current Estimated Price Range.
                               See "Pro Forma Data," and "The Conversion--Stock Pricing and
                               Number of Shares to be Issued."

Benefits of Conversion to
  Management:................  GENERAL. In connection with the Conversion, the Company's directors and executive officers as a group (including
                               purchases by any associates of or groups acting in concert with such persons) (5 persons) have indicated that they
                               intend to purchase 65,000 shares of Common Stock, or 18.8%
                               of the Common Stock at the maximum of the Estimated Price
                               Range.

                               THE ESOP. The ESOP intends to purchase an aggregate of 8.0%
                               of the shares of Common Stock offered in the Conversion
                               ($204,000 and $276,000 of Common Stock, respectively, based on the issuance of the minimum of 255,000 shares and the
                               maximum of 345,000 shares or $317,400 based on the issuance of 396,750 shares, at 15% above the maximum of the Estimated
                               Price Range). For additional information, see
                               "Management--Benefits--Employee Stock Ownership Plan and
                               Trust."

                               EMPLOYMENT AGREEMENT. An employment agreement with the
                               Bank's chief executive officer provides for benefits and
                               cash payments in the event of a change in control of the
                               Company or the Bank. These provisions may have the effect of increasing the cost of acquiring the Company, thereby
                               discouraging future attempts to acquire the Company or the
                               Bank. See "Management--Employment Agreement."

                               STOCK OPTION PLAN. Following consummation of the Conversion, the Company intends to submit for stockholder consideration a stock
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                                       12
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                               option plan for the benefit of the directors, officers and key employees of the Company and the Bank (the "Stock Option
                               Plan"), pursuant to which the Company intends to reserve a number of authorized but unissued shares of Common Stock
                               equal to an aggregate of 10% of the Common Stock issued in the Conversion (34,500 shares at the maximum of the
                               Estimated Price Range, 39,675 shares at 15% above the
                               maximum of the Estimated Price Range) for issuance pursuant to stock options and stock appreciation rights. The Company currently intends to submit the Stock Option Plan to
                               stockholders at a meeting to be held not earlier than six
                               months after the Conversion. While no consideration has been given to the number of shares granted to any employee or
                               director under the Stock Option Plan, any allocation will be consistent with applicable Federal regulations. Under
                               current Federal regulations, any plan approved by
                               stockholders within one year of the consummation of the
                               Conversion is required to limit grants (i) to any employee to 25% or less of the shares available under the Stock
                               Option Plan and (ii) to any non-employee director
                               individually to 5% or less and to all such non-employee
                               directors to 30% in the aggregate of the shares available
                               under the Stock Option Plan. The value of any options
                               granted under the Stock Option Plan will be determined based on the increase, if any, in the market value of the Common
                               Stock compared over the exercise price of the options. The exercise price of any options granted under the Stock Option
                               Plan will be not less than fair market value on the date of grant. See "Management-- Benefits--Stock Option Plan."

                               RECOGNITION AND RETENTION PLAN. Following consummation of
                               the Conversion, the Company intends to submit for
                               stockholder consideration a Recognition and Retention Plan for the benefit of the directors and officers of the Company and the Bank (the "Recognition Plan"). It is expected that the Recognition Plan will be submitted to stockholders for approval at the same time as the Stock Option Plan.

                               Upon the receipt of such approval, the Recognition Plan is expected to purchase a number of shares of Common Stock
                               either from the Company or in the open market equal to an
                               aggregate of 4% of the Common Stock issued in the Conversion
                               (13,800 shares at the maximum of the Estimated Price Range).
                               While no consideration has been given to the number of
                               shares to be awarded to any employee or director under the
                               Recognition Plan, any allocation will be consistent with
                               applicable Federal regulations. Under current Federal
                               regulations, any such plan approved by stockholders within one year of the consummation of the Conversion is required to limit grants (i) to any employee to 25% or less of the
                               shares available under the Recognition Plan and (ii) to any non-employee director individually to 5% or less and to all such non-employee directors to 30% in the aggregate of the shares available under the Recognition Plan.

                               Assuming that the Purchase Price is the value of shares
                               awarded under the Recognition Plan, the maximum value of
                               awards to an employee would be $25,500, $30,000, $34,500 and
                               $39,675, respectively, assuming the issuance of shares at
                               the minimum, midpoint,
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                                       13

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                               maximum and 15% above the maximum of the Estimated Price
                               Range and the maximum value of awards to a non-employee
                               director would be $5,100, $6,000, $6,900 and $7,935,
                               respectively, at the minimum, midpoint, maximum and 15%
                               above the maximum of the Estimated Price Range. The actual value of any awards made under the Recognition Plan will
                               depend upon, among other factors, the market value of the
                               Common Stock at the time of award and upon payment. All
                               awards under the Recognition Plan shall vest over a period of time, but generally not in excess of 20% per year. See
                               "Management-- Benefits--Recognition and Retention Plan."

Federal and State Income
  Tax Consequences
  of Conversion:.............  The Company has received an opinion from its special counsel, Elias, Matz, Tiernan & Herrick L.L.P., Washington,
                               D.C., to the effect that the Conversion will qualify as a
                               reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").
                               The Company has also received an opinion from Geo. S. Olive
                               & Co. LLC, to the effect that the Conversion will be
                               tax-free to the Company, the Bank, Eligible Account Holders and Supplemental Eligible Account Holders for Illinois tax
                               purposes. See "The Conversion--Tax Aspects."

Use of Proceeds:.............  Net proceeds from the sale of the Common Stock are estimated to be between $2.3 million and $3.2 million, depending on
                               the number of shares sold and the expenses of the
                               Conversion. See "Pro Forma Data." The Company will purchase all of the capital stock of the Bank to be issued upon
                               Conversion in exchange for 75% of the net proceeds. The
                               Company intends to use a portion of the net proceeds
                               retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the
                               Conversion. See "Management--Benefits--Employee Stock
                               Ownership Plan and Trust." The remaining net proceeds
                               retained by the Company will initially be invested primarily in short-term deposits and investment grade, short- to
                               intermediate-term marketable securities. Funds received by the Bank from the Company's purchase of its capital stock
                               will be used for general business purposes, including the
                               funding of Loans. See "Use of Proceeds."

Risk Factors:................  See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                                  RISK FACTORS

    THE FOLLOWING FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED BY INVESTORS IN DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON LOCAL MARKET AREA AND ECONOMY

    To date, substantially all of the Bank's lending and deposit activities have been concentrated in the Danville, Illinois area including Vermilion County, Illinois. The Vermilion County market has experienced stable population over the first-half of the decade after experiencing a steady decline in its population over the previous two decades. Vermilion County's building permits have also increased over a similar period, averaging $27.1 million from 1990-1995 after averaging only $11.9 million annually from 1985-1989. [INCOME LEVELS IN VERMILION COUNTY ARE LOWER THAN IN ILLINOIS AND THE UNITED STATES, GENERALLY, WITH PER CAPITA INCOME GROWTH LESS OVER THE FIRST FIVE YEARS OF THE DECADE THAN ILLINOIS OR THE UNITED STATES AND MEDIAN HOUSEHOLD INCOME DECLINING DURING SUCH PERIOD COMPARED TO GROWTH IN ILLINOIS AND THE NATION.] The market is dominated by the manufacturing industry and government, which accounts for approximately of all jobs in Vermilion County; however, unemployment levels in Vermilion County, although stable, have exceeded state and national levels during the 1990s. The Vermilion County market area also had a much lower median rent level and a much lower median housing value than the rest of the state and country.

    Vermilion County has a very competitive financial institution market dominated by commercial banks. As of June 30, 1995, the Bank's market area included 13 commercial banks with 27 offices, three thrift institutions with four offices and 18 credit unions with 18 offices which compete with the Bank for deposits and loans. The Bank had a 3.2% share of the total financial institution deposits for Vermilion County as of June 30, 1995. Many of the Bank's competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not or cannot provide. The profitability of the Bank depends upon its continued ability to compete successfully in its market area. See "Business of the Bank--Competition."

POTENTIAL LOW RETURN ON EQUITY FOLLOWING CONVERSION; UNCERTAINTY AS TO FUTURE
  GROWTH OPPORTUNITIES.

    For the years ended September 30, 1996 and 1995, the Bank's ratio of equity to assets was 6.9% and 7.0%, respectively. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1996, assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company's ratio of equity to assets would be 12.5%. The Company's ability to leverage this capital will be significantly affected by industry competition for loans and deposits. The Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Company's return on equity initially is expected to be below the industry average after the Conversion, and no assurance can be given that the Company's return on equity will achieve the industry average level at any time in the future.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES

    The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Bank has sought to reduce the vulnerability of its operations to changes in interest rates by managing the nature and composition of its interest rate sensitive assets and liabilities. However, at September 30, 1996, the Bank's total interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Bank's total interest-earning assets with the same characteristics by $10.4 million, or 29.4%, of the Bank's total assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management," "--Results of Operations -Interest Expense."

    The Bank's deposits have included a relatively high amount of certificates of deposit ("certificate"), which are generally higher costing and more interest-rate sensitive than "core" deposits. At September 30, 1996, $23.8 million, or 77.3% of the Bank's total deposits were comprised of certificates and $17.0 million, or 55.4% of the Banks total deposits consisted of certificates which are scheduled to mature within one year. Certificates generally are costlier and a more volatile source of funds than transaction accounts. In addition, certificates are more likely to be invested in other instruments than are transaction accounts. Notwithstanding the foregoing, management believes that most of its certificates will remain at the Bank upon maturity. The Bank does not accept brokered deposits. See "Business of the Bank--Sources of Funds--Deposits."

    In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates.

    Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Decreases in interest rates generally result in increased prepayments of loans and mortgage-backed securities as borrowers refinance to reduce borrowing costs, which may subject the Bank to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See generally "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

PENDING LITIGATION AGAINST BANK

    [ON DECEMBER 30, 1992, A FORMER EMPLOYEE FILED A LAWSUIT AGAINST THE BANK WHICH INVOLVES VARIOUS ACCUSATIONS. A SUMMARY JUDGMENT HAS BEEN ISSUED BY THE COURT IN FAVOR OF THE BANK ON EACH COUNT WITH THE EXCEPTION OF ONE. BASED ON THE CURRENT STATUS OF THE LITIGATION, THE BANK'S ATTORNEYS HAVE ADVISED THAT WHILE THEY ARE UNABLE TO EXPRESS AN OPINION AS TO THE ULTIMATE DISPOSITION OF THE CLAIM, THEY BELIEVE THAT IT IS UNLIKELY THAT THE FORMER EMPLOYEE WILL PREVAIL IN THE REMAINING COUNT. NO ACCRUAL FOR LOSS FROM THIS ACTION HAS BEEN RECOGNIZED IN THE ACCOMPANYING FINANCIAL STATEMENTS.]

IMPORTANCE OF SENIOR MANAGEMENT

    The president and chief executive officer of the Bank is, and the president and chief executive officer of the Company will be Merrill G. Norton. Mr. Norton has served in that capacity at the Bank since 1992 and has had and, after the consummation of the Conversion, will continue to have a significant role in the development and management of the Bank. The loss of his services could have an adverse effect on the Bank.

CERTAIN ANTI-TAKEOVER PROVISIONS

    PROVISIONS IN THE COMPANY'S GOVERNING INSTRUMENTS AND DELAWARE LAW. Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as certain provisions in Delaware law, will assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's Certificate of Incorporation and Bylaws provide for, among other things, supermajority voting on certain matters, a staggered board of directors, noncumulative voting for directors, limits on the calling of special meetings and, for a period of five years following the Conversion, limits on acquiring voting shares in excess of 10% of the outstanding Common Stock. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank." In addition, such provisions may result in the Company being deemed to be less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of Common Stock than otherwise could have been available.

    VOTING CONTROL OF DIRECTORS AND OFFICERS. Directors and executive officers of the Company expect to purchase approximately 65,000 shares or 18.8% of the shares of Common Stock outstanding based upon the maximum of the Estimated Price Range. Three of the Company's directors will act as trustees of the ESOP and in such capacity are also expected to immediately control the voting of the shares of Common Stock issued in the Conversion through the ESOP, at least until an allocation has been made under the ESOP. At the maximum of the Estimated Price Range, the trustees of the ESOP would initially control the voting of 27,600 shares, or 8.0%, of Common Stock issued in the Conversion. Under the terms of the ESOP, after an allocation has been made, the unallocated shares will be voted by the trustees in the same proportion as the allocated shares are voted by the ESOP participants. Assuming that 345,000 shares of Common Stock are issued in the Offerings, that directors and executive officers of the Company purchase 65,000 shares of Common Stock in the Offerings, that 27,600 unallocated shares are held by the ESOP, that 13,800 shares of Common Stock have been acquired by the Recognition Plan in the open market and that directors and executive officers of the Company acquire 34,500 shares of Common Stock out of authorized but unissued shares upon the exercise of options under the Stock Option Plan, directors and executive officers would control 140,900 shares of Common Stock or 37.1% of the then-outstanding shares. Management's potential voting control could, together with additional stockholder support, preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

    PROVISIONS OF EMPLOYMENT AGREEMENT. In connection with the Conversion, the Company and the Bank plan to enter into an employment agreement with Mr. Norton which will provide for benefits and cash payments in the event of a change in control of the Company or the Bank and under certain other circumstances. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. Based upon compensation levels at September 30, 1996, in the event of a termination of employment following a change in control of the Company or the Bank, Mr. Norton would receive $149,200 in cash severance. See "Management-- Employment Agreement."

ABSENCE OF MARKET FOR COMMON STOCK

    The Company and the Bank have never issued capital stock. The Company intends to apply to have the Common Stock listed on the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. Because there can be no assurance that buyers and sellers of the Company's Common Stock can be readily matched, investors may wish to consider the potential illiquid and long-term nature of an investment in the Common Stock. Because of the limited size of the Offerings and the anticipated concentrated ownership of the Common Stock, it is unlikely that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, and there can be no assurance that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock. See "Market for the Common Stock."

INCREASED EMPHASIS ON CONSUMER AND COMMERCIAL BUSINESS LENDING

    During fiscal 1995, the Bank implemented a policy under which it began to increase its origination of consumer and commercial business loans. Such loans generally have shorter terms and higher interest rates than traditional mortgage loans. However, such lending generally involves more credit risk than traditional single-family residential lending because of the type and nature of the collateral. As of September 30, 1996 consumer and commercial business loans amounted to $2.6 million or 9.5% and $334,000 or 1.23%, respectively of the Bank's total net loan portfolio. As of September 30, 1996, $49,000 or 1.9% of the Bank's consumer loans were non-performing and none of its commercial business loans was non-performing. See "Business of the Bank--Lending Activities--Consumer Loans," "--Commercial Loans" and "--Asset Quality."

REGULATORY OVERSIGHT AND POSSIBLE LEGISLATION

    The Bank is subject to extensive regulation, supervision and examination by the Commissioner, as its chartering authority and by the FDIC, which is its primary federal regulator and which insures its deposits up to applicable limits. The Bank is a member of the FHLB System and is also subject to certain limited regulations promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). As the holding company of the Bank, the Company also will be subject to regulation and oversight by the Federal Reserve. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the Commissioner, the FDIC, the Federal Reserve or Congress, could have a material impact on the Company, the Bank and their respective operations. See "REGULATION."

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("Insurance Act") was enacted into law. Among other things, the Insurance Act authorizes the FDIC to impose a special assessment on each depository institution with SAIF-assessable deposits so that the SAIF may achieve its designated reserve ratio. The Bank's assessment was $206,000 on a pre-tax basis, and was accrued during the quarter ended September 30, 1996. In addition, the Insurance Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. As a result of the enactment of the Insurance Act, it is contemplated that beginning January 1, 1997 the Bank's deposit insurance premium will be reduced from $2.30 per $1,000 of deposits to $0.645 per $1,000.

    Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.

ESOP AND RECOGNITION PLAN EXPENSE

    In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6, among other things, changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Common Stock appreciates, the Company will recognize increased compensation expense as the ESOP shares are committed for release. See "Management's Discussion and Analysis of Financial Condition and

Results of Operations--Recent Accounting Pronouncements." In addition, it is anticipated that the Recognition Plan will purchase shares of Common Stock equal to 4.0% of the shares issued in the Conversion. Both the ESOP and the Recognition Plan will increase employee compensation expense in the future. See "Pro Forma Data" and "Management--Benefits."

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

    If the Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock issued in the Conversion. Such shares of Common Stock may be acquired in the open market with funds provided by the Company or from authorized but unissued shares of Common Stock. In the event that the Recognition Plan acquires authorized but unissued shares of Common Stock from the Company, the interests of existing stockholders will be diluted. The issuance of authorized but unissued shares of Common Stock to such plan in an amount equal to 4.0% of the Common Stock issued in the Conversion would dilute the voting interests of existing stockholders by approximately 3.9%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management--Benefits--Recognition and Retention Plan."

    If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10.0% of the Common Stock issued in the Conversion (34,500 shares, based on the issuance of the maximum 345,000 shares). Shares issued under such plan could dilute the interests of existing stockholders. The issuance of the total number of shares available under such plan would dilute the voting interests of existing stockholders by approximately 9.1%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management--Benefits--Stock Option Plan."

NO OPINION OR RECOMMENDATION BY THE AGENT

    The Company and the Bank have engaged Trident to consult with and advise them with respect to the Conversion and to assist, on a best efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident has not prepared or delivered any opinion or recommendation with respect to the suitability of the Common Stock or the appropriateness of the amount of Common Stock to be issued in the Conversion. The engagement of Trident by the Company and the Bank and the work performed thereunder should not be construed by purchasers of the Common Stock as constituting an opinion or recommendation relating to such investment and should not be construed as a verification of the accuracy or completeness of the information contained in this Prospectus.

                            VERMILION BANCORP, INC.

    The Company is a Delaware corporation organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion. The Company has applied for the approval of the Federal Reserve Board and the Commissioner, to be the holding company for the Bank. Upon consummation of the Conversion, the Company's business will consist of being the holding company for the Bank and the Company will have no significant assets other than the shares of the Bank's common stock acquired in the Conversion and 25% of the net proceeds of the Conversion retained by the Company, a portion of which will be used to fund the loan to the ESOP, and will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers who are also officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.

    Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities, should it decide to do so, through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions or financial services related companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a better position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon or, alternatively, through dividends from the Bank. See "Dividend Policy."

    The Company's executive office is located at the home office of the Bank at 714 North Vermilion Street, Danville, Illinois 61832, and its telephone number is (217) 442-0270.

                             AMERICAN SAVINGS BANK

    The Bank is an Illinois-chartered, SAIF-insured mutual savings bank conducting business from a single office located in Danville, Illinois. At September 30, 1996, the Bank had total assets of $35.5 million, total deposits of $30.7 million and equity of $2.4 million.

    The Bank's principal business has been, and continues to be, attracting deposits from its customers and investing such funds in residential real estate loans and other loans. At September 30, 1996, the Bank's net loan portfolio totalled $26.9 million, or 75.8% of the Bank's assets. In addition to its lending activities, the Bank also has a securities portfolio consisting of mortgage-backed securities and other investment securities. The Bank's mortgage-backed securities portfolio totalled $3.5 million, or 9.9% of the Bank's total assets at September 30, 1996, and its other investment securities portfolio amounted to $3.1 million, or 8.7% of total assets at such date. Traditionally, the Bank's principal source of funds has come from deposits. At September 30, 1996, the Bank had total deposits of $30.7 million, of which $7.0 million or 22.8% consisted of core deposits which include savings and retirement accounts, NOW accounts and money market investment accounts ("MMIA").

    The Bank and its predecessor have been serving Danville, Illinois since 1888. In 1994, the Bank converted to an Illinois-chartered savings bank from an Illinois- chartered savings and loan association. The Bank is a community-oriented financial institution which offers a variety of financial services to meet the needs of its community. The existing management of the Bank believes that it is in the best interests of the Bank as well as the Company and its stockholders for the Bank to remain an independent financial institution.

    The Bank is subject to examination and comprehensive regulation by the Commissioner, which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the FDIC, as the administrator of the SAIF, and to certain reserve requirements established by the FRB. The Bank is a member of the FHLB of Chicago, which is one of the 12 regional banks comprising the FHLB System, and is subject to regulations applicable to members of the FHLB of Chicago.

    The Bank's executive office is located at 714 North Vermilion Street, Danville, Illinois 61832 and its telephone number is (217) 442-0270.

                                USE OF PROCEEDS

    Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $2.3 million and $3.2 million ($3.7 million in the event of an increase in the Estimated Price Range by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts. None of the assets of the Company or the Bank will be distributed in order to effect the Conversion other than to pay expenses incident thereto.

    The Company will purchase all of the capital stock of the Bank to be issued upon Conversion in exchange for 75% of the net proceeds. Based upon the Estimated Price Range, between $1.7 million and $2.4 million ($2.8 million in the event of an increase in the Estimated Price Range by 15%) will be received by the Bank from the net proceeds of the Conversion in exchange for capital stock of the Bank. The Company intends to use a portion of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the Conversion. Based upon the issuance of 255,000 shares and 345,000 shares at the minimum and maximum of the Estimated Price Range, respectively, the loan to the ESOP would be $204,000 and $276,000, respectively, and $317,400 in the event of an increase in the Estimated Price Range by 15%. See "Management--Benefits--Employee Stock Ownership Plan and Trust." The balance of the net proceeds retained by the Company will be initially invested primarily in short-term deposits and investment grade, short-term marketable securities. Giving effect to the anticipated purchase of capital stock of the Bank and the loan to the ESOP, the balance of the net proceeds retained by the Company would be between $367,500 and $517,000 ($602,850 in the event of an increase in the Estimated Price Range by 15%). Net proceeds retained by the Company may facilitate the Company's ability to pay dividends in the future. See "Dividend Policy."

    Funds received by the Bank from the Company's purchase of its capital stock will be used for general business purposes, including the funding of loans. Neither the Company nor the Bank has any pending agreements or understandings, written or oral, regarding acquisitions of any specific financial services institutions or companies nor have criteria been established to identify potential candidates for acquisition.

                                DIVIDEND POLICY

    Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Subject to regulatory and other considerations, the Company intends to establish an annual cash dividend policy. Although the Board of Directors of the Company has not made any decision as to the amount of cash dividends it will pay, it anticipates that the first dividend will be paid during the first quarter of fiscal 1998. However, no assurances can be given that any dividends will be paid or, once commenced, will continue to be paid at the same rate.

    The Company is subject to the requirements of Delaware law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. Upon consummation of the Conversion, the Company's surplus is expected to be between $367,500 and $517,000, depending on the number of shares issued in the Offerings. See "Capitalization." If there is no surplus available for dividends, a Delaware corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

    Dividends from the Company may depend in part upon receipt of dividends from the Bank because the Company initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Common Stock retained by the Company and interest payments with respect to the Company's loan to the ESOP. The Bank will not be permitted to pay dividends to the Company if its capital would be reduced below the amount required for the liquidation account of the Bank. See "The Conversion--Liquidation Rights." Under Illinois law, a savings bank is required to maintain at all times total capital of not less than 3% of total assets. Prior approval of the Commissioner is required before any dividends on capital stock that exceed 50% of a savings bank's net profits that year may be declared in that calendar year. Moreover, as a condition to the Commissioner's approval, the Company is subject to a net worth maintenance agreement which requires it to infuse equity capital into the Bank as needed to maintain the core capital of the Bank at a level of no less than 6% of total assets. See "Regulations--The Bank--Capital Requirements."
Section 38 of the Federal Deposit Insurance Act ("FDIA") also would prohibit the Bank from making a dividend if it were "undercapitalized" or if such dividend would result in the institution becoming "undercapitalized."

                          MARKET FOR THE COMMON STOCK

    The Company and the Bank have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Company intends to apply to have the Common Stock listed on the National Daily Quotation Service "pink sheets" published by the National Quotations Bureau, Inc. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. The number of active buyers and sellers of the Common Stock at any particular time may be limited, especially in view of the limited size of the Offerings and the anticipated concentrated ownership of the Common Stock. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Investors should consider that it is unlikely that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, and there can be no assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price.

                                 CAPITALIZATION

    The following table presents the historical consolidated capitalization of the Bank at September 30, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                            COMPANY--PRO FORMA
                                                                    BASED UPON SALE AT $10.00 PER SHARE
                                                           -----------------------------------------------------
                                                                                                       396,750
                                                             255,000       300,000       345,000      SHARES(1)
                                             THE BANK --      SHARES        SHARES        SHARES     (15% ABOVE
                                             HISTORICAL    (MINIMUM OF   (MIDPOINT OF  (MAXIMUM OF   MAXIMUM OF
                                            CAPITALIZATION    RANGE)        RANGE)        RANGE)       RANGE)
                                            -------------  ------------  ------------  ------------  -----------

                                                                       (IN THOUSANDS)
FHLB advances.............................    $   2,000     $    2,000    $    2,000    $    2,000    $   2,000
Deposits(2)...............................       30,724         30,724        30,724        30,724       30,724
                                            -------------  ------------  ------------  ------------  -----------
  Total deposits and borrowings...........    $  32,724     $   32,724    $   32,724    $   32,724    $  32,724
                                            -------------  ------------  ------------  ------------  -----------
                                            -------------  ------------  ------------  ------------  -----------
Stockholders' equity:
  Preferred Stock, $0.01 par value,
    400,000 shares authorized; none to be
    issued................................    $             $             $             $             $
Common Stock, $0.01 par value, 1,600,000
  shares authorized; shares to be issued
  as reflected(3).........................       --                  3             3             3            4
Additional paid-in capital(3).............       --              2,283         2,726         3,169        3,677
Retained earnings(4)......................        2,370          2,370         2,370         2,370        2,370
Net unrealized loss on securities
  available for sale......................          (15)           (15)          (15)          (15)         (15)
Less:
  Common Stock acquired by the ESOP(5)....       --               (204)         (240)         (276)        (317)
  Common Stock acquired by the Recognition
    Plan(6)...............................       --               (102)         (120)         (138)        (159)
                                            -------------  ------------  ------------  ------------  -----------
Total stockholders' equity (equity at
  September 30, 1996).....................    $   2,355     $    4,335    $    4,724    $    5,113    $   5,560
                                            -------------  ------------  ------------  ------------  -----------
                                            -------------  ------------  ------------  ------------  -----------

------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals. Total deposits and borrowings do not reflect the anticipated loan from the Company to the ESOP, which loan will not be reflected as a liability on the Company's consolidated statements of financial condition.

(3) The sum of par value and additional paid-in capital accounts equals the net Conversion proceeds. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company and presented for stockholder approval at a special meeting of stockholders to be held not earlier than six months following the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Conversion will be reserved for issuance upon the exercise of options to be granted under the Stock Option Plan. See "Pro Forma Data" and "Management--Benefits--Stock Option Plan." The issuance of common stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests by approximately 9.1%.

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."

(5) Assumes that 8% of the shares offered for sale in the Conversion will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See "Management -- Benefits--Employee Stock Ownership Plan and Trust."

(6) Gives effect to the Recognition Plan which is expected to be adopted by the Company and presented to stockholders for approval at a special meeting of stockholders to be held not earlier than six months following the Conversion. No shares will be purchased by the Recognition Plan in the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 10,200, 12,000, 13,800 and 15,870 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased on the open market by the Company at the Purchase Price. The Common Stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the Recognition Plan purchases authorized but unissued shares from the Company, such issuance would dilute the voting interests of existing stockholders by approximately 3.9%. See "Pro Forma Data" and "Management--Benefits--Recognition and Retention Plan."

                                 PRO FORMA DATA

    The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $2.3 million and $3.2 million (or $3.7 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering and Community Offering; (ii) fixed Conversion expenses will be approximately $234,000 and (iii) Trident will be paid a variable expense based on the number of shares sold of $29,700, $37,000, $44,200 and $52,500 at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, respectively. Actual Conversion expenses may vary from those estimated. See "The Conversion--Marketing Arrangements."

    Pro forma net income and stockholders' equity have been calculated for the year ended September 30, 1996 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the year and the net proceeds had been invested at 5.69%, which represents the yield on one-year U.S. Government securities at September 30, 1996. The use of this interest rate is viewed to be more relevant in the current rate environment than the use of an arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods (as required by Federal regulations). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective Federal and state income tax rate of 34% has been assumed for the year, resulting in an after-tax yield of 3.76% during the year ended September 30, 1996. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares committed to be released during the period by the ESOP, with respect to the net income per share calculations. See footnotes 4 and 6 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 25% of the net Conversion proceeds and will use a portion of such retained proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the Conversion.

    The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the tables to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders [OR TO THE BAD DEBT RESERVE.] See "Management--Benefits--Stock Option Plan" and "The Conversion--Liquidation Rights." The tables below give effect to the Recognition Plan, which is expected to be presented (together with the Stock Option Plan) to stockholders for approval at a meeting of stockholders which is expected to be held not earlier than six months following completion of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or from authorized but unissued shares of Common Stock. The tables below assume that stockholder approval has been obtained and that the shares acquired by the Recognition Plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, that the shares will be purchased in the open market, or that the purchase price will be $10.00 per share.

    The following tables summarize historical consolidated data of the Bank and pro forma data of the Company at the year ended September 30, 1996 based on assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion.

                                                                AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                                           -----------------------------------------------------
                                                             255,000      300,000      345,000       396,750
                                                           SHARES SOLD  SHARES SOLD  SHARES SOLD   SHARES SOLD
                                                            AT $10.00    AT $10.00    AT $10.00     AT $10.00
                                                            PER SHARE    PER SHARE    PER SHARE   PER SHARE (15%
                                                            (MINIMUM     (MIDPOINT    (MAXIMUM    ABOVE MAXIMUM
                                                            OF RANGE)    OF RANGE)    OF RANGE)    OF RANGE)(9)
                                                           -----------  -----------  -----------  --------------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...........................................   $   2,550    $   3,000    $   3,450     $    3,968
Less offering expenses...................................         264          271          278            287
                                                           -----------  -----------  -----------  --------------
  Estimated net Conversion proceeds......................       2,286        2,729        3,172          3,681
  Less: Common Stock acquired by ESOP....................        (204)        (240)        (276)          (317)
      Common Stock to be acquired by the Recognition
    Plan.................................................        (102)        (120)        (138)          (159)
                                                           -----------  -----------  -----------  --------------
                                                           -----------  -----------  -----------  --------------
Estimated adjusted net proceeds(1).......................       1,980        2,369        2,758          3,205
Net income (loss):
  Historical.............................................   $     (71)(8)  $     (71)(8)  $     (71)(8)   $      (71)(8)
  Pro forma adjustments:
    Income on adjusted net proceeds(1)...................          74           89          104            121
    ESOP(2)..............................................         (13)         (16)         (18)           (21)
    Recognition Plan(3)..................................         (13)         (16)         (18)           (21)
                                                           -----------  -----------  -----------  --------------
      Pro forma..........................................   $     (23)   $     (14)   $      (3)    $        8
                                                           -----------  -----------  -----------  --------------
                                                           -----------  -----------  -----------  --------------
Net income (loss) per share(4):
  Historical.............................................   $   (0.30)   $   (0.26)   $   (0.22)    $    (0.19)
  Pro forma adjustments:
    Income on adjusted net proceeds(1)...................   $    0.31    $    0.32    $    0.32     $     0.33
    ESOP(2)..............................................       (0.05)       (0.06)       (0.06)         (0.06)
    Recognition Plan(3)..................................       (0.05)       (0.06)       (0.06)         (0.06)
                                                           -----------  -----------  -----------  --------------
      Pro forma net income per share.....................   $   (0.09)   $   (0.06)   $   (0.02)    $     0.02
                                                           -----------  -----------  -----------  --------------
                                                           -----------  -----------  -----------  --------------
Pro forma price/earnings ratio
  Number of shares used in net income per share
  calculations(4)........................................     236,640      278,400      320,160        368,184
Stockholders' equity:
  Historical.............................................   $   2,355    $   2,355    $   2,355     $    2,355
  Estimated net Conversion proceeds......................       2,286        2,729        3,172          3,681
  Less: Common Stock acquired by ESOP(2).................        (204)        (240)        (276)          (317)
      Common Stock to be acquired by the Recognition
    Plan(3)..............................................        (102)        (120)        (138)          (159)
                                                           -----------  -----------  -----------  --------------
    Pro forma stockholders' equity(6)....................   $   4,335    $   4,724    $   5,113     $    5,560
                                                           -----------  -----------  -----------  --------------
                                                           -----------  -----------  -----------  --------------
Stockholders' equity per share(7):
  Historical.............................................   $    9.24    $    7.85    $    6.83     $     5.94
  Estimated net Conversion proceeds......................        8.96         9.10         9.19           9.28
Less: Common Stock acquired by ESOP(2)...................       (0.80)       (0.80)       (0.80)         (0.80)
    Common Stock to be acquired by the Recognition
    Plan(3)..............................................       (0.40)       (0.40)       (0.40)         (0.40)
                                                           -----------  -----------  -----------  --------------
    Pro forma stockholders' equity per share(3)(5)(6)....   $   17.00    $   15.75    $   14.82     $    14.02
                                                           -----------  -----------  -----------  --------------
Pro forma price to book ratio(7).........................       58.82%       63.49%       67.48%         71.33%
                                                           -----------  -----------  -----------  --------------
                                                           -----------  -----------  -----------  --------------

------------------------

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan, subject to stockholder approval, after the Conversion at an assumed price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Company intends to make [QUARTERLY] contributions to the ESOP over a [TEN]-year period in an amount at least equal to the principal and
    interest requirement (which interest rate shall be    %) of the debt. The
    pro forma net income assumes (i) that the ESOP expense for each respective period is equivalent to the principal payment for the respective period and was made at the end of each respective period; (ii) that 2,040, 2,400, 2,760 and 3,174 shares were committed to be released with respect to the year ended September 30, 1996, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively; and (iii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of the net income per share calculations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Accounting Pronouncements" and "Management--Benefits--Employee Stock Ownership Plan and Trust."

(3) The adjustment is based upon the assumed purchases by the Recognition Plan of 10,200, 12,000, 13,800 and 15,870 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, assuming that: (i) stockholder approval of the Recognition Plan has been received;
    (ii) the shares were acquired by the Recognition Plan at the beginning of the period in open market purchases at the Purchase Price; and (iii) the amortized expense for the year ended September 30, 1996 was 20% of the amount contributed. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, the voting interests of existing stockholders would be diluted by approximately 3.9% and pro forma net income (loss) per share for the year ended September 30, 1996 would be $(0.8), $(0.03), $0.01 and $0.03, and pro forma stockholders' equity per share at September 30, 1996 would be $16.73, $15.53, $14.63 and $13.86, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Management--Benefits--Recognition and Retention Plan."

(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above.

(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 25,500, 30,000, 34,500 and 39,675 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under such plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the Recognition Plan purchases shares in the open market at the Purchase Price, pro forma net gain (loss) per share for the year ended September 30, 1996 would be $(0.05), $(0.01), $0.03 and

    $0.05, and pro forma stockholders' equity per share at September 30, 1996 would be $16.36, $15.22, $14.38 and $13.65, in each case, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion--Liquidation Rights."

(7) Based on the number of shares sold in the Conversion.

(8) Except for the special SAIF assessment, the Bank's net income for the year ended September 30, 1996 would have been $84,000. If the Bank's net income for the year ended had been $84,000, pro forma net income for the year ended September 30, 1996 would have been $132,000, $141,000, $152,000 and $162,000 and pro forma net income per share would have been $0.56, $0.51, $0.47 and $0.44 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operation."

                        REGULATORY CAPITAL REQUIREMENTS

    Under FDIC regulations, depository institutions such as the Bank are required to maintain a minimum ratio of qualifying total capital to total assets and off-balance sheet instruments, as adjusted to reflect their relative credit risks, of 8.0%. At least one-half of total capital is to be comprised of common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and other intangibles ("Tier 1 capital"). The remainder of total capital may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of general reserves for loan losses ("Tier 2 capital").

    The FDIC also has established an additional capital adequacy guideline referred to as the Tier 1 leverage capital ratio, which measures the ratio of Tier 1 capital to total assets less goodwill. Although the most highly-rated depository institutions will be required to maintain a minimum Tier 1 leverage capital ratio of 3.0%, most depository institutions will be required to maintain Tier 1 leverage capital ratios of 4.0% to 5.0% or more. The actual required ratio will be based on the FDIC's assessment of the individual depository institution's asset quality, earnings performance, interest-rate risk and liquidity. Although the FDIC has not advised the Bank of a specific Tier 1 leverage capital ratio requirement, management of the Bank believes that for purposes of complying with applicable federal regulations, the required Tier 1 leverage capital ratio for the Bank will be 4.0%, based upon published regulatory criteria for establishing such minimum. There can be no assurance that the Bank will not be required by the FDIC to maintain a higher Tier 1 leverage capital ratio.

    The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth above. See generally "Regulation--The Company--Capital Requirements" and "--The Bank--Capital Requirements."

    Set forth below is a summary of the Bank's compliance with the applicable capital standards as of September 30, 1996 on a historical basis and the Company's and the Bank's compliance with applicable capital standards on a pro forma basis assuming that the indicated number of shares were sold by the Company as of such date and receipt by the Bank of 75% of net Conversion proceeds. Proceeds have been assumed to be invested in interest-earning assets which have a 50% risk-weighting.

                                                       PRO FORMA AT SEPTEMBER 30, 1996 BASED ON
                    --------------------------------------------------------------------------------------------------------------
                                                      255,000 SHARES                                          345,000 SHARES
                          HISTORICAL AT             (MINIMUM OF RANGE)            300,000 SHARES            (MAXIMUM OF RANGE)
                        SEPTEMBER 30, 1996                                     (MIDPOINT OF RANGE)
                    --------------------------  --------------------------  --------------------------  --------------------------

                                    PERCENT                     PERCENT                     PERCENT                     PERCENT
                      AMOUNT     OF ASSETS(1)     AMOUNT     OF ASSETS(1)     AMOUNT     OF ASSETS(1)     AMOUNT     OF ASSETS(1)
                    -----------  -------------  -----------  -------------  -----------  -------------  -----------  -------------
                                                                (DOLLARS IN THOUSANDS)
THE COMPANY:
Tier 1
  risk-weighted
  level...........      --            --    %    $   4,351         25.01%    $   4,740         26.95%    $   5,129         28.84%
  Requirement.....      --            --               696          4.00%          704          4.00%          711          4.00%
  Excess..........      --            --         $   3,655         21.01%    $   4,036         22.95%    $   4,418         24.84%
Tier 1 adjusted
  total level.....      --            --         $   4,351         11.63%    $   4,730         12.53%    $   5,129         13.42%
  Requirement.....      --            --             1,123          3.00%        1,134          3.00%        1,146          3.00%
  Excess..........      --            --         $   3,228          8.63%    $   3,606          9.53%    $   3,983         10.42%
Total risk-based
  level...........      --            --         $   4,494         25.84%    $   4,883         27.76%    $   5,272         29.65%
  Requirement.....      --            --             1,392          8.00%        1,407          8.00%        1,423          8.00%
  Excess..........      --            --         $   3,102         17.84%    $   3,476         19.76%    $   3,849         21.65%
THE BANK:
Tier 1
  risk-weighted
  level...........   $   2,371         14.45%    $   3,780         21.96%    $   4,058         23.36%    $   4,336         24.74%
  Requirement.....         656          4.00%          688          4.00%          695          4.00%          701          4.00%
  Excess..........   $   1,715         10.45%    $   3,092         17.96%    $   3,363         19.36%    $   3,635         20.74%
Tier 1 adjusted
  total level.....   $   2,371          6.69%    $   3,780         10.20%    $   4,058         10.86%    $   4,336         11.50%
  Requirement(2)..       1,418          4.00%        1,482          4.00%        1,495          4.00%        1,508          4.00%
  Excess..........   $     953          2.69%    $   2,298          6.20%    $   2,563          6.86%    $   2,828          7.50%
Total risk-based
  level...........   $   2,514         15.33%    $   3,923         22.79%    $   4,201         24.19%    $   4,479         25.56%
  Requirement.....       1,312          8.00%        1,377          8.00%        1,389          8.00%        1,402          8.00%
  Excess..........   $   1,202          7.33%    $   2,546         14.79%    $   2,812         16.19%    $   3,077         17.56%



                          396,750 SHARES
                      (MAXIMUM AS ADJUSTED)

                    --------------------------
                                    PERCENT
                      AMOUNT     OF ASSETS(1)
                    -----------  -------------

THE COMPANY:
Tier 1
  risk-weighted
  level...........   $   5,576         30.98%
  Requirement.....         720          4.00%
  Excess..........   $   4,856         26.98%
Tier 1 adjusted
  total level.....   $   5,576         14.42%
  Requirement.....       1,160          3.00%
  Excess..........   $   4,416         11.42%
Total risk-based
  level...........   $   5,718         31.76%
  Requirement.....       1,440          8.00%
  Excess..........   $   4,278         23.76%
THE BANK:
Tier 1
  risk-weighted
  level...........   $   4,655         26.29%
  Requirement.....         708          4.00%
  Excess..........   $   3,947         22.29%
Tier 1 adjusted
  total level.....   $   4,655         12.24%
  Requirement(2)..       1,522          4.00%
  Excess..........   $   3,133          8.24%
Total risk-based
  level...........   $   4,798         27.10%
  Requirement.....       1,416          8.00%
  Excess..........   $   3,382         19.10%

------------------------

(1) Average or risk-weighted assets, as appropriate.

(2) Reflects the minimum FDIC requirements. The FDIC could require the Bank to hold a Tier 1 leverage ratio of up to 5.0%.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

    The following Consolidated Statement of Income of the Bank for each of the years in the two-year period ended September 30, 1996 have been audited by Geo.
S. Olive & Co. LLC, independent certified public accountants, whose report thereon appears elsewhere herein. This Consolidated Statement of Income should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

                                                                             YEAR ENDED SEPTEMBER
                                                                                     30,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------

                                                                                (IN THOUSANDS)
Interest income:
  Loans receivable.........................................................  $   2,118  $   1,757
  Investment securities....................................................        449        538
  Deposits with financial institutions.....................................         67         80
                                                                             ---------  ---------
    Total interest income..................................................      2,634      2,375
                                                                             ---------  ---------
Interest expense:
Deposits...................................................................      1,671      1,588
FHLB advance...............................................................        107          0
                                                                             ---------  ---------
Total interest expense.....................................................      1,778      1,588
                                                                             ---------  ---------
Net interest income........................................................        856        787
  Provision for losses on loans............................................         80         13
                                                                             ---------  ---------
Net interest income after provisions for for losses on loans...............        776        774
                                                                             ---------  ---------
Non-interest income:
  Loan fees................................................................         12         11
  Net realized gains on sales of securities available for sale.............     --              1
  Other income.............................................................         33         39
                                                                             ---------  ---------
    Total non-interest income..............................................         45         51
                                                                             ---------  ---------
Non-interest expenses:
  Salaries and employee benefits...........................................        276        297
  Net occupancy expenses...................................................         97         95
  Data processing fees.....................................................         40         39
  Deposit insurance expense................................................        277         71
  Printing and office supplies.............................................         16         17
  Legal and professional fees..............................................         36         43
  Advertising and promotion................................................         29         28
  Director fees............................................................         41         41
  Other expenses...........................................................         77         79
                                                                             ---------  ---------
    Total non-interest expenses............................................        889        710
                                                                             ---------  ---------
Income (Loss) Before Income Tax............................................        (68)       115
  Income tax expense.......................................................          3         15
                                                                             ---------  ---------
  Net income (loss)........................................................  $     (71) $     100
                                                                             ---------  ---------
                                                                             ---------  ---------

          See accompanying notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company has only recently been formed and accordingly, has no results of operations. The operating results of the Bank depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits. The Bank's net income also is affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and other income and its non-interest expenses, including salaries and employee benefits, occupancy expense, federal deposit insurance premiums, director fees, data processing fees, legal and professional fees, and other expenses.

ASSET AND LIABILITY MANAGEMENT

    The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets during a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 1996, the amount of the Bank's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Bank's interest-earning assets with the same characteristics by $10.4 million or 29.4% of the Bank's total assets.

    The Bank's actions with respect to interest rate risk and its asset/liability gap management are reviewed periodically by the Bank's Board of Directors. As part of the Board's review, it sets interest rate risk targets and reviews the Bank's current composition of assets and liabilities in light of the prevailing interest rate environment.

    The Bank has historically emphasized the origination of fixed-rate long-term residential real estate loans for retention in its portfolio. At September 30, 1996, $15.4 million or 56.8% of the Bank's total loan portfolio consisted of one-to-four-family fixed-rate long-term residential mortgage loans. Although the Bank anticipates that a substantial portion of its loan portfolio will continue to consist of fixed-rate long-term loans, the Bank has limited the term of such loans originated since 1983 to no more than 20 years with a substantial majority of such loans having a term of 15 years or less. The Bank has also attempted to mitigate the interest rate risk of holding a significant portion of fixed-rate loans in its portfolio through the origination of one-to-four family fixed-rate balloon loans with terms of one or three years. At the end of a balloon loan's term, the entire balance is due. The borrower has the option of repaying the loan on the due date or, subject to satisfying the Bank's underwriting criteria, accepting the modified loan rate which is then offered by the Bank for such loans. The Bank has generally offered rates on such modified loans at 1/4 of 1% to 1/2 of 1% higher than rates then offered on its new balloon residential real estate loans. Modified balloon loans are amortized over the remaining life of the original amortization period. At September 30, 1996, $5.6 million or 20.7% of the Bank's total loan portfolio consisted of one-to-four family fixed-rate balloon loans.

    In addition, in 1995 the Bank increased its originations of consumer loans and commercial business loans due to their generally shorter terms and higher yields than residential mortgage loans. At September 30, 1996, such loans totalled $2.9 million or 10.8% of the Bank's total loan portfolio. The Bank has also invested new funds or reinvested funds from maturing securities into shorter-term securities and variable-rate mortgage-backed securities in order to increase the interest-rate sensitivity of its assets. As of September 30, 1996, the Bank had $1.7 million of variable-rate mortgage-backed securities and had $2.7 million of investments in various and federal agency government securities with terms to maturity of less than five years. As of September 30, 1996, $2.2 million of the Bank's investment securities portfolio were classified as available for sale, which will permit the Bank to sell such securities if deemed appropriate in response to, among other things, changes in interest rates.

    The Bank's deposits have included a relatively high amount of certificates, which are generally higher costing and more interest-rate sensitive than "core" deposits. At September 30, 1996, $23.8 million, or 77.3% of the Bank's total deposits were comprised of certificates and $17.0 million, or 55.4% of the Banks total deposits consisted of certificates which are scheduled to mature within one year. Certificates generally are costlier and a more volatile source of funds than transaction accounts. In addition, certificates are more likely to be invested in other instruments than are transaction accounts. Notwithstanding the foregoing, management believes that most of its certificates will remain at the Bank upon maturity. The Bank does not accept brokered deposits. See "Business of the Bank--Sources of Funds--Deposits."

    The following table summarizes the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities as of September 30, 1996 based on the information and assumptions set forth in the notes below.

                                                                                  MORE THAN
                                                          SIX TO     MORE THAN   THREE YEARS
                                           WITHIN SIX     TWELVE    ONE YEAR TO    TO FIVE     OVER FIVE
                                             MONTHS       MONTHS    THREE YEARS     YEARS        YEARS       TOTAL
                                           -----------  ----------  -----------  -----------  -----------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities(1)(2).......................   $     894   $      303   $     743    $     782    $     630   $   3,352
  Loans, net(3)..........................       1,989        1,955       6,215        5,666       11,242      27,067
  Interest-bearing deposits(4)...........         429                       99                                   528
  Mortgage-backed securities.............         835        1,228         846          391          176       3,476
                                           -----------  ----------  -----------  -----------  -----------  ---------
    Total interest-earning assets........   $   4,147   $    3,486   $   7,903    $   6,839    $  12,048   $  34,423
                                           -----------  ----------  -----------  -----------  -----------  ---------
                                           -----------  ----------  -----------  -----------  -----------  ---------
Interest-bearing liabilities:
Deposits(5):
  NOW accounts...........................         102          103         206       --           --             411
  Money market investment accounts.......         260          261         522       --           --           1,043
  Savings accounts.......................         232          233         930          932       --           2,327
  Retirement accounts....................         152          152         604          604        1,511       3,023
  Certificates...........................      10,051        6,527       6,385          791       --          23,754
                                           -----------  ----------  -----------  -----------  -----------  ---------
    Total interest-bearing deposits......      10,797        7,276       8,647        2,327        1,511      30,558
                                           -----------  ----------  -----------  -----------  -----------  ---------
Advances from FHLB.......................      --           --           2,000       --           --           2,000
                                           -----------  ----------  -----------  -----------  -----------  ---------
      Total interest-bearing
        liabilities......................   $  10,797   $    7,276   $  10,647    $   2,327    $   1,511   $  32,558
                                           -----------  ----------  -----------  -----------  -----------  ---------
                                           -----------  ----------  -----------  -----------  -----------  ---------
Excess (deficiency) of interest-earning
  assets over interest-bearing
  liabilities............................   $  (6,650)  $   (3,790)  $  (2,744)   $   4,512    $  10,537   $   1,865
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities...........   $  (6,650)  $  (10,440)  $ (13,184)   $  (8,672)   $   1,865
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets................      (18.75)%     (29.44)%     (37.18 )%     (24.46 )%       5.26%

------------------------

(1) Reflects repricing, contractual maturity or anticipated call date.

(2) Includes securities available for sale and held to maturity and excludes mortgage-backed securities.

(3) Fixed-rate loans, including balloon loans, are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to reset, adjusted to take into account estimated prepayments.

(4) Includes interest-bearing demand and interest-bearing time deposits.

(5) Adjusted to reflect various decay rate assumptions.

    Certain assumptions are contained in the above table which affect the presentation therein. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates of other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

    NET PORTFOLIO VALUE. Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. Therefore, the Bank's Board of Directors also monitors its interest rate sensitivity through the use of the net portfolio value model produced by the Commissioner which generates estimates of the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Commissioner produces such estimates utilizing its own model, based upon data submitted on the Bank's Call Reports on a quarterly basis. The Commissioner's model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation--The Savings Bank." The following table sets forth the Bank's NPV as of September 30, 1996 (the latest available analysis produced by the Commissioner) as calculated by the Commissioner.

                                                                  NPV AS % OF PORTFOLIO
                                                                     VALUE OF ASSETS
   CHANGE (IN BASIS               NET PORTFOLIO VALUE           --------------------------
        POINTS)          -------------------------------------      NPV
 IN INTEREST RATES(1)     AMOUNT     $ CHANGE      % CHANGE        RATIO      CHANGE (1)
-----------------------  ---------  -----------  -------------     -----     -------------
                                              (DOLLARS IN THOUSANDS)
            +400         $   1,221   $  (1,702)         (58)%         3.77          (448)
            +300             1,615      (1,308)         (45)          4.88          (337)
            +200             2,054        (869)         (30)          6.06          (219)
            +100             2,498        (425)         (15)          7.21          (104)
               0             2,923          --            --          8.25            --
            -100             2,722        (201)          (7)          7.54           (71)
            -200             3,115         192             7          8.48            23
            -300             2,839         (84)          (3)          7.73           (52)
            -400             3,018          95             3          8.11           (14)

------------------------

(1) Assumes an instantaneous and permanent uniform change in interest rates at all maturities.

    Management of the Bank believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. In addition, the interest rate characteristics of certain of the Bank's assets and liabilities impact the results of the above table.

CHANGES IN FINANCIAL CONDITION

    GENERAL. Total assets of the Bank increased by $1.5 million, or 4.4%, to $35.5 million at September 30, 1996 from $34.0 million at September 30, 1995. The increase in total assets during 1996 was due primarily to a $3.0 million increase in loans which was partially offset by a $1.7 million decrease in investment securities.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents, which consist of interest-bearing demand deposits at other institutions, increased by $218,000, or 38.2%, to $789,000 at September 30, 1996 compared to $571,000 at September 30, 1995. The increase in cash and cash equivalents during fiscal 1996 was primarily the result of maturities and repayments of investment securities. At September 30, 1996, cash and cash equivalents amounted to 2.2% of the Bank's total assets. Cash and cash equivalents may be utilized to fund deposit withdrawals or as a source of funds for new loan originations or for the purchase of investment or mortgage-backed securities.

    LOANS, NET. The Bank's loans, net, amounted to $26.9 million at September 30, 1996, a $3.0 million, or 12.5%, increase over loans, net, at September 30, 1995. Such increase was due primarily to new originations of residential mortgage loans and increased originations of consumer loans.

    INVESTMENT SECURITIES. The Bank's investment securities amounted to $6.6 million at September 30, 1996 compared to $8.3 million at September 30, 1996. The decrease in investment securities during fiscal 1996 was due to maturities and repayments of investment securities.

    DEPOSITS. The Bank's total deposits amounted to $30.7 million at September 30, 1996 compared to $31.3 million at September 30, 1995. During 1996, before interest credited, the Bank's total deposits decreased by $1.9 million.

    FEDERAL HOME LOAN BANK ADVANCES. The Bank's total advances from the FHLB of Chicago amounted to $2.0 million at September 30, 1996. The proceeds from these advances were used to fund growth in the Bank's loan portfolio during 1996. The Bank had no such advances at September 30, 1995.

RESULTS OF OPERATIONS

    The Bank reported a net loss of $71,000 during the year ended September 30, 1996 and net income of $100,000 during the year ended September 30, 1995. The primary reason for the net loss reported in fiscal 1996 was the increase in deposit insurance expense from $71,000 in fiscal 1995 to $277,000 in fiscal 1996 due to a special assessment of $206,000. See Risk Factors--Regulatory Oversight and Possible Legislation. Excluding the special assessment, the Bank would have had net income of $74,000 tax effect, a decrease of $16,000 or 16.00% compared to net income for fiscal 1995. The primary reason for that decrease was an increase of $27,000, those items were partially offset by an increase of $67,000 in provisions for losses on loans coupled with an $18,000 charge to the Bank's income tax expense to charnging the rate applied to deferred income tax items. These increases in expense were partially offset by a $69,000 increase in the Bank's net interest income.

    AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods.

                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                  ---------------------------------------------------------
                                               AT SEPTEMBER 30,
                                                     1996                       1996                          1995
                                               -----------------  ---------------------------------  ----------------------
                                                    YIELD/         AVERAGE                 YIELD/     AVERAGE
                                                     RATE          BALANCE    INTEREST      RATE      BALANCE    INTEREST
                                               -----------------  ---------  -----------  ---------  ---------  -----------
Interest-earning assets:
  Loans, net.................................           8.17%     $  25,869   $   2,118        8.19% $  22,399   $   1,757
    Securities and interest-bearing
      deposits(1)............................           5.56          4,861         271        5.57      6,051         336
    Mortgage-backed securities...............           6.99          3,811         245        6.43      4,510         282
                                                                  ---------  -----------             ---------  -----------
      Total interest-earning assets..........           7.72         34,541       2,634        7.63     32,960       2,375
                                                                             -----------                        -----------
    Non-interest-earning assets..............                         1,117                              1,112
                                                                  ---------                          ---------
      Total assets...........................                     $  35,658                          $  34,072
                                                                  ---------                          ---------
                                                                  ---------                          ---------
Interest-bearing liabilities:
  Deposits:
    NOW accounts.............................           1.42%     $     469   $      10        2.13  $     516   $      13
    Money market investment accounts.........           2.75          1,355          38        2.80      1,685          55
    Savings and retirement accounts..........           4.58          5,161         236        4.57      5,124         234
    Certificates.............................           5.81         23,672       1,387        5.86     23,842       1,286
                                                                  ---------  -----------             ---------  -----------
      Total deposits.........................           5.41         30,657       1,671        5.45     31,167       1,588
  FHLB advances..............................           5.83          1,917         107        5.58     --          --
                                                                  ---------  -----------             ---------  -----------
      Total interest-bearing liabilities.....           5.43         32,574       1,778        5.46     31,167       1,588
                                                                             -----------                        -----------
Non-interest bearing liabilities.............                           624                                513
                                                                  ---------                          ---------
  Total liabilities..........................                        33,198                             31,680
Equity capital...............................                         2,460                              2,392
                                                                  ---------                          ---------
    Total liabilities and equity capital.....                     $  35,658                          $  34,072
                                                                  ---------                          ---------
                                                                  ---------                          ---------
Net interest income; interest rate
  spread(2)..................................           2.29%                 $     856        2.17%             $     787
                                                      ------                 -----------  ---------             -----------
                                                      ------                 -----------  ---------             -----------
Net interest margin(3).......................                                                  2.48%
                                                                                          ---------
                                                                                          ---------
Ratio of interest-earning assets to average
  interest-bearing liabilities...............         105.67                                 106.05%
                                                      ------                              ---------
                                                      ------                              ---------


                                                YIELD/
                                                 RATE
                                               ---------
Interest-earning assets:
  Loans, net.................................       7.84%
    Securities and interest-bearing
      deposits(1)............................       5.55
    Mortgage-backed securities...............       6.25

      Total interest-earning assets..........       7.21

    Non-interest-earning assets..............

      Total assets...........................

Interest-bearing liabilities:
  Deposits:
    NOW accounts.............................       2.52
    Money market investment accounts.........       3.26
    Savings and retirement accounts..........       4.57
    Certificates.............................       5.39

      Total deposits.........................       5.10
  FHLB advances..............................     --

      Total interest-bearing liabilities.....       5.10

Non-interest bearing liabilities.............

  Total liabilities..........................
Equity capital...............................

    Total liabilities and equity capital.....

Net interest income; interest rate
  spread(2)..................................       2.11%

Net interest margin(3).......................       2.39%
                                               ---------
                                               ---------
Ratio of interest-earning assets to average
  interest-bearing liabilities...............     104.04%
                                               ---------
                                               ---------

------------------------

(1) Includes securities available for sale and held to maturity and excludes mortgage-backed securities.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(3) Net interest margin is net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                                             YEAR ENDED SEPTEMBER 30,
                                                                                       -------------------------------------
                                                                                                   1996 VS. 1995
                                                                                       -------------------------------------
                                                                                              INCREASE
                                                                                             (DECREASE)
                                                                                               DUE TO              TOTAL
                                                                                       ----------------------    INCREASE
                                                                                         RATE       VOLUME      (DECREASE)
                                                                                       ---------  -----------  -------------
                                                                                                  (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans, net.........................................................................  $      80   $     281     $     361
  Securities(1)......................................................................          1         (66)          (65)
  Mortgage-backed securities.........................................................          8         (45)          (37)
                                                                                             ---       -----         -----
  Total change in interest income....................................................         89         170           259
                                                                                             ---       -----         -----
INTEREST-BEARING LIABILITIES:
  Deposits:
    NOW accounts.....................................................................         (2)         (1)           (3)
    Money market investment accounts.................................................         (7)        (10)          (17)
    Savings and retirement accounts..................................................     --               2             2
    Certificates.....................................................................        110          (9)          101
  FHLB advances......................................................................     --             107           107
                                                                                             ---       -----         -----
  Total change in interest expense...................................................        101          89           190
                                                                                             ---       -----         -----
Net change in net interest income....................................................  $     (12)  $      81     $      69
                                                                                             ---       -----         -----
                                                                                             ---       -----         -----

------------------------

(1) Includes securities available for sale and held to maturity and interest-bearing deposits. Does not include mortgage-backed securities.

    NET INTEREST INCOME. Net interest income is determined by interest rate spread (I.E., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's average interest-rate spread was 2.17% and 2.11% during the years ended September 30, 1996 and 1995, respectively. The Bank's interest-rate spread was 2.29% at September 30, 1996. The Bank's net interest margin (I.E., net interest income as a percentage of average interest-earning assets) was 2.48% and 2.39% during the years ended September 30, 1996 and 1995 respectively.

    Net interest income increased by $68,000, or 8.6%, during the year ended September 30, 1996 to $856,000 compared to $788,000 for the year ended September 30, 1995. The reason for such increase in net interest income in fiscal 1996 was a $259,000 increase in interest income which more than offset a $190,000 increase in interest expense.

    INTEREST INCOME. Total interest income increased by $259,000 or 10.9% in the year ended September 30, 1996. Interest income on loans amounted to $2.1 million in fiscal 1996 compared to $1.8 million in fiscal 1995. The average balance of the Bank's total loans increased by $3.5 million, or 15.5%, in fiscal 1996 compared to fiscal 1995 and the average yield earned on loans increased by 35 basis points (with 100 basis points being equal to 1.0%). Interest income on mortgage-backed securities decreased by $37,000 or 13.1% in fiscal 1996 compared to fiscal 1995 due primarily to an $699,000 or 15.5% decrease in the average balance of the mortgage-backed securities portfolio. Interest income on securities and interest-bearing deposits decreased by $65,000, or 19.3%, in fiscal 1996 compared to fiscal 1995 due to a $1.2 million, or 19.7%, decrease in the average balance of the securities and interest-bearing deposits portfolio which was slightly offset by a 2 basis point increase in the average yield earned.

    INTEREST EXPENSE. The primary component of interest expense during all periods presented is interest on deposits. Total interest expense increased by $190,000, or 12.0%, during the year ended September 30, 1996 compared to the year ended September 30, 1995. The increase was due primarily to a $107,000 interest expense on FHLB advances outstanding during fiscal 1996 compared to no such expense during fiscal 1995 and a $101,000 increase in interest expense on certificates in fiscal 1996 compared to fiscal 1995, which more than offset a $20,000 aggregate decrease in interest expense on NOW accounts and money market investment accounts. Certificates constituted 77.3% of the Bank's total deposits at September 30, 1996 compared to 77.6% at September 30, 1995. The average balance of the Bank's certificates remained relatively stable during fiscal years 1996 and 1995, while the average cost of certificates increased by 47 basis points in fiscal 1996.

    PROVISIONS FOR LOSSES ON LOANS. Provisions for losses on loans are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on a methodology implemented by the Bank which is designed to assess, among other things, experience, the volume and type of lending conducted by the Bank, overall portfolio mix, the amount of the Bank's classified assets (see "Business of the Bank--Asset Quality"), the status of past due principal and interest payments, loan-to-value ratios of loans in the Bank's loan portfolio, general economic conditions, particularly as they relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. Management of the Bank assesses the allowance for loan losses on a monthly basis and will make provisions for loan losses as deemed appropriate by management in order to maintain the adequacy of the allowance for loan losses.

    The Bank's provisions for loan losses increased to $80,000 in fiscal 1996, compared to $13,000 in fiscal 1995. At September 30, 1996, the Bank's allowance for loan losses amounted to 43.6% of total non-performing loans and to 0.5% of [TOTAL] loans receivable.

    NON-INTEREST INCOME. Non-interest income decreased $6,000 or 11.6% for the year ended September 30, 1996 compared to the year ended September 30, 1995. Non-interest income was negatively affected in fiscal 1996 by a $6,000 decrease in insurance commissions. Such decreases were partially offset by a $1,000 increase in loan fees in fiscal 1996 compared to fiscal 1995.

    NON-INTEREST EXPENSES. Total non-interest expenses were $889,000 in the year ended September 30, 1996 which amounted to a $180,000 or 25.3% increase compared to the year ended September 30, 1995. The primary reason for the increase was the $206,000 increase in deposit insurance expense, due to a special assessment required by federal law to recapitalize the SAIF. Excluding this assessment, the Bank's non-interest expenses would have decreased by $27,000 or 3.8%. The only other significant changes in the Bank's non-interest expenses for fiscal 1996 were a $21,000 or 7.0% decrease in salaries and employee benefits and a $7,000 or 15.6% decrease in legal and professional fees. Future non-interest expense may be effected by litigation and compensation expenses. See "Risk Factors--Pending Litigation Against Bank" and "--ESOP and Recognition Plan Expense."

    INCOME TAXES. In the year ended September 30, 1996, the Bank recognized a $3,000 tax expense even though it recognized a net loss during the year. This was primarily attributable to a change in the income tax rate applied to the Bank's net deferred tax assets. Under generally accepted accounting principles, the Bank is required to apply the tax rate to its deferred income tax items at which it expects to be paying when those temporary differences reverse. This change had the effect of reducing the Bank's net deferred income tax asset by approximately $18,000 and increasing income tax expense by the same amount. Accordingly, prior to making this change, the Bank's income tax benefit for the year ended September 30, 1996 would have been $15,000 compared to income tax expense of $15,000 in the year ended September 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Bank has been able to generate sufficient cash through its deposits and has had a limited use of borrowings as a source of funds during the past five years. As of September 30, 1996, the Bank had the ability to borrow up to $17.0 million from the FHLB.

    Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Bank maintains a strategy of investing in various lending products as described in greater detail under "Business of the Bank--Lending Activities." The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1996 the total approved loan commitments outstanding amounted to $1.2 million. At the same date, the Bank had commitments of $23,000 under unused letters of credit. Certificates scheduled to mature in one year or less at September 30, 1996 totalled $17.0 million. Management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that even with interest rates at lower levels than have been experienced in recent years, which has caused a disintermediation of funds, it will continue to have sufficient funds together with borrowings, to meet its current commitments.

    Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital. Under current FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 3.0% (4.0% to 5.0% for all but the most highly rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital risk weighted assets of at least 8.0%. At September 30, 1996, the Bank was in compliance with applicable regulatory capital requirements.

    The following reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at September 30, 1996.

                                                                 REQUIRED                ACTUAL                 EXCESS
                                                          ----------------------  --------------------  ----------------------
                                                            PERCENT     AMOUNT     PERCENT    AMOUNT      PERCENT     AMOUNT
                                                          -----------  ---------  ---------  ---------  -----------  ---------

                                                                                 (DOLLARS IN THOUSANDS)
Tier 1 leverage capital ratio...........................         3.0%  $   1,064      6.669% $   2,371        3.69%  $     307
Risk-based capital ratios:
    Tier 1..............................................         4.0         656      14.45      2,371       10.45       1,715
    Total...............................................         8.0       1,312      15.33      2,514        7.33       1,202

    The Company, as a separately incorporated holding company, will have no significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, the Company initially will have no paid employees. The Company's assets will consist of its investment in the Bank, the Company's loan to the Bank's ESOP and 25% of the net proceeds retained from the Conversion, and its sources of income will consist primarily of earnings from the investment of such funds as well as any dividends from the Bank. The only expenses expected to be incurred initially by the Company will relate to its reporting obligations under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and related expenses as a publicly traded company. The Company will be directly reimbursed by the Bank for all such expenses. Upon consummation of the Conversion, management believes that the Company will have adequate liquidity available to respond to liquidity demands.

IMPACT OF NEW ACCOUNTING STANDARDS

    ACCOUNTING FOR IMPAIRMENT OF LOANS. In 1993 the Financial Accounting Standards Board ("FASB") issued SFAS No. 114 ("SFAS 114") entitled "Accounting by Creditors for Impairment of a Loan." The purpose of SFAS 114 is to eliminate inconsistencies in the accounting among different types of creditors for loans with similar collection problems by requiring a single method of measuring impaired loans. Formally restructured loans and loans evaluated as groups or pools of homogeneous loans (e.g., single family residences) are excluded from SFAS 114. In October, 1994, FASB issued SFAS No. 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." SFAS 118 amends the disclosure requirements in SFAS 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The Bank adopted SFAS 114 and 118 as of October 1, 1995. Management does not anticipate such adoption will have a material impact on the earnings or financial condition of the Bank.

    DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL STATEMENTS. In 1991, FASB issued SFAS No. 107 ("SFAS 107") entitled "Disclosures About Fair Value of Financial Statements." This statement requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The Bank adopted SFAS 107 for the year ended September 30, 1995.

    ACCOUNTING FOR CERTAIN SECURITIES. In 1993, FASB issued SFAS No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 generally requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are classified as held to maturity. Securities can be classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold those securities to maturity. If not classified as held to maturity, such securities must be classified as trading securities or securities available for sale and are carried at their market value. The unrealized gains and losses on securities available for sale are to be excluded from earnings and reported as a net amount as a separate component of stockholders' equity. Unrealized gains and losses on trading securities are to be included in earnings. The statement became effective for fiscal years beginning after December 15, 1993. SFAS 115 was adopted by the Bank on October 1, 1994. At that date, investment securities with carrying value of $1.8 million were reclassified as available for sale. This reclassification resulted in a net decrease in equity of $12,000.

    On November 28, 1994, the FDIC changed its policy relating to the treatment of unrealized gains and losses on securities available for sale in accordance with SFAS 115. Under the new policy, unrealized gains and losses are excluded for purposes of calculating regulatory capital. The change in FDIC policy resulted in an increase in regulatory capital of approximately $15,000 at September 30, 1996 and a decrease in regulatory capital of $1,000 at September 30, 1995.

    On November 15, 1995, the FASB issued its Special Report for SFAS No. 115, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report provides that, concurrent with the initial adoption of this implementation guidance but no later than December 31, 1995, an enterprise may reassess the appropriateness of the classification of all securities held at that time and account for any resulting reclassifications at fair value. Reclassification from the held to maturity category that result from this one-time reassessment (which must be made on a single date) will not call into question the intent of an enterprise to hold debt securities to maturity in the future. In accordance with such Special Report, on December 31, 1995, the Bank transferred certain securities included in its held to maturity portfolio which, at the date of transfer, had a carrying value and fair value of $1.6 million to its available for sale portfolio.

    ACCOUNTING FOR CONTRIBUTIONS MADE. In 1993, the FASB also issued SFAS No. 116 ("SFAS 116") entitled "Accounting for Contributions Received and Contributions Made." Generally, contributions made, including unconditional pledges, are recognized as expense in the period made, at the fair value. The fair value of an unconditional promise to give cash shall be measured on a discounted cash flow basis. This provision of SFAS 116 became effective for the Bank beginning October 1, 1995 and did not have a material impact on earnings or financial condition of the Bank as a result of adoption.

    DISCLOSURES ABOUT FINANCIAL INSTRUMENTS. In 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement defines derivative financial instruments as futures, swaps, option contracts or other financial instruments with similar characteristics and is effective for the Bank's September 30, 1995 financial statements. The Bank has not entered into these types of contracts and, accordingly, management believes that the adoption of this Statement will not have a material impact on the financial statements of the Company.

    ACCOUNTING FOR LONG LIVED ASSETS. In 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those aspects to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement is effective for the Bank on October 1, 1996. Management believes that the adoption of this Statement will not have a material impact on the earnings or financial statements of the Company.

    ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. In 1995, the FASB also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This Statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those services are acquired. This statement became effective for the Company on October 1, 1996. Management believes that adoption of this Statement will not have a material impact on the earnings of the Company.

    ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishing financial accounting and reporting standards for stock-based employee compensatin plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this Statement had been adopted. The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. For the Bank, accounting requirements will begin to apply for transaction entered into on or after October 1, 1996. In 1994, the FASB issued an Exposure Draft ("ED") of a proposed SFAS, "Accounting for Stock-Based Compensation." The FASB decided to require expanded disclosures rather than recognition of compensation cost for fixed, at the money, options rather than recognition of compensation expense as was originally proposed in the ED. The FASB will develop an approach to accounting for employee stock options and other equity instruments issued to employers based on the estimated fair value of instruments at the date they are granted. The FASB will encourage employers to adopt that method. However, employers would be permitted to continue to follow APB No. 25 and would be required to disclose in notes to financial statements the pro forma effects on their net income and earnings per share of the new accounting method.

    In November 1993, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 will apply to the Bank for its fiscal year ending [September 30, 1997. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992, but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. SOP 93-6 will, among other things, change the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6 the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt as a liability. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."

    DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES. AcSEC has issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." The SOP requires reporting entities to include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. In addition, if specified disclosure criteria are met, it requires entities to make disclosure about: (i) amounts reported in the financial statements or in the notes that are particularly sensitive to change in the near term (for example, inventory subject to rapid technological obsolescence, valuation allowances for commercial and real estate loans and amounts reported for long-term contracts); and (ii) concentrations in the volume of business transacted with a particular customer, supplier, lender, grantor or contributor; in revenue from particular products, services or fund-raising events; in the available sources of supply materials, labor or services, or of licenses or other rights in the entity's operations; or in the market of geographic area in which an entity conducts its operations. The SOP became effective for the Company for the fiscal year ending September 30, 1996.

IMPACT OF INFLATION AND CHANGING PRICES

    The Financial Statements of the Bank and related notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

    Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                              BUSINESS OF THE BANK

GENERAL

    American is a traditional, community oriented Illinois savings bank. The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans. The Bank's primary lending emphasis has been, and continues to be, loans secured by first and second liens on single-family (one-to-four units) residences located in the Bank's primary market area which consists of the area within a fifty mile radius of Danville, Illinois. The Bank also originates consumer loans (including home improvement and vehicle loans), loans for the construction of single-family homes, loans secured by commercial real estate and multi-family (over four units) residential properties and commercial business loans. Residential mortgage loans originated by the Bank since 1984 have generally been retained in its portfolio. The Bank also originates FHA-insured home improvement loans. In 1995, the Bank began making smaller non-FHA-insured home improvement loans, increased its originations of consumer loans (primarily vehicle loans) and commercial business loans, due to their generally shorter terms and higher yields than residential mortgage loans.

    In addition to its deposit gathering and lending activities, the Bank invests in mortgage-backed securities, all of which are issued or guaranteed by U.S. Government agencies and government sponsored enterprises, as well as U.S. Treasury and federal government agency obligations and other investment securities. At September 30, 1996, the Bank's mortgage-backed securities amounted to $3.5 million, or 9.9% of total assets, all of which are designated as held to maturity. As of that same date, its other investment securities portfolio amounted to $3.1 million, or 8.7% of total assets, with $861,000 of such securities classified as held to maturity and the remaining $2.2 million classified as available for sale.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Bank's loan portfolio by type of loan at the dates indicated:

                                                                               AT SEPTEMBER 30,
                                                            ------------------------------------------------------
                                                                       1996                        1995
                                                            --------------------------  --------------------------

                                                                         PERCENT OF                  PERCENT OF
                                                             BALANCE        TOTAL        BALANCE        TOTAL
                                                            ---------  ---------------  ---------  ---------------
                                                                            (DOLLARS IN THOUSANDS)
Type of Loan:
  Real estate mortgage loans:
    One-to-four family....................................  $  21,419         79.13%       19,181         79.53%
    Multi-family..........................................      1,236          4.57         1,157          4.80
    Commercial real estate................................        781          2.89           669          2.77
  Real estate sold on contract............................        374          1.38           415          1.72
  Real estate construction loans..........................        342          1.26           163          0.68
  Commercial business loans...............................        334          1.23           242          1.00
  Consumer loans..........................................      2,581          9.54         2,291          9.50
                                                            ---------        ------     ---------        ------
Total loans...............................................     27,067        100.00%       24,118        100.00%
                                                            ---------        ------     ---------        ------
                                                                             ------                      ------
Plus:
  Deferred loan costs.....................................         38                      --
Less:
  Undisbursed portion of loans............................         26                          89
  Allowance for loan losses...............................        143                          74
  Unearned interest.......................................     --                               1
                                                            ---------                   ---------
Total loans, net..........................................  $  26,936                   $  23,954
                                                            ---------                   ---------
                                                            ---------                   ---------

    CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing in the Bank's total loan portfolio, based on the contractual terms to maturity, before giving effect to net items. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                                                     OVER ONE
                                                                        ONE YEAR      THROUGH     OVER FIVE
                                                                         OR LESS    FIVE YEARS      YEARS       TOTAL
                                                                       -----------  -----------  -----------  ---------
                                                                                        (IN THOUSANDS)
Real estate mortgage loans:
  One-to-four family mortgage loans..................................   $   1,475    $   6,226    $  13,718   $  21,419
  Multi-family.......................................................          84          392          760       1,236
  Commercial real estate.............................................         155          229          397         781
Real estate sold on contract.........................................         104           43          227         374
Real estate construction loans.......................................         342       --           --             342
Commercial business loans............................................          45          248           41         334
Consumer Loans.......................................................         738        1,043          800       2,581
                                                                       -----------  -----------  -----------  ---------
    Total loans......................................................   $   2,943    $   8,181    $  15,943   $  27,067
                                                                       -----------  -----------  -----------  ---------
                                                                       -----------  -----------  -----------  ---------

    The following table sets forth the dollar amount of all loans, before net items, due one year after September 30, 1996 which have fixed interest rates or which have floating or adjustable interest rates. Balloon resets.

                                                                                         FLOATING OR
                                                                                         ADJUSTABLE
                                                                          FIXED RATES       RATES         TOTAL
                                                                          -----------  ---------------  ---------
                                                                                      (IN THOUSANDS)
Real estate mortgage loans:
  One-to-four family....................................................   $  14,420      $   5,524     $  19,944
  Multi-family..........................................................       1,001            151         1,152
  Commercial real estate................................................         516            110           626
Real estate sold on contract............................................         270         --               270
Real estate construction loans..........................................      --             --            --
Commercial business loans...............................................         289         --               289
Consumer loans..........................................................       1,843         --             1,843
                                                                          -----------        ------     ---------
    Total loans.........................................................   $  18,339      $   5,785     $  24,124
                                                                          -----------        ------     ---------
                                                                          -----------        ------     ---------

    Scheduled contractual amortization of loans does not reflect the expected term of the Bank's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give the Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstances, the weighted average yield on loans decreases as higher-yielding loans are repaid or refinanced at lower rates.

    LOAN ORIGINATION. The following table shows total loans originated and repaid during the periods indicated. During the periods indicated, no loans were purchased or sold.

                                                                              YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Net loans, beginning balance............................................  $  23,954  $  21,626
Loan originations:
Real estate mortgage loans:
  One-to-four family....................................................      5,293      3,667
  Multi-family..........................................................        235         68
  Commercial real estate................................................        155        262
Real estate construction loans..........................................        801        344
Commercial business loans...............................................         71        263
Consumer loans..........................................................      2,180      1,558
                                                                          ---------  ---------
    Total loan originations.............................................      8,735      6,162
Loan principal reductions...............................................      5,785      3,803
Increase (decrease) due to other items, net(1)..........................         32        (31)
                                                                          ---------  ---------
Net increase in loan portfolio..........................................      2,982      2,328
                                                                          ---------  ---------
Loans receivable, net end of period.....................................  $  26,936  $  23,954
                                                                          ---------  ---------
                                                                          ---------  ---------

------------------------

(1) Includes changes in undisbursed portion of loans, allowance for loan losses, deferred loan fees and unearned interest.

    The lending activities of the Bank are subject to written underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Applications for residential mortgage loans are taken by one of the Bank's officers at the Bank's office or submitted to the Bank by mail. The process of underwriting loans and obtaining appropriate documentation, such as credit reports, appraisals, employment verification and other documentation is undertaken by the Bank's loan department. The Bank generally requires that a property appraisal be obtained in connection with all new mortgage loans. Property appraisals generally are performed by an independent appraiser from a list approved by the Bank's Board of Directors. American requires that title insurance (or receipt of an abstract opinion) and hazard insurance be maintained on all security properties and that flood insurance be maintained if the property is within a designated flood plain.

    Residential mortgage loan applications are primarily developed from advertising, referrals from real estate brokers and builders, existing customers and walk-in customers. Commercial real estate and commercial business loan applications are obtained primarily from previous borrowers, direct solicitations by Bank personnel, as well as referrals. Consumer loans originated by the Bank are obtained primarily through existing customers. In addition, the Bank uses a small group of pre-approved dealers to assist it in the generation of home improvement loans.

    Most loan approvals are considered by the Bank's loan committee (the "Loan Committee"), consisting of the Bank's president, assistant vice president and each of the outside members of the Bank's board of directors. Generally, real estate mortgage loans of $100,000 or less may be reviewed and approved by at least two members of the Loan Committee. All other real estate loans require the approval of a majority of the Bank's Board of Directors. Any non-real estate loan in an amount up to $10,000 may be approved by one Loan Committee member and any one loan officer or assistant loan officer. Share loans may be approved by any elected Bank officer, loan officer or Loan Committee member and all other loans within the Loan Committee lending limits must be approved by at least two Loan Committee members. Loans exceeding the Loan Committee limitations must be reviewed and approved by the full Board of Directors of the Bank. The Bank also has established aggregate loan limitations which generally apply to larger loans and groups of loans made to one borrower. No loan or group of loans to any one borrower may (1) exceed $500,000 or (2) excluding first mortgage and share loans, exceed $100,000 (with such loans in excess of $20,000 required to be secured).

    SINGLE-FAMILY RESIDENTIAL LOANS. Substantially all of the Bank's one-to-four family residential mortgage loans consist of conventional loans. Conventional loans are loans that are neither insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Department of Veterans Affairs ("VA"). Virtually all of the Bank's one-to-four family residential mortgage loans are secured by properties and are originated under terms and documentation which permit their sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"). Sales of residential mortgage loans have been insignificant to date. As of September 30, 1996, $21.4 million, or 79.1%, of the Bank's total loans consisted of one-to-four family residential mortgage loans.

    The Bank's residential mortgage loans are generally either fixed-rate loans or shorter-term balloon loans. The Bank does not offer adjustable-rate one-to-four family residential mortgage loans. Fixed-rate loans generally have maturities ranging from 10 to 20 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. At September 30, 1996, $15.8 million, or 69.9%, of the Bank's one-to-four family residential mortgage loans were fixed-rate loans with terms of from 10 to 30 years. At September 30, 1996, the weighted average remaining term to maturity of the Bank's fixed-rate, single-family residential mortgage loans was approximately 10.5 years. Substantially all of the Bank's fixed-rate, one-to-four family residential mortgage loans contain due-on-sale clauses, which permit the Bank to declare the unpaid balance to be due and payable upon the sale or transfer of any interest in the property securing the loan. The Bank generally enforces such due-on-sale clauses, but may waive the clause in certain circumstances.

    The balloon loans currently offered by the Bank have terms of one or three years, but an amortization schedule of up to 30 years. At the end of a balloon loan's term, the entire balance of the loan is due. The borrower has the option of repaying the loan on the due date or, subject to satisfying the Bank's underwriting criteria, accepting the modified loan rate which is then offered by the Bank for such loans. The Bank has generally offered rates on such modified loans at 1/4 of 1% to 1/2 of 1% higher than rates then offered on its new balloon residential real estate loans. Modified loans are amortized over the remaining life of the original amortization period. At September 30, 1996, $5.6 million or 26.1% of the Bank's one-to-four family residential mortgage loans were balloon loans.

    Balloon loans decrease the risks associated with changes in interest rates but involve other risks. If a borrower renews the loan at a higher interest rate, the loan payment by the borrower increases, thereby increasing the potential for default. As with fixed-rate loans, as interest rates increase, the marketability of the underlying collateral property may be adversely affected by higher interest rates. The Bank believes the ability to adjust the rates of these loans to reflect either a rising or falling interest rate environment more than compensates for risks associated with changing customer payments.

    For one-to-four family residential first mortgage loans the Bank's maximum LTV ratio generally is 80%, and is based on the lesser of sales price or appraised value. On such loans with a LTV ratio of over 85%, private mortgage insurance ("PMI") is required on the amount of the loan in excess of 80% of value. The amount of an owner-occupied residential first mortgage loan is limited to $300,000 and the amount of an investment residential first mortgage loan is $250,000.

    The Bank offers home equity loans secured by second mortgages. These second mortgage loans have been made to borrowers who have first mortgages held by the Bank or customers with substantial other business with the Bank. The Bank placed second mortgages on many properties to comply with FHA insurance requirements which currently require such a lien for loans of over $7,500. For most of the Bank's second mortgage loans, the Bank either holds the first mortgage or the second mortgage is FHA insured.

The Bank holds the first mortgage on approximately 90% of the properties securing its second mortgage portfolio which are not FHA-insured loans. A second mortgage loan generally has a fixed rate of interest and a term of six months.

    MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LOANS. At September 30, 1996, the Bank had $2.0 million in outstanding loans secured by multi-family residences or commercial real estate. Such loans comprised 7.5% of the Bank's total loan portfolio at September 30, 1996 and all have either fixed rates of interest or are balloon loans. Generally, fees of 50 basis points to 1% of the principal loan balances are charged to the borrower upon closing. The Bank also obtains personal guarantees of the principals as additional security for any multi-family residential or commercial real estate loan.

    At September 30, 1996, the Bank had $1.2 million in outstanding loans secured by multi-family residences, all of which were apartment buildings. The Bank's underwriting standards generally provide for terms of up to 20 years with amortization of principal over the term of the loan and LTV ratios of not more than 75%. At September 30, 1996, the Bank had 17 loans secured by multi-family residences with an average balance of $72,700. As of that date none of the multi-family loans was non-performing loans.

    At September 30, 1996, the Bank had $781,000 in outstanding loans secured by commercial real estate, primarily retail office and farmland. The Bank's underwriting standards generally provide for terms of up to ten years with amortization of principal over the term of the loans and LTV ratios of not more than 70%. At September 30, 1996, the Bank had 14 loans secured by commercial real estate with an average balance of $55,800. As of that date, two of the Bank's commercial real estate loans totaling $93,000 or 27.8% were non-performing loans.

    The Bank evaluates various aspects of multi-family residential and commercial real estate loan transactions in an effort to mitigate risk to the extent possible. In underwriting these loans, consideration is given to the stability of the property's cash flow history, future operating projections, current and projected occupancy, position in the market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower and guarantor, if applicable. An appraisal report is prepared by a state-licensed or certified appraiser commissioned by the Bank to substantiate property values for every multi-family and commercial real estate loan transaction. All appraisal reports are reviewed by the Bank prior to the closing of the loan.

    Multi-family residential and commercial real estate lending entails different and significant risks when compared to one-to-four family residential lending because such loans often involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the rental units or business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices or other commercial space. The Bank attempts to minimize its risk exposure by limiting such lending to experienced businessmen, only considering properties with existing operating performance which can be analyzed, requiring conservative debt coverage ratios and periodically monitoring the operation and physical condition of the collateral. In most cases commercial real estate loans are made to business people who are also operating the tenant businesses.

    CONSTRUCTION LOANS. As of September 30, 1996, the Bank's construction loans amounted to $342,000, or 1.3% of the Bank's total loan portfolio. The Bank originated $801,000 of single-family construction loans to individuals during the year ended September 30, 1996. A substantial majority of the Bank's construction loans have consisted of loans to construct single-family residences although the Bank will also consider construction loans for small apartment buildings.

    The Bank makes construction loans to individuals and, on rare occasions, to developers for one-to-four family residences. Normally these loans are construction/permanent loans which require no payments of principal during the construction period. Interest on the construction loan is normally paid during or at the close of construction period. Following the construction period (which is typically no longer than 6 months), the loan converts to a permanent loan with monthly amortization of principal and interest.

Construction loans to individuals for single-family residential properties generally have the same LTV ratio requirements as applicable to loans for one-to-four family residences. Loans to developers are limited to no more than two active projects. Disbursements of funds during construction are conditioned upon the completion of a specified percentage of construction.

    Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with a project, when completed, having a value which is insufficient to assure full repayment. Loans on lots may run the risk of adverse zoning changes, environmental or other restrictions on future use. As of September 30, 1996, none of the Bank's construction loans was considered non-performing.

    CONSUMER LOANS. The Bank offers consumer loans in order to provide a full range of retail financial services to its customers. However, substantially all of such loans are either home improvement, automobile or share loans. At September 30, 1996 $2.6 million, or 9.5%, of the Bank's total loan portfolio was comprised of consumer loans. The Bank originates substantially all of such loans in its primary market area. Originations of consumer loans by the Bank amounted to $2.3 million in 1996 compared to $1.6 million and $868,000 in 1995 and 1994, respectively. The primary reason for the increase in consumer loan originations in 1995 and 1996 was the Bank's determination to increase its portfolio of automobile and other vehicle loans due to their generally higher yields and shorter terms to maturity compared to mortgage loans. Loans secured by vehicles are made directly to customers and the Bank has no direct relationship with dealers.

    For loans secured by vehicles either new or less than two model years old, the Bank's maximum LTV ratio is the lower of 90% of the purchase price or 100% of the balance due after trade-in allowances and the maximum loan amount is $30,000. For loans secured by vehicles at least two but less than six model years old, the amount of the loan may not exceed the lowest of 75% of the purchase price, 100% of the maximum NADA Official Used Car Guide value or 100% of the balance due after trade-in and allowances. However, loans on such vehicles may not in any case exceed $20,000. The Board has granted management the authority to exceed LTV ratios and other terms on vehicle loans if they are noted in subsequent monthly reports to the Board. As of September 30, 1996, the Bank had $435,000 of loans secured by vehicles.

    Share loans are secured by the balance in the borrower's account with the Bank. These loans generally have interest rates 2% above the rate paid on the account balance and the principal of the loan may not exceed 90% of the account balance. As of September 30, 1996, the Bank had $202,000 of share loans.

    A substantial portion of the Bank's consumer loans outstanding totaling $1.2 million at September 30, 1996 are FHA-insured home improvement loans. These loans are 90% insured by the FHA subject to the limitations of the Bank's FHA Title I insurance coverage reserve account. The available balance at September 30, 1996 was $349,000.

    Consumer finance loans generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, any repossessed collateral for a defaulted consumer financial loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance or depreciation of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. As of September 30, 1996, $49,000 or [1.9%] of the Bank's consumer loans were considered non-performing. See "Risk Factors -Increased Emphasis on Consumer Lending."

    COMMERCIAL BUSINESS LOANS. The Bank began offering commercial business loans in March 1995. At September 30, 1996, the Bank's commercial business loans amounted to $334,000 or 1.2% of the Bank's total loan portfolio. The Bank's commercial business loans are generally made to its current customers on a secured or unsecured basis and involve a wide range of business purposes. These loans generally have terms of between six months to one year. Notes either require a single payment at the end of their term or have amortizing payments of principal and interest for periods of up to five years. Any two loan committee members may approve a loan of this type in an amount up to $20,000. Any unsecured loan in excess of $20,000 must be approved by the Board of Directors. The Bank generally obtains personal guarantees from the principals of the borrower with respect to all commercial loans. The Bank had nine commercial business loans as of September 30, 1996 with an average loan balance on that date of $37,000. As of September 30, 1996, none of the Bank's commercial business loans was non-performing.

    Commercial business lending generally entails significantly greater risk than the risks involved with more traditional real estate lending. The repayment of commercial business loans typically is dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions.

    LOANS-TO-ONE BORROWER LIMITATIONS. The Illinois Savings Bank Act imposes limitations on the aggregate amount of loans that an Illinois chartered savings bank can make to any one borrower. Under the Illinois Savings Bank Act the permissible amount of loans-to-one borrower is the greater of $500,000 (for a savings bank meeting its minimum capital requirements) or 20% of a savings bank's total capital plus general loan loss reserves. In addition, a savings bank may make loans in an amount equal to an additional 10% of the savings bank's capital plus general loan loss reserves if the loans are 100% secured by readily marketable collateral. Under Illinois law, a savings bank's capital consists of capital stock and noncumulative perpetual preferred stock, related paid-in capital, retained earnings and other forms of capital deemed to be qualifying capital by the FDIC. At September 30, 1996, the Bank's limit on loans-to-one borrower under the Illinois Savings Bank Act was $500,000. At September 30, 1996, the Bank's five largest groups of loans-to-one borrower ranged from $459,000 to $235,000, with largest single loan in such groups being a $229,000 loan secured by a ten-unit apartment building. Each of the five largest groups of borrowers has several loans from the Bank generally a combination of loans secured by investment properties and a residence as well as smaller secured and unsecured personal loans. A substantial portion of each large group of loans is secured by real estate. At September 30, 1996, all of such loans were performing in accordance with their terms.

ASSET QUALITY

    GENERAL. As a part of the Bank's efforts to improve its asset quality, it has developed and implemented an asset classification system. All of the Bank's assets are subject to periodic review under the classification system and assets with classifications of above normal risk of collection are reported to and reviewed by the Board monthly. Quarterly reports to the Board classify the totals of all loan assets by risk classification.

    When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made by mail within ten days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, late charges are assessed and additional efforts are made to collect the loan. While the Bank generally prefers to work with borrowers to resolve such problems, when the account becomes 120 days delinquent, the Bank institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.

    As a matter of policy the Bank evaluates individual loans past due 90 days or more to determine if current payments being collected or underlying collateral security justifies the accrual of additional interest. See Note 1 of the Notes to Consolidated Financial Statements.

    Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure and loans deemed to be in-substance foreclosed under GAAP are classified as real estate owned until sold. Pursuant to SOP 92-3 issued by the AICPA in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value. Although, as of September 30, 1996, the Bank had no real estate owned, it is its policy to comply with the guidance set forth in SOP 92-3.

    Under GAAP, the Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Bank for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrower that the Bank would not otherwise consider under current market conditions. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans. As of September 30, 1996, the Bank had no loans deemed to be troubled debt restructurings. See the table below under "--Non-Performing Assets and Troubled Debt Restructurings."

    DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at the dates indicated in dollar amounts and as a percentage of each category of the Bank's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                                       SEPTEMBER 30, 1996
                                                                 --------------------------------------------------------------
                                                                           30-89 DAYS                   90 DAYS OR MORE
                                                                 ------------------------------  ------------------------------

                                                                                 PERCENT OF                      PERCENT OF
                                                                   AMOUNT       LOAN CATEGORY      AMOUNT       LOAN CATEGORY
                                                                 -----------  -----------------  -----------  -----------------
                                                                                     (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One-to-four family...........................................   $     287             1.3%      $     186             0.9%
  Multi-family.................................................      --              --              --              --
  Commercial real estate.......................................      --              --                  93             8.3
Construction...................................................      --              --              --              --
Commercial business loans......................................      --              --              --              --
Consumer loans.................................................          18             0.7              49             1.9
                                                                      -----                           -----
    Total......................................................   $     305                       $     328
                                                                      -----                           -----
                                                                      -----                           -----

                                                                                       SEPTEMBER 30, 1995
                                                                 --------------------------------------------------------------
                                                                           30-89 DAYS                   90 DAYS OR MORE
                                                                 ------------------------------  ------------------------------

                                                                                 PERCENT OF                      PERCENT OF
                                                                   AMOUNT       LOAN CATEGORY      AMOUNT       LOAN CATEGORY
                                                                 -----------  -----------------  -----------  -----------------
                                                                                     (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One-to-four family...........................................   $     308             1.6%      $     210             1.1%
  Multi-family.................................................      --              --              --              --
  Commercial real estate.......................................          97            10.7          --              --
Construction...................................................      --              --              --              --
Commercial business loans......................................      --              --              --              --
Consumer loans.................................................          17             0.7               6             0.3
                                                                      -----                           -----
    Total......................................................   $     422                       $     216
                                                                      -----                           -----
                                                                      -----                           -----

    NON-PERFORMING ASSETS. The following table sets forth the amounts and categories of the Bank's non-performing assets at the dates indicated. The Bank did not have any troubled debt restructuring at any of the dates presented.

                                                                               AT SEPTEMBER 30,
                                                                           ------------------------
                                                                              1996         1995
                                                                           -----------  -----------

                                                                            (DOLLARS IN THOUSANDS)
Non accruing loans:
Real estate mortgage loans:
  One-to-four family.....................................................   $      74    $      70
  Multi-family...........................................................      --           --
  Commercial real estate.................................................      --           --
Real estate construction loans...........................................      --           --
Commercial business loans................................................      --           --
Consumer loans...........................................................      --           --
                                                                                -----        -----
    Total non-accruing loans.............................................   $      74    $      70
                                                                                -----        -----
Accruing loans greater than 90 days delinquent:
Real estate mortgage loans:
  One-to-four family.....................................................         112          140
  Multi-family...........................................................      --           --
  Commercial real estate.................................................          93       --
Real estate construction loans...........................................      --           --
Commercial business loans................................................      --           --
Consumer loans...........................................................          49            6
                                                                                -----        -----
    Total accruing loans greater than 90 days delinquent.................         254          146
                                                                                -----        -----
    Total non-performing loans...........................................         328          216
Real estate owned........................................................      --           --
                                                                                -----        -----
Total non-performing assets..............................................   $     328    $     216
                                                                                -----        -----
                                                                                -----        -----
Total non-performing loans as a percentage of total loans................        1.21%        0.90%
                                                                                -----        -----
                                                                                -----        -----
Total non-performing assets as a percentage of total assets..............        0.93%        0.64%

    For the year ended September 30, 1996, approximately $         in gross
interest income would have been recorded on loans accounted for on a non-accrual basis if such loans had been current in accordance with their original terms and had been outstanding throughout the year or since origination if held for part
of the year. For the year ended September 30, 1996, $         was included in
net income for these loans.

    OTHER CLASSIFIED ASSETS. Federal regulations require that the Bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them in their reports of examination. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.

    At September 30, 1996, the Bank had $288,000 of assets classified substandard, $37,000 of assets classified doubtful and $15,000 classified as loss. At such date, the aggregate of the Bank's classified assets amounted to 1.0% of total assets.

    ALLOWANCE FOR LOAN LOSSES. The Bank's policy is to establish reserves to absorb losses on loans based on management's continuing review and evaluation of the portfolio and its judgment as to the impact of economic conditions on the portfolio. The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the past loss experience, changes in the composition of the portfolio and the current conditions and amount of loans outstanding. The allowance is increased by provisions for loan losses which are charged against income. As shown in the table below, at September 30, 1996, the Bank's allowance for loan losses amounted to 43.6% and 0.5% of the Bank's non-performing loans and total loans receivable, respectively.

    Effective December 21, 1993, the FDIC, in conjunction with the Office of the Comptroller of the Currency, the Office of Thrift Supervision ("OTS") and the Federal Reserve Board, issued the Policy Statement regarding an institution's allowance for loan and lease losses. The Policy Statement, which reflects the position of the issuing regulatory agencies and does not necessarily constitute GAAP, includes guidance (i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified substandard; and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming 12 months based on facts and circumstances available on the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling." The review of the Policy Statement did not result in a material adjustment to the Bank's policy for establishing loan losses.

    The following table describes the activity related to the Bank's allowance for possible loan losses for the periods indicated.

                                                                            YEAR ENDED SEPTEMBER
                                                                                    30,
                                                                            --------------------
                                                                              1996       1995
                                                                            ---------  ---------

                                                                                (DOLLARS IN
                                                                                 THOUSANDS)
Balance at beginning of period............................................  $      74  $      67
Charge-offs...............................................................        (12)       (10)
Recoveries................................................................          1          4
                                                                            ---------  ---------
Net charge-offs...........................................................        (11)        (6)
Provision for losses on loans.............................................         80         13
                                                                            ---------  ---------
Balance at end of period..................................................  $     143  $      74
                                                                            ---------  ---------
                                                                            ---------  ---------
Allowance for loan losses as a percentage
  of total loans outstanding..............................................       0.53%      0.31%
Allowance for loan losses as a percentage
  of total non-performing loans...........................................      43.60%     34.26%
Ratio of net charge-offs to average loans outstanding.....................       0.04%      0.03%

    The following table presents an allocation of the allowance for loan losses by the categories indicated and the percentage that loans in each category bear to total loans. This allocation is used by management to assist in its evaluation of the Bank's loan portfolio. It should be noted that allocations are no more than estimates and are subject to revisions as conditions change. Based upon historical loss experience and the Bank's assessment of its loan portfolio, all of the Bank's allowance for loan losses have been allocated to the categories of loans indicated. Allocations of these loans are based primarily on the creditworthiness of each borrower. In addition, general allocations are also made to each category based upon, among other things, the current and future impact of economic conditions on the loan portfolio taken as a whole. Losses on loans made to consumers are reasonably predictable based on the prior loss experience and a review of current economic conditions.

                                                                                    AT SEPTEMBER 30,
                                                                 ------------------------------------------------------
                                                                            1996                        1995
                                                                 --------------------------  --------------------------

                                                                               PERCENT OF                  PERCENT OF
                                                                              LOANS IN EACH               LOANS IN EACH
                                                                               CATEGORY TO                 CATEGORY TO
                                                                   AMOUNT      TOTAL LOANS     AMOUNT      TOTAL LOANS
                                                                 -----------  -------------  -----------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One-to-four family...........................................   $      98         79.13     $      53         79.53%
  Multi-family.................................................      --              4.57        --              4.80
  Commercial real estate.......................................      --              2.89        --              2.77
Real estate sold on contract...................................           4          1.38             4          1.72
Real estate construction loans.................................      --              1.26        --              0.68
Commercial business loans......................................           3          1.23        --              1.00
Consumer loans.................................................          38          9.54            17          9.50
                                                                      -----        ------           ---        ------
    Total......................................................   $     143        100.00%    $      74        100.00%
                                                                      -----        ------           ---        ------
                                                                      -----        ------           ---        ------

    Management of the Bank presently believes that its allowance for loan losses is adequate to cover any potential losses in the Bank's loan portfolio. However, future adjustments to this allowance may be necessary, and the Bank's results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in making its determinations in this regard.

INVESTMENT ACTIVITIES.

    GENERAL. Interest income from mortgage-backed securities and investment securities generally provides the second largest source of income to the Bank after interest on loans. The Bank's Board of Directors has authorized investment in U.S. Government and agency securities, obligations of the FHLB, and mortgage-backed securities issued by FNMA, FHLMC and the Government National Mortgage Association ("GNMA") as well as by certain state, county and municipal securities. The Bank's objective is to use such investments to reduce interest rate risk, enhance yields on assets and provide liquidity. On September 30, 1996, the Bank's investment securities portfolio amounted to $6.6 million, including an net unrealized loss of $20,000, with respect to its securities available for sale.

    MORTGAGE-BACKED SECURITIES. As of September 30, 1996, the Bank's mortgage-backed securities amounted to $3.5 million, or 9.9% of total assets. The Bank's mortgage-backed securities portfolio provides a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and with limited credit risk of default which arises in holding a portfolio of loans to maturity. Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on mortgage-backed securities are passed from the mortgage originators, as servicer, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

    The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 FHLBs and federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs which limit currently is $207,000.

    Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate loans. As a result, the risk characteristics of the underlying pool of mortgages, (i.e., fixed rate or adjustable rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The Bank's mortgage-backed securities portfolio includes investments in mortgage-backed securities backed by ARMs or securities which otherwise have an adjustable rate feature.

    Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed and related securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank in the event that the Bank determined to utilize borrowings as a source of funds. Mortgage-backed securities issued or guaranteed by the FNMA or the FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20.0% for risk-based capital purposes, compared to a weight of 50.0% to 100.0% for residential loans. See "Regulation-- The Bank--Capital Requirements."

    As of September 30, 1996, all of the Bank's $3.5 million of mortgage-backed securities were classified as held to maturity. See Note 3 of the Notes to Consolidated Financial Statements.

    At September 30, 1996, the weighted average contractual maturity of the Bank's fixed-rate mortgage-backed securities was approximately 2.0 years. The actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management." Prepayments that are faster than anticipated may shorten the life of the security and adversely affect its yield to maturity. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with GAAP, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments.

    During periods of rising mortgage interest rates, if the coupon rates of the underlying mortgages are less than the prevailing market interest rates offered for mortgage loans, refinancings generally decrease and slow the prepayment of the underlying mortgages and the related securities. Conversely, during periods of falling mortgage interest rates, if the coupon rates of the underlying mortgages exceed the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related securities. Under such circumstances, the Bank may be subject to reinvestment risk because to the extent that the Bank's mortgage-related securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

    SECURITIES. The Bank's investments in investment securities other than mortgage-backed securities consist primarily of securities issued by the U.S. Treasury and federal government agency obligations except for $361,000 of securities all of which are general obligations of Illinois municipalities. As of September 30, 1996, $2.2 million of such securities portfolio were classified available for sale. The remaining $861,000 of the Bank's investment securities portfolio were classified as held to maturity. The Bank attempts to maintain a high degree of liquidity in its investment securities portfolio and generally does not invest in securities with terms to maturity exceeding ten years. As of September 30, 1996, the estimated weighted average life of the Bank's investment securities portfolio was 2.91 years.

    The following table sets forth certain information regarding the Bank's investment securities at the dates indicated.

                                                                              SEPTEMBER 30,
                                                      --------------------------------------------------------------
                                                                   1996                            1995
                                                      ------------------------------  ------------------------------

                                                      AMORTIZED COST   MARKET VALUE   AMORTIZED COST   MARKET VALUE
                                                      ---------------  -------------  ---------------  -------------
                                                                              (IN THOUSANDS)
Available for sale:
  U.S. Treasury.....................................     $     250       $     253       $     198       $     199
  Federal agencies..................................         1,992           1,969           1,286           1,287
                                                            ------          ------          ------          ------
    Total available for sale........................     $   2,242       $   2,222       $   1,484       $   1,486
                                                            ------          ------          ------          ------
                                                            ------          ------          ------          ------

Held to maturity:
  Federal agencies..................................     $     500       $     499       $   2,196       $   2,157
  State and municipal...............................           361             355             360             353
  Mortgage-backed securities........................         3,476           3,473           4,260           4,256
                                                            ------          ------          ------          ------
    Total held to maturity..........................     $   4,337       $   4,327       $   6,816       $   6,766
                                                            ------          ------          ------          ------
                                                            ------          ------          ------          ------

    The following table sets forth certain information regarding the maturities of the Bank's investment securities at September 30, 1996.

                                                                           CONTRACTUALLY MATURING
                                         -------------------------------------------------------------------------------------------
                                           UNDER      WEIGHTED        1-5       WEIGHTED        6-10        WEIGHTED        OVER
                                          1 YEAR    AVERAGE YIELD    YEARS    AVERAGE YIELD     YEARS     AVERAGE YIELD   10 YEARS
                                         ---------  -------------  ---------  -------------     -----     -------------  -----------

                                                                           (DOLLARS IN THOUSANDS)
Available for sale:
  U.S. Treasury........................  $  --                 %   $     253         6.13%    $  --                  %    $  --
  Federal agencies.....................        604         6.53        1,365         5.88
                                         ---------                 ---------                      -----                       -----
    Total available for sale...........        604                     1,618
                                         ---------                 ---------                      -----                       -----

Held to maturity:
  Federal agencies.....................        500         4.32
  State and municipal..................                                                             165          4.65           196
  Mortgage-backed securities...........      2,063         6.98        1,237         6.67            55          9.11           121
                                         ---------                 ---------                      -----                       -----
    Total held to maturity.............      2,563                     1,237                        220                         317
                                         ---------                 ---------                      -----                       -----
    Total investment securities........  $   3,167                 $   2,855                  $     220                   $     317
                                         ---------                 ---------                      -----                       -----
                                         ---------                 ---------                      -----                       -----


                                           WEIGHTED
                                            AVERAGE
                                             YIELD        TOTAL
                                         -------------  ---------

Available for sale:
  U.S. Treasury........................             %   $     253
  Federal agencies.....................                     1,969
                                                        ---------
    Total available for sale...........                     2,222
                                                        ---------
Held to maturity:
  Federal agencies.....................                       500
  State and municipal..................         4.85          361
  Mortgage-backed securities...........         9.52        3,476
                                                        ---------
    Total held to maturity.............                     4,337
                                                        ---------
    Total investment securities........                 $   6,559
                                                        ---------
                                                        ---------

    In addition, as a member of the FHLB of Chicago the Bank is required to maintain an investment in stock of the FHLB of Chicago equal to the greater of 1% of the Bank's outstanding home mortgage related assets or 5% of its outstanding advances from the FHLB of Chicago. As of September 30, 1996, the Bank's investment in stock of the FHLB of Chicago amounted to $269,000. During the year ended September 30, 1996, the Bank received $18,000 in dividends on its FHLB stock. No ready market exists for such stock, which is carried at par value.

SOURCES OF FUNDS

    GENERAL. The Bank's principal source of funds for use in lending and for other general business purposes has traditionally come from deposits obtained through the Bank's single retail office. The Bank also derives funds from amortization and prepayments of outstanding loans and mortgage-related securities, and from maturing investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. The Bank has made limited use of borrowings to supplement its deposits as a source of funds.

    DEPOSITS. The Bank's current deposit products include savings accounts, retirement savings accounts, NOW accounts, MMIA, certificates ranging in terms from six months to five years and noninterest-bearing personal and business checking accounts.

    The Bank's deposits are obtained primarily from residents in its Primary Market Area. The Bank attracts local deposit accounts by offering a wide variety of accounts, competitive interest rates and a convenient location and convenient service hours. The Bank utilizes traditional marketing methods to attract new customers and savings deposits, including print and broadcast advertising and direct mailings. However, the Bank does not solicit funds through deposit brokers nor does it pay any brokerage fees if it accepts such deposits.

    The Bank has been competitive in the types of accounts and in interest rates it has offered on its deposit products but does not necessarily seek to match the highest rates paid by competing institutions. With the decline in interest rates paid on deposit products, the Bank in recent years has experienced limited disintermediation of deposits into competing investment products. See "Risk Factors--Potential Effects of Changes in Interest Rates." See generally Note 7 of the Notes to Consolidated Financial Statements.

    The following table sets forth certain information relating to the Bank's deposits by type, as of the dates indicated.

                                                                         SEPTEMBER 30,
                                        --------------------------------------------------------------------------------
                                                         1996                                     1995
                                        ---------------------------------------  ---------------------------------------

                                                   PERCENT OF      WEIGHTED                 PERCENT OF      WEIGHTED
                                                      TOTAL         AVERAGE                    TOTAL         AVERAGE
                                         AMOUNT     DEPOSITS     NOMINAL RATE     AMOUNT     DEPOSITS     NOMINAL RATE
                                        ---------  -----------  ---------------  ---------  -----------  ---------------
                                                                  (DOLLARS IN THOUSANDS)
Transaction accounts:
  NOW accounts........................  $     577        1.88%          1.42%    $     625        1.99%          2.09%
  Money market investment accounts....      1,043        3.39           2.75         1,432        4.57           3.30
  Savings and retirement accounts.....      5,350       17.42           4.58         4,965       15.85           4.57
                                        ---------  -----------                   ---------  -----------
    Total transaction accounts........      6,970       22.69                        7,022       22.41
                                        ---------  -----------                   ---------  -----------
Certificates of deposit:
  Within 1 year.......................     16,995       55.32           6.02        14,134       45.12           5.73
  1-2 years...........................      4,369       14.22           5.85         7,681       24.52           6.84
  2-3 years...........................      1,599        5.20           5.51         1,856        5.92           5.63
  3-4 years...........................        293        0.95           6.50           339        1.08           5.07
  4-5 years...........................        498        1.62           5.95           299        0.95           7.00
                                        ---------  -----------                   ---------  -----------
    Total certificate accounts........     23,754       77.31           5.81        24,309       77.59           5.87
                                        ---------  -----------                   ---------  -----------
    Total deposits....................  $  30,724      100.00%                   $  31,331      100.00%
                                        ---------  -----------                   ---------  -----------
                                        ---------  -----------                   ---------  -----------

    The following table sets forth information relating to the Bank's deposit flows during the periods shown:

                                                                      AT OR FOR THE YEAR
                                                                            ENDED
                                                                        SEPTEMBER 30,
                                                                     --------------------
                                                                       1996       1995
                                                                     ---------  ---------

                                                                        (IN THOUSANDS)
Net deposits (withdrawals) before interest credited................  $  (1,877) $    (567)
Interest credited..................................................      1,270      1,200
                                                                     ---------  ---------
    Total increase (decrease) in deposits..........................  $    (607) $     633
                                                                     ---------  ---------
                                                                     ---------  ---------

    The following table shows the interest rate and maturity information for the Bank's certificates at September 30, 1996.

                                                                    MATURITY DATE
                               ----------------------------------------------------------------------------------------
                               ONE YEAR
INTEREST RATE                   OR LESS   OVER 1-2 YEARS   OVER 2-3 YEARS   OVER 3-4 YEARS   OVER 4-5 YEARS     TOTAL
-----------------------------  ---------  ---------------  ---------------  ---------------  ---------------  ---------

                                                                    (IN THOUSANDS)
4.50 to 4.99%................  $     200     $  --            $  --            $  --            $  --         $     200
5.00 to 5.99%................      9,450         2,835            1,586           --                  274        14,145
6.00 to 6.99%................      4,265         1,534               13              293              224         6,329
7.00 to 7.10%................      3,080        --               --               --               --             3,080
                               ---------        ------           ------            -----            -----     ---------
  Total......................  $  16,995     $   4,369        $   1,599        $     293        $     498     $  23,754
                               ---------        ------           ------            -----            -----     ---------
                               ---------        ------           ------            -----            -----     ---------

    The following table sets for the maturities of the Bank's certificates having principal amounts of $100,000 or more at September 30, 1996.

MATURITY PERIOD                                                                     AMOUNT
------------------------------------------------------------------------------  ---------------
                                                                                (IN THOUSANDS)
Three months or less..........................................................     $     723
Over three through six months.................................................           656
Over six through twelve months................................................           913
Over twelve months............................................................           483
                                                                                      ------
    Total certificates of deposit with balances of $100,00 or more............     $   2,775
                                                                                      ------
                                                                                      ------

    BORROWINGS. The Bank may obtain advances from the FHLB of Chicago upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and securities held to maturity, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Prior to fiscal 1996, the Bank had not used such borrowings during the most recent five-year period.

    The following table sets forth the amounts of the Bank's borrowings and the weighted average rates for the year ended September 30, 1996. The Bank had no borrowings during the year ended September 30, 1995.

                                                                          FOR THE YEAR ENDED
                                                                          SEPTEMBER 30, 1996
                                                                         ---------------------
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
FHLB advances:
Average balance outstanding during the period..........................        $   1,917
                                                                                  ------
                                                                                  ------
Maximum amount outstanding at any month-end during the period..........        $   2,000
                                                                                  ------
                                                                                  ------
Balance outstanding at end of period...................................        $   2,000
                                                                                  ------
Weighted average interest rate during the period.......................             5.58%
Weighted average interest rate at the end of period....................             5.83%
                                                                                  ------
                                                                                  ------

SUBSIDIARIES

    The Bank currently has one subsidiary, G.B.W. Service Corporation ("GBW"). GBW's primary activities are the collection of premiums on credit life and credit disability insurance policies and the collection of interest on certain real estate sales contracts. The Bank's investment totalled $118,000 as of September 30, 1996.

LEGAL PROCEEDINGS

    The Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank. [ON DECEMBER 30, 1992, A FORMER EMPLOYEE FILED A LAWSUIT AGAINST THE BANK WHICH INVOLVES VARIOUS ACCUSATIONS. A SUMMARY JUDGMENT HAS BEEN ISSUED BY THE COURT IN FAVOR OF THE BANK ON EACH COUNT WITH THE EXCEPTION OF ONE. BASED ON THE CURRENT STATUS OF THE LITIGATION, THE BANK'S ATTORNEYS HAVE ADVISED THAT WHILE THEY ARE UNABLE TO EXPRESS AN OPINION AS TO THE ULTIMATE DISPOSITION OF THE CLAIM, THEY BELIEVE THAT IT IS UNLIKELY THAT THE FORMER EMPLOYEE WILL PREVAIL IN THE REMAINING COUNT. NO ACCRUAL FOR LOSS FROM THIS ACTION HAS BEEN RECOGNIZED IN THE ACCOMPANYING FINANCIAL STATEMENTS.]

COMPETITION

    The Bank faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its market area including many large financial institutions which have greater financial and marketing resources available to them. As of June 30, 1996, the Bank's total deposits ranked sixth out of 17 commercial banks and savings associations operating in Vermilion County, Illinois. In addition, as of that same date, there were also 18 credit unions operating in Vermilion County. While each of such institutions, as of June 30, 1995, had total deposits of less than $20 million, including 15 with total deposits of less than $10 million, in the aggregate they provide strong competition for the Bank, especially in the consumer lending area. In addition, during times of high interest rates, the Bank has faced significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of the Bank to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

    The Bank experiences strong competition for real estate loans principally from other savings institutions, commercial banks and mortgage banking companies. The Bank competes for loans principally through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers and the convenient locations of its branch office network. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

EMPLOYEES

    The Bank had eight full-time employees and two part-time employees as of September 30, 1996. None of these employees is represented by a collective bargaining agreement. The Bank believes that it enjoys excellent relations with its personnel.

OFFICES AND PROPERTIES

    At September 30, 1996, the Bank conducted business from a single office located in Danville, Illinois.

    The following table sets forth certain information relating to the Bank's office at September 30, 1996.

                                                                      NET BOOK VALUE OF PREMISES
                                                          OWNED OR         AND EQUIPMENT AT           DEPOSITS AT
LOCATION                                                   LEASED         SEPTEMBER 30, 1996       SEPTEMBER 30, 1996
-------------------------------------------------------  -----------  ---------------------------  ------------------
                                                                                (IN THOUSANDS)
Main Office:

714 North Vermilion Street                                    Owned            $     467               $   30,726
Danville, Illinois 61832

                                   REGULATION

    SET FORTH BELOW IS A BRIEF DESCRIPTION OF THOSE LAWS AND REGULATIONS WHICH, TOGETHER WITH THE DESCRIPTIONS OF OTHER LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, ARE DEEMED MATERIAL TO AN INVESTOR'S UNDERSTANDING OF THE EXTENT TO WHICH THE COMPANY AND THE BANK ARE REGULATED. THE DESCRIPTION OF THESE LAWS AND REGULATIONS, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE HEREIN, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

THE COMPANY

    Financial institutions and their holding companies are extensively regulated under federal and state law by various regulatory authorities including the Federal Reserve Board, the FDIC and the Commissioner. The financial performance of the Company and the Bank may be affected by such regulation, although the extent to which they may be affected cannot be predicted with a high degree of certainty.

    Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors of the Bank, rather than the stockholders of the Company.

    The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

THE BANK

    GENERAL. The Bank is an Illinois-chartered savings bank, the deposit accounts of which are insured by the SAIF of the FDIC. As a SAIF-insured, Illinois-chartered savings bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Illinois savings banks, and the FDIC, as administrator of the SAIF, and to the statutes and regulations administered by the Commissioner and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Bank is required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

    The Commissioner and the FDIC have extensive enforcement authority over Illinois-chartered savings banks, such as the Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices.

    The Commissioner has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the Commissioner. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Commissioner. The Commissioner also assesses fees for examinations conducted by the Commissioner's staff, based upon the number of hours spent by the Commissioner's staff performing the examination. During the fiscal year ended September 30, 1996, the Bank paid approximately $11,000 in supervisory fees and expenses.

    The system of regulation and supervision applicable to the Bank establishes a comprehensive framework for its operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors of the Bank. Changes in the regulatory framework could have a material adverse effect on the Bank and its operations which, in turn, could have a material adverse effect on the Holding Company.

    CAPITAL REQUIREMENTS. Under the Illinois Savings Bank Act ("ISBA") and the regulations of the Commissioner, an Illinois savings bank must maintain a minimum level of total capital equal to the higher of 3% of total assets or the amount required to maintain insurance of deposits by the FDIC. The Commissioner has the authority to require an Illinois savings bank to maintain a higher level of capital if the Commissioner deems such higher level necessary based on the savings bank's financial condition, history, management or earnings prospects.

    FDIC-insured institutions are required to follow certain capital adequacy guidelines which prescribe minimum levels of capital and require that institutions meet certain risk-based and leverage capital requirements. Under the FDIC capital regulations, an FDIC-insured institution is required to meet the following capital standards: (i) "Tier 1 capital", for all but the most highly rated institutions in an amount not less than 4% of total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and
(iii) "total capital" in an amount not less than 8% of risk-weighted assets.

    FDIC-insured institutions in the strongest financial and managerial condition (with a composite rating of "1" under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) are required to maintain "Tier 1 capital" equal to at least 3% of total assets ( the "leverage limit" requirement). For all other FDIC-insured institutions, the minimum leverage limit requirement is 3% of total assets plus at least an additional 100 to 200 basis points. Tier 1 capital is defined to include the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights, qualifying purchased credit-card relationships and qualifying supervisory goodwill), certain identified losses (as defined in the FDIC's regulations) and investments in certain subsidiaries.

    FDIC-insured institutions also are required to adhere to certain risk-based capital guidelines which are designed to provide a measure of capital more sensitive to the risk profiles of individual banks. Under the risk-based capital guidelines, capital is divided into two tiers: core (Tier 1) capital, as defined above, and supplementary (Tier 2) capital. Tier 2 capital is limited to 100% of core capital and includes cumulative perpetual preferred stock, perpetual preferred stock for which the dividend rate is reset periodically based on current credit standing, regardless of whether dividends are cumulative or non-cumulative, mandatory convertible debt securities, term subordinated debt, intermediate-term preferred stock and the allowance for possible loan and lease losses. The allowance for possible loan and lease losses includable in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital. The risk-based capital framework assigns balance sheet assets to one of four broad risk categories which are assigned risk weights ranging from 0% to 100% based primarily on the degree of credit risk associated with the obligor. Off balance sheet items are converted to an on-balance sheet "credit equivalent" amount utilizing certain conversion factors. The sum of the four risk-weighted categories equals risk-weighted assets. AT SEPTEMBER 30, 1996 THE BANK MET EACH OF ITS CAPITAL REQUIREMENTS.

    DIVIDENDS. Under the ISBA, dividends may only be declared when the total capital of the Bank is greater than that required by Illinois law. Dividends may be paid by the Bank out of its net profits (i.e., earnings from current operations, plus actual recoveries on loans, investments, and other assets after deducting all current expenses, including dividends or interest on deposit accounts, additions to reserves as may be required by the Illinois Commissioner, actual losses, accrued dividends on preferred stock, if any, and all State and federal taxes). The written approval of the Commissioner must be obtained, however, before a savings bank having total capital of less than 6% of total assets may declare dividends in any year in an amount in excess of 50% of its net profits for that year. A savings bank may not declare dividends in excess of its net profits in any year without the approval of the Commissioner. In addition, before declaring a dividend on its capital stock, the Bank must transfer no less than one-half of its net profits of the preceding half year to its paid-in surplus until it shall have paid-in surplus equal to 20% of its capital stock. Finally, the Bank will be unable to pay dividends in an amount which would reduce its capital below the greater of (i) the amount required by the FDIC,
(ii) the amount required by the Commissioner or (iii) the amount required for the liquidation account to be established by the Bank in connection with the Conversion. The Commissioner and the FDIC also have the authority to prohibit the payment of any dividends by the Bank if the Commissioner or the FDIC determines that the distribution would constitute an unsafe or unsound practice. For the year ended September 30, 1996, the Bank's net loss was $71,000, and the Bank could have paid no dividends without the written approval of the Commissioner.

    FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLB System which consists of 12 FHLBs under the jurisdiction of the Federal Housing Finance Board ("FHFB"). As a member of the FHLB System, the Bank is required to acquire and hold shares of capital stock of the FHLB of Chicago in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of the Bank's aggregate unpaid loan principal, or (ii) 0.3% of the Bank's total assets. The Bank's holdings of FHLB capital stock will be reviewed annually by the FHLB of Chicago using calendar year-end financial data to ensure that the Bank is holding the minimum required amount of FHLB capital stock. If the minimum amount required is decreased, the FHLB-Chicago may in its discretion and upon application of the Bank, retire excess shares of capital stock held by the Bank. The Bank is in compliance with this requirement with an investment in FHLB capital stock of $269,000 at September 30, 1996.

    The FHLBs provide a central credit facility primarily for member institutions. FHLBs make advances to member banks in accordance with each Federal Home Loan Bank's policies and procedures established by the FHFB and the Board of Directors of such FHLB. All long-term advances by a Federal Home Loan Bank (advances having an original term to maturity greater than five years) must be made only for the purpose of providing funds for residential housing finance. Advances are made upon the note or obligation of a member bank, must be fully secured and bear interest at a rate established by the FHFB. At September 30, 1996, the Bank had $2.0 million in advances outstanding from the FHLB of Chicago. The Bank's aggregate outstanding advances from the FHLB of Chicago may at no time exceed 20 times the amounts paid in by the Bank for its holding of FHLB capital stock.

    LENDING LIMITATIONS. Under the ISBA, the Bank is prohibited from making secured or unsecured loans for business, corporate, commercial or agricultural purposes representing in the aggregate an amount in excess of 15% of its total assets, unless the Commissioner authorizes in writing a higher percentage limit for such loans upon the request of an institution. In addition, the regulations of the Commissioner prohibit the Bank from making educational loans in excess of 5% of its total assets.

    The Bank is also subject to a loans-to-one borrower limitation. Under the ISBA, the total loans and extensions of credit, both direct and indirect, by the Bank to any person (other than the United States or its agencies, the state of Illinois or its agencies, and any municipal corporation for money borrowed) outstanding at one time must not exceed the greater of $500,000 or 20% of the Bank's total capital plus general loan loss reserves. In addition to the above, the total loans and extensions of credit, both direct and indirect, by the Bank to any person outstanding at one time and at least 100% secured by readily marketable collateral must not exceed the greater of $500,000 or 10% of the Bank's total capital plus general loan loss reserves.

    BROKERED DEPOSITS; REGULATION OF DEPOSIT RATES. Under applicable laws and regulations, an insured depository institution may be restricted in obtaining, directly or indirectly, funds by or through any "deposit broker," as defined, for deposit into one or more deposit accounts at the institution. The term "deposit broker" generally includes any person engaged in the business of placing deposits, or facilitating the placement of deposits, of third parties with insured depository institutions or the business of placing deposits with insured depository institutions for the purpose of selling interests in those deposits to third parties. Under FDIC regulations, well-capitalized institutions are subject to no brokered deposit limitations, while adequately capitalized institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit which exceeds by more than (a) 75 basis points the effective yield paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted in its normal market area or (b) by 120% for retail deposits and 130% for wholesale deposits, respectively, of the current yield on comparable maturity U.S. Treasury obligations for deposits accepted outside the institution's normal market area. Undercapitalized institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited. AT SEPTEMBER 30, 1996, THE BANK WAS AN ADEQUATELY CAPITALIZED INSTITUTION WHICH WAS NOT SUBJECT TO RESTRICTIONS ON BROKERED DEPOSITS WITHIN THE MEANING OF THESE REGULATIONS AND HAD NO BROKERED DEPOSITS. SEE "BUSINESS--SOURCES OF FUNDS--DEPOSITS."

    An institution that is not well-capitalized, even if meeting minimum capital requirements, may not solicit deposits by offering interest rates that are significantly higher than the relevant local or national rate as determined under the regulations.

    COMMUNITY REINVESTMENT ACT REQUIREMENTS. The FDIC, the Federal Reserve Board, the Office of Thrift Supervision and the OCC have jointly issued a final rule (the "Final Rule") under the Community Reinvestment Act (the "CRA"). The Final Rule eliminates the existing CRA regulation's twelve assessment factors and substitutes a performance based evaluation system. The Final Rule will be phased in over a period of time and become fully effective by July 1, 1997. Under the Final Rule, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the CRA, will generally be evaluated under three tests: the "lending test," the "investment test," and the "service test." A "small bank," defined to include one with less than $250 million in assets, is subject to a special test, involving consideration of loan to deposit ratio, the percentage of loans located in the institution's "assessment area", the degree of lending to persons of different income levels and to business and farms of different sizes, geographic distribution of loans, and responsiveness to complaints about its performance in meeting local credit needs. As an alternative, institutions may submit a "strategic plan" approved by the FDIC. These tests and standards are applied in a "performance context." The performance context includes information on income levels, housing stock and costs in the local area, any information about lending, investment and service opportunities in the area, the association's product offerings and business strategy, the institution's capacity and constraints, past performance and performance of similarly situated lenders, and written comments placed in the association's public file. Institutions receive a rating of "outstanding", "satisfactory", "needs to improve" or "substantial noncompliance." These ratings are made publicly available and are used when applications are filed with the agency to branch, relocate an office, merge with or acquire other institutions, among other transactions. BASED UPON A REVIEW OF THE FINAL RULE, MANAGEMENT OF THE COMPANY DOES NOT ANTICIPATE THAT THE NEW CRA REGULATIONS WILL ADVERSELY AFFECT THE BANK.

THE COMPANY

    GENERAL. Upon consummation of the Conversion, the Company will become the sole stockholder of the Bank. As such, the Holding Company will be a bank holding company. As a bank holding company, the Company will be required to register with, and will become subject to regulation by, the Federal Reserve Board under the BHCA. In accordance with Federal Reserve Board policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve Board and will be required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require. Because the Bank is chartered under Illinois law, the Company will also be subject to registration with, and regulation by, the Commissioner under the ISBA.

    The BHCA requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    A bank holding company is a legal entity separate and distinct from its subsidiary bank or banks. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary banks. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

    Federal laws limit the transfer of funds by a subsidiary bank to its holding company in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind are limited to ten percent of a bank's capital and surplus with respect to each affiliate and to twenty percent to all affiliates in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a subsidiary bank and its holding company, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

    CAPITAL REQUIREMENTS. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for the Bank. ON A PRO FORMA BASIS ASSUMING CONSUMMATION OF THE CONVERSION, THE COMPANY'S PRO FORMA TIER 1 AND TOTAL CAPITAL WOULD SIGNIFICANTLY EXCEED THE FEDERAL RESERVE BOARD'S CAPITAL ADEQUACY REQUIREMENTS.

OTHER REGULATIONS

    FDICIA. FDICIA was enacted on December 19, 1991. In addition to providing for the recapitalization of BIF, FDICIA represents a comprehensive and fundamental change to banking supervision. FDICIA imposes relatively detailed standards and mandates the development of additional regulations governing nearly every aspect of the operations, management and supervision of banks and bank holding companies like the Company and the Bank.

    As required by FDICIA, and subsequently amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the federal banking regulators have adopted (effective August 9, 1995) interagency guidelines establishing standards for safety and soundness for depository institutions on matters such as internal controls, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, and compensation and other benefits (the "Guidelines"). In addition, the federal banking regulators have proposed asset quality and earnings standards to be added to the Guidelines. The agencies expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. FDIC regulations enacted under FDICIA also require all depository institutions to be examined annually by the banking regulators and depository institutions having $500 million or more in total assets to have an annual independent audit, an audit committee comprised solely of outside directors, and to hire outside auditors to evaluate the institution's internal control structure and procedures and compliance with laws and regulations relating to safety and soundness. The FDIC, in adopting the regulations, reiterated its belief that every depository institution, regardless of size, should have an annual independent audit and an independent audit committee.

    FDICIA requires the banking regulators to take prompt corrective action with respect to depository institutions that fall below certain capital levels and prohibits any depository institution from making any capital distribution that would cause it to be considered undercapitalized. Regulations establishing five capital categories of well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized became effective December 19, 1992. Institutions that are not adequately capitalized may be subjected to a broad range of restrictions on their activities and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution. Only well capitalized institutions and adequately capitalized institutions receiving a waiver from the FDIC will be permitted to accept brokered deposits, and only those institutions eligible to accept brokered deposits may provide pass-through deposit insurance for participants in employee benefit plans. In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions.

    A range of other regulations adopted as a result of FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; requirements for the banking agencies to adopt uniform regulations for extensions of credit secured by real estate; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.

    As required by FDICIA, the FDIC has established a risk-based assessment system for the deposit insurance provided to depositors at depository institutions whereby assessments to each institution are calculated upon the probability that the insurance fund will incur a loss with respect to the institution, the likely amount of such loss, and the revenue needs of the insurance fund. Under the system, deposit insurance premiums are based upon an institution's assignment to one of three capital categories and a further assignment to one of three supervisory subcategories within each capital category. The result is a nine category assessment system with initial assessment rates ranging from twenty-three cents to thirty-one cents per one hundred dollars of deposits in an institution. The classification of an institution into a category will depend, among other things, on the results of off-site surveillance systems, capital ratio, and CAMEL rating (a supervisory rating of capital, asset quality, management, earnings, and liquidity).

    THE CDR ACT. On September 23, 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDR Act") was enacted. The CDR Act includes more than 50 regulatory relief provisions designed to streamline the regulatory process for banks and thrifts and to eliminate certain duplicative regulations and paperwork requirements established after, and largely as a result of, the savings and loan debacle. Well run community banks with less than $250 million in assets will be examined every 18 months rather than annually. The application process for forming a bank holding company has been greatly reduced. Also, the requirement that call report data be published in local newspapers has been eliminated.

    The CDR Act establishes dual programs and provides funding in the amount of $382 million to provide for development services, lending and investment in distressed urban and rural areas by community development financial institutions and banks. In addition, the CDR Act includes provisions relating to flood insurance reform, money laundering, regulation of high-cost mortgages, and small business and commercial real estate loan securitization.

    THE BRANCHING ACT. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Branching Act") was enacted. Under the Branching Act, beginning September 29, 1995, adequately capitalized and adequately managed bank holding companies will be allowed to acquire banks across state lines, without regard to whether the transaction is prohibited by state law; however, they will be required to maintain the acquired institutions as separately chartered institutions. Any state law relating to the minimum age of target banks (not to exceed five years) will be preserved. Under the Branching Act, the Federal Reserve Board will not be permitted to approve any acquisition if, after the acquisition, the bank holding company would control more than 10% of the deposits of insured depository institutions nationwide or 30% or more of the deposits in the state where the target bank is located. The Federal Reserve Board could approve an acquisition, notwithstanding the 30% limit, if the state waives the limit either by statute, regulation or order of the appropriate state official.

    In addition, under the Branching Act beginning on June 1, 1997, banks will be permitted to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, the bank could establish and acquire additional branches at any location in the state where any bank involved in the merger could have established or acquired branches under applicable federal or state law.

    The responsible federal agency will not be permitted to approve any merger if, after the merger, the resulting entity would control more than 10% of the deposits of insured depository institutions nationwide or 30% or more of the deposits in any state affected by the merger. The responsible agency could approve a merger, notwithstanding the 30% limit, if the home state waives the limit either by statute, regulation or order of the appropriate state official.

    Under the Branching Act, states may adopt legislation permitting interstate mergers before June 1, 1997. In contrast, states may adopt legislation before June 1, 1997, subject to certain conditions, opting out of interstate branching. If a state opts out of interstate branching, no out-of-state bank may establish a branch in that state through an acquisition or de novo, and a bank whose home state opts out may not participate in an interstate merger transaction. Illinois has adopted legislation permitting interstate mergers beginning on June 1, 1997.

RECENT DEVELOPMENTS AFFECTING DEPOSIT INSURANCE PREMIUMS

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("Insurance Act") was enacted into law. Among other things, the Insurance Act authorizes the FDIC to impose a special assessment on each depository institution with SAIF-assessable deposits so that the SAIF may achieve its designated reserve ratio. The Bank's assessment was $206,000 on a pre-tax basis, and was accrued during the quarter ended September 30, 1996. In addition, the Insurance Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. As a result of the enactment of the Insurance Act, it is contemplated that beginning January 1, 1997 the Bank's deposit insurance premium will be reduced from $2.30 per $1,000 of deposits to $0.645 per $1,000.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

    GENERAL. The Company and the Bank are subject to the corporate tax provisions of the Code, as well as certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Company and the Bank.

    FISCAL YEAR. The Company will file its federal income tax return on a September 30 year end basis.

    METHOD OF ACCOUNTING. The Bank maintains its books and records for federal income tax purposes using the accrual method of accounting. The accrual method of accounting generally requires that items of income be recognized when all events have occurred that establish the right to receive the income and the amount of income can be determined with reasonable accuracy, and that items of expense be deducted at the later of (i) the time when all events have occurred that establish the liability to pay the expense and the amount of such liability can be determined with reasonable accuracy or (ii) the time when economic performance with respect to the item of expense has occurred.

    BAD DEBT RESERVES. Savings institutions, such as the Bank, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method as described below. The following formulas may be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or (ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the institution's annual bad debt deduction.

    Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the Bank's "base year," which was its tax year ended December 31, 1987, or
(ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

    Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method permits a qualifying savings institution to be taxed at a lower effective Federal income tax rate than that applicable to corporations in general. This resulted generally in an effective Federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate was increased to 35%, which increased the maximum effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2%. Any savings institution at least 60% of whose assets are qualifying assets, as described in the Code, will generally be eligible for the full deduction of 8% of taxable income. As of December 31, 1995, 93.6% of the assets of the Bank were "qualifying assets" as defined in the Code, and the Bank anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future. If this ceases to be the case, the institution may be required to restore some portion of its bad debt reserve to taxable income in the future.

    Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which, when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Based on experience, it is not expected that these restrictions will be a limiting factor for the Bank in the foreseeable future. In addition, the deduction for qualifying real property loans is reduced by an amount equal to all or part of the deduction for non-qualifying loans.

    At September 30, 1996, the Federal income tax reserves of the Bank included $1.0 million for which no Federal income tax has been provided. Because of these Federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of the Bank in connection with the conversion of the Bank to stock form, the retained earnings of the Bank are substantially restricted.

    Pursuant to certain legislation which was recently enacted and which will be effective for tax years beginning after 1995, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Bank, would no longer be permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions would be permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legilsation will require the Bank to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the legislation will require a small thrift institution to recapture (i.e., take into income) over a multi8-year period the blaance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement would be suspended for each of two successive taxable years beginning January 1, 1996 in which the Bank originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding 1996. It is anticipated that any recapture of the Bank's bad debt reserves accumulated after 1987 would not have a material adverse effect on the Bank's financial condition and results of operations.

    DISTRIBUTIONS. If the Bank were to distribute cash or property to its sole stockholder, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Bank to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

    MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent that tax calculated on AMTI in excess of an exemption amount exceeds the regular tax liability. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

    NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At September 30, 1996, the Bank had no NOL carryforwards for Federal income tax purposes.

    AUDIT BY IRS. The Bank's Federal income tax returns for taxable years through September 30, 199 have been closed for the purpose of examination by the Internal Revenue Service.

STATE AND LOCAL TAXATION.

    STATE OF ILLINOIS. The Company and the Bank will file a combined Illinois income tax return. For Illinois income tax purposes, they are taxed at an effective rate equal to 7.2% of Illinois Taxable Income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing Illinois taxable income. The Company is also required to file an annual report with and pay an annual franchise tax to the State of Illinois.

    DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                   MANAGEMENT

MANAGEMENT OF THE COMPANY

    The Board of Directors is divided into three classes, each of which contains one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Ewbank and Ingram has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Busby and Norton has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Mr. Meyer has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "--Management of the Bank."

    The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

EXECUTIVE                                                 POSITION HELD WITH COMPANY
----------------------------------------------  ----------------------------------------------
Thomas B. Meyer...............................  Chairman of the Board
Merrill G. Norton.............................  President and Chief Executive Officer
William T. Ingram.............................  Secretary

    The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by a majority vote of stockholders.

    Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "--Management of the Bank" and "--Executive Officers Who Are Not Directors." Directors and executive officers of the Company initially will not be compensated by the Company but will serve and be compensated by the Bank. It is not anticipated that separate compensation will be paid to directors and officers of the Company until such time as such persons devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively engaged in additional businesses other than holding the stock of the Bank. The Company may determine that such compensation is appropriate in the future.

MANAGEMENT OF THE BANK

    The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                                                                DIRECTOR
NAME                                               AGE(1)              POSITIONS HELD WITH THE BANK               SINCE
-----------------------------------------------  -----------  -----------------------------------------------  -----------
Thomas B. Meyer                                          51   Chairman of the Board                                  1972
Merrill G. Norton                                        50   Director, President and Chief                          1992
                                                              Executive Officer
Carl W. Busby                                            67   Director                                               1993
Robert L. Ewbank                                         64   Director                                               1983
William T. Ingram                                        56   Director/Secretary                                     1990

------------------------

(1) As of December 31, 1995.

    Set forth below is information with respect to the principal occupations during at least the last five years for the directors of the Bank.

    THOMAS B. MEYER Mr. Meyer is an attorney in private practice in Danville, Illinois. He has served as Chairman of the Board since 1992.

    MERRILL G. NORTON Mr. Norton has served as the Bank's president and chief executive officer since 1992. He was the sole proprietor of Merrill G. Norton, C.P.A. from 1973 to 1992.

    CARL W. BUSBY Mr. Busby is an auctioneer, farm and real estate appraiser and agriculture real estate salesman. He is the president and owner with his wife of Busby Farms, Inc. and Busby Land and Auction Co., Inc.

    DR. ROBERT L. EWBANK Dr. Ewbank has been a medical consultant since 1995 when he retired from his oral and maxillofacial surgery practice in Danville, Illinois.

    WILLIAM T. INGRAM Mr. Ingram operates a number of businesses in the Danville, Illinois area, including Automobile Diagnostics, Quick Air Freight, Ingram's Quicklube and Ingram's Apartments.

COMMITTEES AND MEETINGS OF THE BOARD OF THE BANK

    The Bank's Board of Directors holds regular meetings on the third Wednesday of each month, as well as special meetings as necessary. The Board of Directors held 15 meetings (including three special meetings) held in the fiscal year ended September 30, 1996. The Board has established various committees to which it has delegated certain responsibilities, including a nominating committee, investment committee, audit committee, promotion and advertising committee and interest rate risk/asset liability committee. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the fiscal year ended September 30, 1996.

DIRECTORS' COMPENSATION

    Members of the Bank's Board of Directors receive $400 per month plus $300 per special meeting attended. Board fees are subject to adjustment by the Board of Directors annually. Each of the Bank's directors also serves on GBW's board of directors and receives a monthly fee of $50 for such service. In addition to fees paid to directors for Board meetings, the Bank's directors are expected to participate in the Stock Option Plan and Recognition Plan. See "--Benefits--Stock Option Plan" and "--Recognition and Retention Plan."

SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the year ended September 30, 1996 to the President and Chief Executive Officer of the Bank. No other executive officers of the Bank had total annual compensation in excess of $100,000 during fiscal 1996.

                                                                                             LONG TERM COMPENSATION
                                                                                    ----------------------------------------
                                                  ANNUAL COMPENSATION
                                     ---------------------------------------------                   AWARDS
                                                                     OTHER          ----------------------------------------
        NAME AND                                                    ANNUAL            RESTRICTED           SECURITIES
   PRINCIPAL POSITION       YEAR      SALARY       BONUS        COMPENSATION(1)          STOCK         UNDERLYING OPTIONS
------------------------  ---------  ---------  -----------  ---------------------  ---------------  -----------------------
Merrill G. Norton
  President and Chief
  Executive Officer.....       1996  $  74,613   $     -0-            --                  --                   --


                             PAYOUTS
                          -------------
        NAME AND              LTIP         ALL OTHER
   PRINCIPAL POSITION        PAYOUTS     COMPENSATION
------------------------  -------------  -------------
Merrill G. Norton
  President and Chief
  Executive Officer.....       --         $   6,700(2)

------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to the named executive officer during the year ended September 30, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of $6,700 allocated by the Bank on behalf of Mr. Norton pursuant to the Bank's 401(k) plan.

EMPLOYMENT AGREEMENTS

    The Bank intends to enter into an employment agreement with Mr. Norton upon consummation of the Conversion. The Bank intends to agree to employ Mr. Norton for a term of three years in his current position at an initial base salary of $76,000. The agreement is terminable with or without cause by the Bank. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Bank for cause, provided, however, that (i) in the event that the Bank fails to comply with any material provision of the employment agreement he shall be entitled to severance payments equal to his annual salary multiplied by three or (ii) if certain adverse actions are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Mr. Norton will be entitled to cash severance payments equal to his average annual compensation at the date of termination multiplied by three. A Change in Control of the Company is generally defined in the employment agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Mr. Norton's employment agreement provides that in the event that any payments to be paid thereunder are deemed to constitute "excess parachute payments" and, therefore, subject to an excise tax under Section 4999 of the Code, the amount of severance shall be reduced to an amount that will not result in any excess parachute payments. Mr. Norton's agreement also provides that in the event of Mr. Norton's disability, retirement or death during the term of the agreement, Mr. Norton or his estate will receive payments equal to the amount of compensation for 12 months at his then current base salary.

    Based upon compensation levels at September 30, 1996, in the event of a termination of employment following a Change in Control, Mr. Norton would receive $149,200 in cash severance.

    Although the above-described employment agreement could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

BENEFITS

    401(K) PROFIT SHARING PLAN. The Bank maintains a 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan is designed to promote the future economic welfare of the employees of the Bank and to encourage employee savings. Employee deferrals of salary and employer contributions made under the 401(k) Plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants, and is made available to the employee participants upon retirement and under certain other circumstances as provided in the 401(k) Plan. Since employee deferrals of salary and employer contributions made under the 401(k) Plan are made on a tax deferred basis, employee participants are able to enjoy significant income tax savings by participating in the 401(k) Plan. Employees are also permitted to direct the investment of their accounts among five mutual funds.

    An employee of the Bank becomes eligible to participate in the 401(k) Plan after he or she completes a year of service (provided he or she is at least age
21). A year of service is a 12 consecutive month period in which the employee works at least 1,000 hours for the Bank. An employee will become a participant in the 401(k) Plan on the first day of the month coinciding with or next following the date he or she satisfies the eligibility requirements. Participants may elect to defer amounts of up to 15% of their annual compensation to the 401(k) Plan, subject to certain limits imposed by law. Each year the Bank may make a discretionary matching contribution equal to a percentage of compensation deferred and may make additional discretionary contributions. [UPON CONSUMMATION OF THE CONVERSION, THE BANK EXPECTS TO TERMINATE THE MATCHING PROVISION OF THE 401(K) PLAN.] The Bank may also make discretionary profit sharing contributions, allocated to eligible employees on the basis of relative compensation.

    [THE 401(K) PLAN WAS AMENDED ON            , 1996 TO PERMIT PARTICIPANTS IN
THE PLAN TO DIRECT THE ADMINISTRATOR TO INVEST THEIR VESTED ACCOUNT BALANCES INTO AN EMPLOYEE STOCK FUND WHICH WILL BE INVESTED IN

SHARES OF COMMON STOCK OF THE COMPANY. HOWEVER, NO 401(K) PLAN PARTICIPANT MAY PURCHASE MORE THAN $50,000 IN AGGREGATE VALUE OF THE COMMON STOCK IN THE CONVERSION (SUBJECT TO THE OVERALL PURCHASE LIMITATIONS) THROUGH THE 401(K) PLAN'S SUBSCRIPTION RIGHTS.] A participant's ability to direct all or some of his vested account to purchase Common Stock in the Subscription Offering will be dependent upon such individual being an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. During 1996, the Bank contributed $19,000 to the 401(k) Plan, $6,700 of which was for the benefit of Mr. Norton.

    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Company has established the ESOP for employees of the Company and the Bank to become effective upon the consummation of the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

    As part of the Conversion, in order to fund the purchase of up to 8.0% of the Common Stock to be issued in the Conversion, or 27,600 shares assuming shares are sold at the maximum of the Estimated Price Range, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's contributions to the ESOP over a period of ten years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The
interest rate for the ESOP loan is expected to be    %. The Company may, in any
plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

    Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 25% per year. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    Messrs. Meyer, Ingram and Norton will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Accounting Pronouncements" for a discussion of SOP 93-6, which changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares.

    GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly-issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares as those shares become committed to be released.

    The ESOP will be subject to the requirements of Employee Retirement Income Security Act of 1974, as amended, and the regulations of the IRS and Department of Labor thereunder.

    STOCK OPTION PLAN. Following the Conversion, the Board of Directors of the Company intends to submit the Stock Option Plan for approval to stockholders at a special meeting of stockholders, which is expected to be held not earlier than six months following consummation of the Conversion. No options shall be awarded under the Stock Option Plan unless stockholder approval is obtained.

    The Stock Option Plan will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan will also be designed to retain qualified directors for the Company. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and any subsidiaries, except that directors will not be eligible to receive incentive stock options. If stockholder approval is obtained, it is expected that options to acquire shares of Common Stock will be awarded to key employees of the Company and the Bank and directors of the Company in accordance with applicable regulations. Regulations which apply to the Stock Option Plan and the Recognition Plan provide that no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors.

    The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which will be "disinterested" pursuant to applicable regulations under the Federal securities laws. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders.

    Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive and compensatory stock option shall be required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted.

    Stock options shall become vested and exercisable in the manner specified by the Committee, which shall not be faster than 20% per year, beginning one year from the date of grant. Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Committee to a period not to exceed one year from such termination. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

    Under the Stock Option Plan, the Committee will be authorized to grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to option at the time over the option price of such shares, or a combination of cash and Common Stock. Stock appreciation rights may be granted concurrently with the stock options to which they relate or at any time thereafter which is prior to the exercise or expiration of such options.

    The number of options to be granted to non-employee directors will be specifically set forth in the Stock Option Plan and will be granted upon approval of the Stock Option Plan by stockholders. Such stock options to directors will become vested and exercisable under the same terms as options granted by the Committee to officers and employees. If an optionee dies or terminates service due to disability, while serving as an employee or non-employee director, all unvested options are accelerated. Under such circumstances, the optionee or, as the case may be, the optionee's executors, administrators, legatees or distributees, shall have the right to exercise all unexercised options during the 12-month period following termination due to disability or death, provided no option will be exercisable within six months after the date of grant or more than ten years from the date it was granted.

    The Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion, or 34,500 shares, based on the issuance of 345,000 shares at the maximum of the Estimated Price Range. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

    Under current provisions of the Code, the Federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a Federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value of the shares subject to the option on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for Federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for Federal income tax purposes in the same amount.

    Although no specific award determinations have been made, assuming the requisite receipt of stockholder approval, the Company intends to follow Federal criteria with respect to awards of stock options under the Stock Option Plan. Under such criteria, awards to individual non-employee directors may not exceed 5.0% of the options available under the plan and awards to all non-employee directors may not exceed 30% of the plan in the aggregate. Awards to any individual employee may not exceed 25% of the shares available under the plan.

    RECOGNITION AND RETENTION PLAN. Following the Conversion, the Board of Directors of the Company intends to submit the Recognition Plan to stockholders for approval at a special meeting of stockholders, which is expected to be held not earlier than six months following completion of the Conversion. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success. The Recognition Plan will set forth specific awards to be made to non-employee directors.

    Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock issued in the Conversion, or 13,800 shares at the maximum of the Estimated Price Range. These shares will be acquired through open market purchases or from authorized but unissued shares. Although no specific award determinations have been made, the Company intends to follow Federal criteria for making awards under the Recognition Plan. Under such criteria, the individual and aggregate award limitations under the Recognition Plan will be the same as under the Stock Option Plan. See "--Stock Option Plan."

    The Board of Directors of the Company will administer the Recognition Plan as it pertains to directors and a Board Committee will administer the Recognition Plan with respect to all other persons.

The Committee will have the responsibility to invest all funds contributed by the Company to the Recognition Plan. Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock payable over a period specified by the administrators, which shall not be faster than 20% per year, beginning one year from the date of the award. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized PRO RATA over the number of years during which the shares are payable. While restricted, shares may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. But, while restricted, a recipient will be entitled to voting and other stockholder rights. If a recipient terminates employment for reasons other than death, disability or retirement, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will become unrestricted. The Board of Directors of the Company will be authorized to terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The Bank's policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1996, none of the Bank's directors or executive officers had aggregate loan balances in excess of $60,000. All loans made to the Bank's directors and executive officers are made in the ordinary course of business, without favorable terms and do not involve more than the normal risk of collectibility.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Common Stock of the Company proposed to be purchased by the Company's directors and by all directors and executive officers as a group (including purchases by any associates of or groups acting in concert with such persons), assuming shares of Common Stock are issued at the maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions.

                                                                                         AT THE MAXIMUM
                                                                                OF THE ESTIMATED PRICE RANGE(1)
                                                                            ----------------------------------------
                                                                                                      AS A PERCENT
                                                                                          NUMBER        OF SHARES
NAME                                                                          AMOUNT     OF SHARES       OFFERED
--------------------------------------------------------------------------  ----------  -----------  ---------------
Thomas B. Meyer...........................................................  $   50,000       5,000            1.4%
Merrill G. Norton.........................................................     150,000      15,000            4.3
Carl W. Busby.............................................................     150,000      15,000            4.3
Robert L. Ewbank..........................................................     150,000      15,000            4.3
William T. Ingram.........................................................     150,000      15,000            4.3
All directors and executive officers as a group (5 persons)...............  $  650,000(2)     65,000         18.8%

------------------------

(1) Includes proposed subscriptions, if any, by associates. The ESOP intends to acquire up to 8.0% of the Common Stock in the Conversion, or 27,600 shares at the maximum of the Estimated Price Range, which shares are not reflected in the amounts to be purchased by the Company's directors and officers in the table above. In addition, this does not include awards pursuant to the Stock Option Plan or the Recognition Plan, which will be submitted for approval to stockholders at a meeting of stockholders expected to be held not earlier than six months following the completion of the Conversion. See "--Benefits--Employee Stock Ownership Plan and Trust."

(2) Includes purchases to be made by executive officers through the 401(k) Plan.

                                 THE CONVERSION

    THE BOARD OF DIRECTORS OF THE BANK AND THE COMMISSIONER HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL BY THE COMMISSIONER, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

    On November 6, 1996, the Bank's Board of Directors unanimously adopted the Plan, pursuant to which the Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. It is intended that all of the common stock of the Bank to be issued in the Conversion will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the Commissioner, subject to, among other things, approval of the Plan by the Bank's members. In addition, the FDIC has issued its conditional non-objection to the Plan and the Conversion. A Special Meeting of the Bank's members has been called for the purpose of approving the Plan, which meeting is
to be held on March   , 1997.

    In adopting the Plan, the Board of Directors of the Bank determined that conversion was advisable and in the best interests of its members and the Bank, and further determined that the interests of certain holders of its deposit accounts in the net worth of the Bank would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Bank. In determining to convert to the stock form of organization the Board of Directors of the Bank considered a number of factors. The stock form of organization is used by commercial banks, most business entities and thrift institutions. The Board of Directors considered that converting will increase the Bank's capital base and enhance its ability to support future growth. The stock form also will facilitate the Bank's ability to engage in acquisition or merger transactions with other entities. While the Bank currently has no understandings, arrangements or agreements, written or oral, with any other entity, the Board of Directors considered the continuing consolidation occurring throughout the banking industry and concluded that converting to the stock form may enhance the Bank's ability to engage in acquisition opportunities which may arise in the future. The Board of Directors also considered that upon conversion to the stock form, the Bank's employees could participate in stock-benefit compensation plans, such as stock option and/or stock grant plans. Upon consideration of these and other factors, the Board of Directors of the Bank determined that converting from the mutual to the stock form was in the best interests of the Bank.

    The Company has applied for the approval of the Federal Reserve Board to become a bank holding company and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company plans to retain 25% of the net proceeds from the sale of the Common Stock, with all the remaining proceeds used to purchase all of the then to be issued and outstanding capital stock of the Bank. Based on the issuance of 345,000 shares at the Purchase Price at the maximum of the Estimated Price Range, approximately $276,000 of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8.0% of the shares issued in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan.

    The Plan provides generally that (i) the Bank will convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Voting Members, and in a concurrent Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. See "--Subscription Offering and Subscription Rights" and "--Community Offering." It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. See "--Syndicated Community Offering." The Bank has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering.

    The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $2,550,000 and $3,450,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

    The Plan may be amended at any time with the concurrence of the Commissioner and the receipt of any necessary approval from the FDIC. Amendments to the Plan will require additional approval of the Bank's members, whether such amendment is made before or after the Special Meeting of the Bank's members called to consider the Plan, only if required by the Commissioner and/or the FDIC. The Plan shall terminate if the Offerings are not completed within [12] months of the date of the Special Meeting of the Bank's members called to consider the Plan, subject to further extension by the Commissioner. Prior to the Special Meeting of the Bank's members to consider the Plan, the Bank's Board of Directors may terminate the Plan without approval of the Commissioner and, thereafter, only with the Commissioner's approval.

    The following is a brief summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the Bank and at the offices of the Office. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF CONVERSION

    The Bank, as an Illinois-chartered mutual savings bank, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the institution by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to support increased originations of commercial business loans and consumer loans and to diversify into other financial services related activities, and enhanced ability to render services to the public.

    The holding company form of organization will provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisition of other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a better position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of opportunities which may arise.

    After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. Following Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management--Management of the Bank."

EFFECTS OF CONVERSION

    GENERAL. Each depositor in a mutual savings bank has both a deposit account in the institution and a PRO RATA ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a PRO RATA ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

    Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share PRO RATA in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

    When a mutual savings bank converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE BANK'S COMMON STOCK AND THE COMMON STOCK OF THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

    CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Commissioner and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

    The directors serving the Bank at the time of the Conversion will continue to serve as directors of the Bank after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Bank. All officers of the Bank at the time of the Conversion will retain their positions after the Conversion.

    EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion to stock form, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

    TAX EFFECTS. The Bank has received opinions with regard to Federal and Illinois income taxation which indicates that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for Federal or Illinois tax purposes to the Bank or its Eligible Account Holders or Supplemental Eligible Account Holders or the Company, except as discussed below. See "--Tax Aspects."

    EFFECT ON LIQUIDATION RIGHTS. Were a mutual savings bank to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would receive such remaining assets, PRO RATA, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the Office, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    The Plan of Conversion requires that the aggregate purchase price of the Common Stock sold in the Offerings must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Bank and the Company have retained RP Financial to make such valuation. For its services in making such appraisal and certain other services (including assisting the Bank in the preparation of a business plan) rendered in connection with the Conversion, RP Financial will receive a fee of $15,000, plus reimbursement for reasonable expenses. The Bank and the Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the Federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or willful misconduct.

    An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statement. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings institutions located in Illinois and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's net worth and earnings potential; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above.

    On the basis of the foregoing, RP Financial has advised the Company and the Bank that, in its opinion, dated November 15, 1996 the Estimated Price Range of the Common Stock ranged from a minimum of $2,550,000 to a maximum of $3,450,000 with a midpoint of $3,000,000. Based upon the Estimated Price Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Company expects to issue between 255,000 and 345,000 shares of Common Stock. The Estimated Price Range may be amended with the approval of the Commissioner and non-objection of the FDIC, if required, if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally. In the event the appraisal is updated to amend the value of the Bank below $2,550,000 or above $3,967,500 (the maximum of the Estimated Price Range, as adjusted by 15%), such appraisal will be filed with the SEC by post-effective amendment.

    In the event the Company receives orders for Common Stock in excess of $3,450,000 (the maximum of the Estimated Price Range) and up to $3,967,500 (the maximum of the Estimated Price Range, as adjusted by 15%), the Company may determine to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Commissioner and non-objection of the FDIC, if required. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion.

    Such valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENT AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

    Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 396,750 shares to reflect changes in the market and financial conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.

    No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate price is materially incompatible with the estimate of the pro forma valuation of the aggregate market value of the Common Stock at the time of the sale of the Common Stock. If such is not the case, a new Estimated Price Range may be set, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Bank shall determine and the Commissioner and FDIC may permit.

    Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Price Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, purchasers will be resolicited (I.E., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the Commissioner and requires the non-objection of the FDIC.

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    An increase in the number of shares to be issued in the Conversion, as a result of an increase in the estimated pro forma market value, would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data."

    Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, and
(4) Other Voting Members. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock; (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case on July 31, 1995 ("Eligibility Record Date"); in each case subject to the overall purchase limitation. See "-- Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each such subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the amounts of the qualifying deposits of each such subscribing Eligible Account Holder bears to the total amount of qualifying deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. The submission of multiple orders by an Eligible Account Holder or other subscriber will result in a lower deposit credit per order in the event of an allocation.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 1995.

    PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP will receive, without payment therefor, second priority non-transferable subscription rights to purchase, in the aggregate, up to 10.0% of the Common

Stock issued in the Conversion. The subscription rights granted to the ESOP are subject to the availability of shares after taking into account the shares purchased by Eligible Account Holders, including any shares of Common Stock to be issued in the Conversion as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase up to 8.0% of the shares to be issued in the Conversion, or 20,400 shares and 27,600 shares, based on the issuance of 255,000 shares and 345,000 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. In the event that there are not sufficient shares available to satisfy the ESOP's purchase order, it is anticipated that the ESOP will attempt to purchase additional shares of Common Stock in the open market in order that the ESOP shall have purchased an aggregate of 8.0% of the shares of Common Stock sold in the Offerings.

    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock; (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on December 31, 1996; and, in all cases, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all Supplemental Eligible Account Holders, shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated to such person as an Eligible Account Holder) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among such subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective amount of qualifying deposits bears to the total amount of the amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued. The submission of multiple orders by a Supplemental Eligible Account Holder or other subscriber will result in a lower deposit credit per order in the event of an allocation.

    PRIORITY 4: OTHER VOTING MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders, each Other Voting Member will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of: (i) $50,000 of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock; in each case subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases."

    In the event the Other Voting Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Voting Members on a PRO RATA basis in the same proportion as each Other Voting Members' subscription bears to the total subscriptions of all subscribing Other Voting Members.

    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING.  The Subscription Offering
will expire on [March   ,] 1997, unless extended for up to 45 days or such
additional periods by the Bank and the Company with the approval of the Commissioner of the Commissioner and, if required, the non-objection of the FDIC. Subscription rights which have not been exercised prior to the Subscription Expiration Date will become void.

    The Bank and the Company will not execute orders before the Subscription Expiration Date and until at least the minimum number of shares of Common Stock (255,000 shares) have been subscribed for or otherwise sold. If the Subscription Offering is not completed within 45 days after the Subscription Expiration Date, unless such period is extended, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Voting Members, the Bank may offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the Bank's [LOCAL COMMUNITY] ("Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $50,000 of the Common Stock offered in the Conversion, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, in each case subject to the maximum purchase limitation. See "--Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED OR DECREASED AT THE SOLE DISCRETION OF THE COMPANY AND THE BANK. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE SUBSCRIPTION EXPIRATION DATE. The Community Offering may be commenced at any time during the Subscription Offering or subsequent thereto.

    If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining after all subscriptions by Preferred Subscribers, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

    PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company, the Bank, or their officers, directors or employees under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration or qualification in the Company's and the Bank's judgment would be impracticable or unduly burdensome for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Bank and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING ARRANGEMENTS

    The Company and the Bank have engaged Trident as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident is a member of the National Association of Securities Dealers, Inc. ("NASD") and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services including, but not limited to, (1) training and educating the Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Sales Center to assist the Bank's customers and internal stock purchasers and to keep records of orders for shares of Common Stock; (3) targeting the Company's sales efforts, including preparation of marketing materials; and (4) assisting in the solicitation of proxies of members for use at the Special Meeting. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a to-be negotiated fee to such selected dealers for shares sold by any NASD member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 and reasonable legal fees not to exceed $22,500. To date, Trident has received $10,000 from the Bank as an advance payment of its anticipated expenses.

    The Company and the Bank have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities, including certain claims or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the Company's Registration Statement or the Prospectus.

    Directors and executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

    To ensure that each purchaser receives a Prospectus at least 48 hours before the Subscription Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

    To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Bank at any of its offices by [12:00 NOON, CENTRAL TIME,] on the Subscription Expiration Date. Order forms which are not received by such time or are altered or executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will neither accept orders submitted on photocopied or facsimilied order forms nor order forms unaccompanied by an executed certification form. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

    In order to ensure that depositors are properly identified as to their stock purchase priority, depositors as of the Eligibility Record Date (July 31, 1995), the Supplemental Eligibility Record Date (December 31, 1996) and/or the Voting Record Date (March , 1997), must list all accounts on the stock order form giving all names in each account and the account numbers.

    Payment for subscriptions may be made (i) in cash if delivered in person at the Bank, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Wire transfers will not be accepted except at the discretion of the Company and the Bank. Interest will be paid on payments made by check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

    If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, and the remaining balance will earn interest at the passbook rate.

    If the ESOP subscribes for shares during the Subscription Offering, such plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for by such plan at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

    Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that the trustee of such IRA is not the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Subscriptions by IRAs will be credited only with the balance of such IRA account in the event of an allocation.

    Certificates representing shares of Common Stock purchased will be mailed to purchasers at such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    Pursuant to the rules and regulations of the Office, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. No person may offer, or make an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

    As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed. The Bank and the Company expect to market any shares which remain unsubscribed after the Subscription and Community Offerings through a Syndicated Community Offering. The Company and the Bank have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither the Agent nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, the Agent has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a to-be negotiated fee to such selected dealers for shares sold by any NASD member firm pursuant to a selected dealers agreement.

    The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing and Number of Shares to be Issued." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $50,000 of the Common Stock offered in the Conversion, without giving effect to an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

    Payments made in the form of a check, bank draft or money order will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

    In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before 12:00 noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before 12:00 noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

    Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

    The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company and the Bank with the approval of the Commissioner and, if required, the non-objection of the FDIC. See "--Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

        (1) No less than 25 shares;

        (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall limitation in (8) below;

        (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including any additional shares issued in the event of an increase in the Estimated Price Range, after taking into account the shares purchased by Eligible Account Holders;

        (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or
    (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall limitation in (8) below;

        (5) Each Other Voting Member may subscribe for and purchase in the Subscription Offering up to the greater of (i) $50,000 of Common Stock, subject to the overall limitation in (8) below, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) below;

        (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to the greater of
    (i) $50,000 of Common Stock, subject to the overall limitation in (8) below or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in (8) below;

        (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Community Offering up to $50,000 of Common Stock, subject to the overall limitation in (8) below;

        (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members may purchase stock in the Community and Syndicated Community Offerings subject to the

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    purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person together with associates of and groups of persons acting in concert with such persons, shall not exceed $150,000 of the aggregate value of the shares of Common Stock sold in the Conversion; and

        (9) No more than 35% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the ESOP.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, both the individual amount permitted to be subscribed for and the overall purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In the event that an individual purchase limitation is decreased after commencement of the Subscription or Community Offerings, the orders of any persons who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the maximum number of shares permitted to be subscribed for by participants. Unless otherwise permitted by the FDIC, the Company and the Bank do not anticipate that they would decrease the maximum purchase limitations below one-tenth of 1% of the total shares of Common Stock permitted to be purchased in the Subscription and Community Offerings.

    The overall purchase limitation may not be reduced to less than 1.0% but the individual amount permitted to be purchased may be reduced to less than $50,000, subject to (2), (4) and (5) above. Each Eligible Account Holder, Supplemental Eligible Account Holder or Other Voting Member may purchase in the Subscription Offering $50,000 of the Common Stock offered, assuming that at least $2.6 million of Common Stock is sold in the Offerings.

    In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (ii) to fill the ESOP's subscription of 8.0% of the Adjusted Maximum number of shares; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Voting Members, to fill unfulfilled subscriptions of Other Voting Members; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible.

    The term "associate" of a person is defined to mean: (i) any corporation or other organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Company or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or the Company or any of their subsidiaries.

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LIQUIDATION RIGHTS

    In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive his PRO RATA share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's PRO RATA share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank above that amount.

    The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final Prospectus used in connection with the Conversion. Such liquidation account will not be reflected as an asset or liability on the Company's or the Bank's financial statements subsequent to the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, held in the Bank on July 31, 1995 and December 31, 1996, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a PRO RATA interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the July 31, 1995 Eligibility Record Date or the December 31, 1996 Supplemental Eligibility Record Date bore to the balance of qualifying deposits of all Eligible Account Holders or Supplemental Eligible Account Holders on such dates. For deposit accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances will be determined for such accounts on each of the Eligibility Record Date and the Supplemental Eligibility Record Date.

    If, however, on any July 31 or September 31, annual closing date of the Bank, commencing after July 31, 1995 or December 31, 1996, the amount in any deposit account is less than the amount in such deposit account on July 31, 1995 or December 31, 1996, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

    The Bank has received an opinion of its counsel, Elias, Matz, Tiernan & Herrick L.L.P., regarding the material effects of the Conversion for Federal income tax purposes, which opinion states, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Bank or the Company upon the purchase of the Bank's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its

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stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Geo. S. Olive & Co. LLC, has rendered an opinion to the effect that the foregoing tax effects of the Conversion under Illinois law are substantially the same as they are under Federal law. Certain portions of both the Federal and the state tax opinions are based upon the opinion of RP Financial that subscription rights issued in connection with the Conversion will have no value.

    In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

    Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. A copy of each of the above-referenced opinions is included as an exhibit to the Company's registration statement on Form S-1 as filed with the SEC.

DELIVERY OF CERTIFICATES

    Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

    All shares of Common Stock purchased in connection with the Conversion by a director or an officer of the Company and the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

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
    Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Company and the Bank after adoption of the Plan of Conversion) during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

    The Company has no present plans with respect to any repurchase of shares of Common Stock and will not undertake any repurchase of shares of Common Stock within the one year period subsequent to the Conversion. Any repurchases of Common Stock by the Company in the future will be subject to the receipt of any necessary approvals from the Commissioner and/or the FRB and will be subject to any applicable regulations and policies of the Commissioner and FRB.

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
                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

    The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and for the concurrent formation of a holding company. As described below, certain provisions in the Company's Certificate of Incorporation and Bylaws, together with provisions of Delaware law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    GENERAL. A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

    LIMITATION ON ACQUISITION OF VOTING STOCK AND VOTING RIGHTS. Article X of the Company's Certificate of Incorporation provides that for a period of five years from the date of Conversion of the Bank from the mutual to the stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

    The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article X, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

    BOARD OF DIRECTORS. Article VII of the Certificate of Incorporation of the Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. See "Management of the Company." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is prohibited by the Certificate of Incorporation. Elimination of cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the common stock to elect their nominees to the Board of Directors and possibly by delaying, deterring, or discouraging proxy contests.

    Directors may be removed only with cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by stockholders. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum of the Board, or by the sole remaining director, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director has been elected, and until his successor has been elected and qualified.

    Section 4.15 of the Bylaws governs nominations for election to the Board, and provides that nominations for election to the Board of Directors may be made by the Board of Directors or a committee thereof or by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than ninety days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting, provided, however, that, with respect to the first scheduled annual meeting following completion of the Conversion, which is expected to be held on the third Wednesday of January 1998, nominations by the stockholder must be so delivered or received no later than the close of business on the third Wednesday of October 1997, notwithstanding a determination by the Company to schedule such annual meeting at a date later than the third Wednesday of January 1998. With respect to an election to be held at a special meeting of stockholders for the election of directors, the notice must be delivered or received no later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected.

    The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws discussed herein are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The general effect of these provisions will be to require generally two annual stockholders meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believe that a change in the composition of the Board of Directors is desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

    The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the dissident nominations as in the best interests of the Company or its stockholders.

    LIMITATION OF LIABILITY. Article IX of the Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect. Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

    If Delaware law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the Company's Certificate of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by shareholders. Similarly, if Delaware law was amended in the future to restrict the ability of a corporation to limit the personal lability of directors, the Company's Certificate of Incorporation would automatically incorporate such restrictions without further action by shareholders.

    Currently, the scope of the provision in the Company's Certificate of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

    The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors; it merely limits personal lability for monetary damages to the maximum extent now or hereafter permitted by the Delaware General Corporation Law. Moreover, it currently applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because Section 102(b)(7) does not authorize such a limitation of liability.

    The provision in the Company's Certificate of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provisions of the Certificate of Incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain persons most qualified to serve as directors.

    INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Article VI of the Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware, provided that the Company shall not be liable for any amounts which may be due in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification thereunder without its prior written consent.

    Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of the Company, such indemnification would apply if it was determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the Company, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which that action was brought determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding, he or she must be indemnified against reasonable expenses incurred by him or her in connection therewith.

    The Company's Bylaws also provide that reasonable expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

    AUTHORIZED SHARES AND ISSUANCE OF CAPITAL STOCK. Article IV of the Certificate of Incorporation authorizes the issuance of 1,600,000 shares of Common Stock with a par value of $.01 per share and 400,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

    Neither the Certificate of Incorporation nor the Bylaws of the Company contain a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company. Thus, stock-related compensation plans such as the Stock Option Plan and the Recognition Plan could be adopted by the Company without shareholder approval and shares of Company capital stock could be issued directly to directors, officers or controlling persons without shareholder approval. The Bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities which are quoted on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

    SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS. Section 2.4 of the Company's Bylaws provides that special meetings of the Company's stockholders, for any purpose or purposes, may only be called by the affirmative vote of a majority of the Board of Directors then in office.

    Section 2.14 of the Company's Bylaws provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or
(b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Company. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, which is expected to be held on the third Wednesday of January 1998, such written notice must be received by the Company not later than the close of business on the third Wednesday of October 1997. In connection with such first annual meeting, stockholder nominations will be required to be received by the Company by the aforementioned date notwithstanding a determination by the Company to schedule such annual meeting at a date later than the third Wednesday of January 1998. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any financial interest of the stockholder in such business. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of Section 2.14 and any such business not properly brought before the meeting shall not be transacted.

    The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a business proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Article 11 of the Company's Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be first approved by a majority of the Board of Directors and, to the extent required by law, then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles VII (directors), VIII (meetings of stockholders and bylaws), IX (limitation on liability of directors and officers), X (restrictions on acquisitions) and 11 (amendment), unless any such proposed amendment is approved by a vote of 75% of the Board of Directors then in office.

    The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws, unless any such proposed amendment is approved by a vote of 75% of the Board of Directors then in office.

    DELAWARE GENERAL CORPORATION LAW. In addition to the provisions contained in the Company's Certificate of Incorporation, the Delaware General Corporation Law includes certain provisions applicable to Delaware corporations, such as the Company, which may be deemed to have an anti-takeover effect. Section 203 of the Delaware General Corporation Law ("Section 203") imposes certain restrictions on business combinations between the Company and large shareholders. Specifically,
Section 203 prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) between the Company or a subsidiary and an "interested shareholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the Company's Common Stock) within three years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by the Company's Board of Directors, (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of the Company's Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) the business combination is approved by the Company's Board of Directors and by the holders of at least two-thirds of the outstanding Company Common Stock, excluding shares owned by the interested shareholders.

    One of the effects of Section 203 may be to prevent highly leveraged takeovers, which depend upon getting access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, Section 203 may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with the Company that may not be fair to the Company's other shareholders or that may otherwise not be in the best interests of the Company, its shareholders and other constituencies.

    For similar reasons, however, these provisions may make more difficult or discourage an acquisition of the Company, or the acquisition of control of the Company by a principal shareholder, and thus the removal of incumbent management, because a business combination within the specified three-year period that is not approved by a majority of the Board of Directors prior to the transaction in which a person becomes an interested shareholder will require the approval of the Board of Directors and the holders of two-thirds of the shares held by disinterested shareholders. In addition, to the extent that Section 203 discourages takeovers that would result in the change of the Company's management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND
  MANAGEMENT REMUNERATION ADOPTED IN THE CONVERSION

    The foregoing provisions of the Certificate of Incorporation and Bylaws of the Company could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock.

    In addition, certain provisions of the proposed employment agreement with the Company's and the Bank's President provide him with severance payments upon his termination in connection with a change in control of the Company or the Bank. See "Management of the Company--Employment Agreement." The foregoing provisions may make it more difficult for companies or persons to acquire control of the Company. Additionally, the provisions could deter offers to the shareholders which might be viewed by such shareholders to be in their best interests.

    The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

    Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

    The Board of Directors of the Company and the Bank are not aware of any effort that might be made to acquire control of the Bank or the Company.

REGULATORY RESTRICTIONS

    The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days' prior written notice. The Bank Company Act provides that no company may acquire "control" of a bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the bank or the ability to control the election of a majority of the directors of a bank. The Federal Reserve Board may prohibit an acquisition if
(i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

    The Company is authorized to issue 1,600,000 shares of Common Stock having a par value of $0.01 per share and 400,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 345,000 shares of Common Stock and no shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of the Company's capital stock which are deemed material to an investment decision with respect to the Conversion.

    THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

    DISTRIBUTIONS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends. During at least the one-year period subsequent to the Conversion, the Company will take no action to implement any distribution of a return of excess capital to stockholders.

    VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares which they own multiplied by the number of directors to be elected Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of Common Stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisitions of the Company and the Bank." If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

    As an Illinois-chartered mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors who elect the officers of the Bank and will fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company has no present plans to issue Preferred Stock.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

    The Amended and Restated Articles of Incorporation of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 1,000,000 shares of common stock, par value $1.00 per share. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Amended and Restated Articles of Incorporation without the approval of the Bank's stockholders. Upon Conversion, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. The capital stock of the Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of the Bank's capital stock which are deemed material to an investment decision with respect to the Conversion.

DIVIDENDS

    The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

    Immediately after the Conversion, the holders of the Bank's common stock, which consist solely of the Company, will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held and there shall be no right to cumulate votes.

LIQUIDATION

    In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS; REDEMPTION

    Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is
____________.

                                    EXPERTS

    The consolidated financial statements of the Bank as of September 30, 1996 and 1995, and for each of the years in the two-year period ended September 30, 1996, included in the Prospectus have been audited by Geo. S. Olive & Co. LLC, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

    RP Financial has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

    The legality of the Common Stock and the Federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Bank and the Company. The Illinois income tax consequences of the Conversion will be passed upon for the Bank and the Company by Geo. Olive & Co. LLC. Certain legal matters will be passed upon for Trident by Luse Lehman Gorman Pomerenk & Schick, Washington, D.C.

                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

    The Bank has filed an Application for Conversion with the Commissioner with respect to the Conversion. This Prospectus omits certain information contained in that application. The Application may be examined at the office of the Commissioner, Office of Banks and Real Estate, 205 West Randolph Street, Suite 1900, Chicago, Illinois 60606.

    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

    A copy of the Plan of Conversion and Articles of Incorporation and the Bylaws of the Company and the Amended and Restated Articles of Incorporation and Bylaws of the Bank are available without charge from the Bank. Requests for such information should be directed to: Mr. Merrill Norton, President, American Savings Bank of Danville, 714 North Vermilion Street, Danville, Illinois 61834.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditor's Report...............................................................................         F-2
Consolidated Balance Sheet.................................................................................         F-3
Consolidated Statement of Income...........................................................................          31
Consolidated Statement of Equity Capital...................................................................         F-5
Consolidated Statement of Cash Flows.......................................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

    The financial statements of Vermilion Bancorp, Inc. ("VBI") have been omitted because VBI had not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organization nature.

    All schedules are omitted as the required information is not applicable or the information is presented in the Consolidated Financial Statements.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
American Savings Bank of Danville
Danville, Illinois

    We have audited the consolidated balance sheet of American Savings Bank of Danville and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, equity capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of American Savings Bank of Danville and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

    As discussed in the notes to the consolidated financial statements, the Bank changed its method of accounting for investment securities in 1995.

Champaign, Illinois
October 11, 1996,
except as to the subsequent
event note, which is as of
November 6, 1996

                       AMERICAN SAVINGS BANK OF DANVILLE
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

  SEPTEMBER 30                                                                           1996           1995
-----------------------------------------------------------------------------------  -------------  -------------
ASSETS
  Cash and due from banks..........................................................  $     359,747  $     426,372
  Interest-bearing demand deposits.................................................        429,451        144,220
                                                                                     -------------  -------------
      Cash and cash equivalents....................................................        789,198        570,592
  Interest-bearing time deposits...................................................         99,000         99,000
  Investment securities
    Available for sale.............................................................      2,221,693      1,485,815
    Held to maturity...............................................................      4,336,559      6,816,446
                                                                                     -------------  -------------
      Total investment securities..................................................      6,558,252      8,302,261
  Loans............................................................................     27,079,584     24,028,147
    Allowance for loan losses......................................................        143,349         74,190
                                                                                     -------------  -------------
      Net loans....................................................................     26,936,235     23,953,957
  Premises and equipment...........................................................        466,928        495,251
  Federal Home Loan Bank stock.....................................................        269,000        255,000
  Other assets.....................................................................        340,599        300,774
                                                                                     -------------  -------------
      Total assets.................................................................  $  35,459,212  $  33,976,835
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES
  Deposits
    Noninterest-bearing............................................................  $     165,593  $     105,078
    Interest-bearing...............................................................     30,558,460     31,226,360
                                                                                     -------------  -------------
      Total deposits...............................................................     30,724,053     31,331,438
  Federal Home Loan Bank borrowings................................................      2,000,000
  OTHER LIABILITIES................................................................        380,010        202,988
                                                                                     -------------  -------------
      Total liabilities............................................................     33,104,063     31,534,426
                                                                                     -------------  -------------

EQUITY CAPITAL
  Retained earnings................................................................      2,370,504      2,441,672
  Net unrealized gain (loss) on securities available for sale......................        (15,355)           737
                                                                                     -------------  -------------
      Total equity capital.........................................................      2,355,149      2,442,409
                                                                                     -------------  -------------
      Total liabilities and equity capital.........................................  $  35,459,212  $  33,976,835
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                       AMERICAN SAVINGS BANK OF DANVILLE
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

  YEAR ENDED SEPTEMBER 30                                                                   1996          1995
--------------------------------------------------------------------------------------  ------------  ------------
INTEREST INCOME
  Loans receivable....................................................................  $  2,118,137  $  1,757,456
  Investment securities...............................................................       448,729       537,854
  Deposits with financial institutions................................................        67,274        80,233
                                                                                        ------------  ------------
      Total interest income...........................................................     2,634,140     2,375,543
                                                                                        ------------  ------------

INTEREST EXPENSE
  Deposits............................................................................     1,670,717     1,588,004
  Federal Home Loan Bank borrowings...................................................       107,113
                                                                                        ------------  ------------
      Total interest expense..........................................................     1,777,830     1,588,004
                                                                                        ------------  ------------

NET INTEREST INCOME...................................................................       856,310       787,539
  Provision for losses on loans.......................................................        80,000        13,059
                                                                                        ------------  ------------

NET INTEREST INCOME AFTER PROVISION FOR LOSSES ON LOANS...............................       776,310       774,480
                                                                                        ------------  ------------

NONINTEREST INCOME
  Loan fees...........................................................................        11,551        10,788
  Net realized gains on sales of available-for-sale securities........................                         563
  Other income........................................................................        33,343        39,426
                                                                                        ------------  ------------
      Total noninterest income........................................................        44,894        50,777
                                                                                        ------------  ------------

NONINTEREST EXPENSE
  Salaries and employee benefits......................................................       275,741       296,624
  Net occupancy expenses..............................................................        96,895        94,548
  Data processing fees................................................................        40,568        39,165
  Deposit insurance expense...........................................................       277,093        71,039
  Printing and office supplies........................................................        15,710        16,760
  Legal and professional fees.........................................................        36,569        43,305
  Advertising and promotion...........................................................        28,525        28,311
  Director and committee fees.........................................................        41,107        41,107
  Other expenses......................................................................        77,281        78,853
                                                                                        ------------  ------------
      Total noninterest expense.......................................................       889,489       709,712
                                                                                        ------------  ------------

INCOME (LOSS) BEFORE INCOME TAX.......................................................       (68,285)      115,545
  Income tax expense..................................................................         2,883        15,230
                                                                                        ------------  ------------

NET INCOME (LOSS).....................................................................  $    (71,168) $    100,315
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See notes to consolidated financial statements.

                       AMERICAN SAVINGS BANK OF DANVILLE
                                 AND SUBSIDIARY
                    CONSOLIDATED STATEMENT OF EQUITY CAPITAL

                                                                                      NET UNREALIZED
                                                                                           GAIN
                                                                                        (LOSS) ON
                                                                                        SECURITIES
                                                                          RETAINED      AVAILABLE
                                                                          EARNINGS       FOR SALE        TOTAL
                                                                        ------------  --------------  ------------
BALANCES, OCTOBER 1, 1994.............................................  $  2,341,357                  $  2,341,357
  Net income for 1995.................................................       100,315                       100,315
  Cumulative effect of change in method of accounting for
    securities........................................................                  $  (12,419)        (12,419)
  Net change in unrealized gain (loss) on securities available for
    sale..............................................................                      13,156          13,156
                                                                        ------------  --------------  ------------
BALANCES, SEPTEMBER 30, 1995..........................................     2,441,672           737       2,442,409
  Net loss for 1996...................................................       (71,168)                      (71,168)
  Net change in unrealized gain (loss) on securities available for
    sale..............................................................                     (16,092)        (16,092)
                                                                        ------------  --------------  ------------
  Balances, September 30, 1996........................................  $  2,370,504    $  (15,355)   $  2,355,149
                                                                        ------------  --------------  ------------
                                                                        ------------  --------------  ------------

                See notes to consolidated financial statements.

                       AMERICAN SAVINGS BANK OF DANVILLE
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED SEPTEMBER 30                                                                    1996          1995
-------------------------------------------------------------------------------------  -------------  -----------
Operating Activities
  Net income (loss)..................................................................  $     (71,168) $   100,315
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
    Provision for loan losses........................................................         80,000       13,059
    Investment securities gains......................................................                        (563)
    Deferred income tax..............................................................        (41,577)
    Investment securities amortization (accretion), net..............................         11,049      (15,705)
    Depreciation.....................................................................         33,594       35,742
    Federal Home Loan Bank stock dividend............................................                      (3,600)
    Net change in:
      Interest receivable............................................................        (51,317)     (16,370)
      Interest payable...............................................................          7,652       (5,594)
      Other assets...................................................................         58,567      (14,173)
      Other liabilities..............................................................        169,370       49,134
                                                                                       -------------  -----------
      Net cash provided by operating activities......................................        196,170      142,245
                                                                                       -------------  -----------
INVESTING ACTIVITIES
  Net change in interest-bearing deposits............................................                     595,000
  Purchases of securities available for sale.........................................       (550,000)    (671,775)
  Proceeds from maturities of securities available for sale..........................      1,394,257      700,000
  Proceeds from sales of securities available for sale...............................                     300,563
  Proceeds from maturities of securities held to maturity............................        867,113      590,564
  Net change in loans................................................................     (3,062,278)  (2,340,524)
  Purchase of premises and equipment.................................................         (5,271)     (62,900)
  Purchase of Federal Home Loan Bank stock...........................................        (14,000)     (15,300)
                                                                                       -------------  -----------
      Net cash used by investing activities..........................................     (1,370,179)    (904,372)
                                                                                       -------------  -----------
FINANCING ACTIVITIES
  Net change in deposits.............................................................       (607,385)     633,385
  Proceeds of Federal Home Loan Bank borrowings......................................      2,000,000
                                                                                       -------------  -----------
      Net cash provided by financing activities......................................      1,392,615      633,385
                                                                                       -------------  -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..............................................        218,606     (128,742)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.........................................        570,592      699,334
                                                                                       -------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR...............................................  $     789,198  $   570,592
                                                                                       -------------  -----------
                                                                                       -------------  -----------
ADDITIONAL CASH FLOWS INFORMATION
  Interest paid......................................................................  $   1,770,178  $ 1,593,598
  Income tax paid....................................................................         17,205       16,800

                See notes to consolidated financial statements.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of American Savings Bank of Danville (the "Bank") and its wholly owned subsidiary, GBW Service Corporation (which services contract sales of real estate), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Bank operates under a state thrift charter and provides full banking services. As a state-chartered thrift, the Bank is subject to regulation by the State of Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation.

    The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Danville and the immediately surrounding communities. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in the Danville area.

    CONSOLIDATION--The consolidated financial statements include the accounts of the Bank and subsidiary after elimination of all material intercompany transactions and accounts.

    INVESTMENT SECURITIES--The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, on October 1, 1994. Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in equity capital, net of tax.

    Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

    At October 1, 1994, investment securities with an approximate carrying value of $1,799,600 were reclassified as available for sale. This reclassification resulted in a decrease in total equity, net of taxes, of $12,419.

    LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

    ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, and the current condition and amount of loans outstanding, and the probability of

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

    PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using both the straight-line and accelerated methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

    FEDERAL HOME LOAN BANK STOCK is a required investment for institutions that are members of the Federal Home Loan Bank ("FHLB") system. The required investment in the common stock is based on a predetermined formula.

    INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

    RECLASSIFICATIONS of certain amounts in the 1995 consolidated financial statements have been made to conform to the 1996 presentation.

2) SUBSEQUENT EVENTS

    On November 6, 1996, the Board of Directors adopted a Plan of Conversion (the "Plan") whereby the Bank will convert from a state chartered mutual savings bank to a state chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to a holding company formed in connection with the conversion. Pursuant to the Plan, shares of capital stock of the holding company are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering to be commenced simultaneously with the subscription offering.

    The Plan provides that when the conversion is completed, a liquidation account will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors at July 31, 1995, who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

    Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

2) SUBSEQUENT EVENTS (CONTINUED)
    No conversion costs have been incurred as of September 30, 1996. Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not completed, such costs would be charged to expense.

3) INVESTMENT SECURITIES

                                                                                       1996
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED       FAIR
SEPTEMBER 30                                                       COST         GAINS       LOSSES        VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
Available for sale
  U.S. Treasury..............................................  $    250,000   $   3,250                $    253,250
  Federal agencies...........................................     1,992,166       5,025    $  28,748      1,968,443
                                                               ------------  -----------  -----------  ------------
    Total available for sale.................................     2,242,166       8,275       28,748      2,221,693
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
Held to maturity
  Federal agencies...........................................       499,798                      928        498,870
  State and municipal........................................       361,177                    6,759        354,418
  Mortgage-back securities...................................     3,475,584      30,440       32,713      3,473,311
                                                               ------------  -----------  -----------  ------------
    Total held to maturity...................................     4,336,559      30,440       40,400      4,326,599
                                                               ------------  -----------  -----------  ------------
    Total investment securities..............................  $  6,578,725   $  38,715    $  69,148   $  6,548,292
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                                                                                       1995
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED       FAIR
SEPTEMBER 30                                                       COST         GAINS       LOSSES        VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
Available for sale
  U.S. Treasury..............................................  $    198,274   $     400                $    198,674
  Federal agencies...........................................     1,286,424       3,749    $   3,032      1,287,141
                                                               ------------  -----------  -----------  ------------
    Total available for sale.................................     1,484,698       4,149        3,032      1,485,815
                                                               ------------  -----------  -----------  ------------
Held to maturity
  Federal agencies...........................................     2,196,132       2,363       41,891      2,156,604
  State and municipal........................................       360,201                    7,165        353,036
  Mortgage-backed securities.................................     4,260,113      36,696       40,317      4,256,492
                                                               ------------  -----------  -----------  ------------
    Total held to maturity...................................     6,816,446      39,059       89,373      6,766,132
                                                               ------------  -----------  -----------  ------------
    Total investment securities..............................  $  8,301,144   $  43,208    $  92,405   $  8,251,947
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

3) INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and fair value of securities available for sale and held to maturity at September 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               AVAILABLE FOR SALE           HELD TO MATURITY
                                                           --------------------------  --------------------------
                                                            AMORTIZED        FAIR       AMORTIZED        FAIR
                                                               COST         VALUE          COST         VALUE
                                                           ------------  ------------  ------------  ------------
Within one year..........................................  $    600,000  $    604,341  $    499,798  $    498,870
One to five years........................................     1,642,166     1,617,352
Five to ten years........................................                                   165,469       162,370
After ten years..........................................                                   195,708       192,048
                                                           ------------  ------------  ------------  ------------
                                                              2,242,166     2,221,693       860,975       853,288
Mortgage-backed securities...............................                                 3,475,584     3,473,311
    Totals...............................................  $  2,242,166  $  2,221,693  $  4,336,559  $  4,326,599
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

    There were no pledged securities at September 30, 1996 or 1995.

    Proceeds from the sale of a security available for sale during 1995 were $300,563. A gross gain of $563 was realized on the sale. There were no sales of securities during 1996.

    On December 31, 1995, the Bank transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $1,600,000 and a fair value of $1,592,598.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

4) LOANS AND ALLOWANCE

SEPTEMBER 30                                                                             1996           1995
-----------------------------------------------------------------------------------  -------------  -------------
Real estate mortgage loans
  One-to-four family...............................................................  $  21,418,924  $  19,181,018
  Multi-family.....................................................................      1,236,140      1,157,351
Commercial real estate loans.......................................................        780,848        669,127
Real estate sold on contract.......................................................        373,846        414,915
Real estate construction loans.....................................................        341,793        163,147
Commercial business loans..........................................................        334,376        242,147
Consumer loans.....................................................................      2,581,152      2,290,163
                                                                                     -------------  -------------
    Total loans....................................................................     27,067,079     24,117,868
Plus
  Deferred loan costs..............................................................         38,121
Less
  Undisbursed portion of loans.....................................................         25,376         89,194
  Unearned interest................................................................            240            527
                                                                                     -------------  -------------
                                                                                     $  27,079,584  $  24,028,147
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Allowance for loan losses
  Balances, October 1..............................................................  $      74,190  $      67,309
  Provision for losses.............................................................         80,000         13,059
  Recoveries on loans..............................................................          1,296          4,158
  Loans charged off................................................................        (12,137)       (10,336)
                                                                                     -------------  -------------
  Balances, September 30...........................................................  $     143,349  $      74,190
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The Bank adopted SFAS No. 114 and No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--INCOME RECOGNITION AND DISCLOSURES on October 1, 1995. The adoption of SFAS No. 114 and No. 118 did not have a material impact on the Bank's financial position or results of operations.

    Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others were $432,071 and $525,065 at September 30, 1996 and 1995.

5) PREMISES AND EQUIPMENT

SEPTEMBER 30                                                            1996          1995
------------------------------------------------------------------  ------------  ------------
Land..............................................................  $    209,431  $    209,431
Office building...................................................       568,593       568,593
Furniture and fixtures............................................       292,129       286,858
                                                                    ------------  ------------
    Total cost....................................................     1,070,153     1,064,882
                                                                    ------------  ------------
Accumulated depreciation..........................................      (603,225)     (569,631)
    Net...........................................................  $    466,928  $    495,251
                                                                    ------------  ------------
                                                                    ------------  ------------

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

6) OTHER ASSETS AND OTHER LIABILITIES

SEPTEMBER 30                                                               1996        1995
----------------------------------------------------------------------  ----------  ----------
Other assets
  Interest receivable.................................................  $  147,719  $   96,402
  Cash value of life insurance annuity................................      53,284      58,654
  Deferred income tax asset...........................................      97,963      50,888
  Prepaid expenses and other..........................................      41,633      94,830
                                                                        ----------  ----------
    Total.............................................................  $  340,599  $  300,774
                                                                        ----------  ----------
                                                                        ----------  ----------
Other liabilities
  Interest payable on deposits........................................  $   17,917  $   19,982
  Interest payable on borrowings......................................       9,717
  Deferred compensation payable.......................................      79,831      74,831
  Federal income tax payable..........................................      30,229      49,094
  SAIF Assessment.....................................................     207,307
  Other...............................................................      35,009      59,081
                                                                        ----------  ----------
    Total.............................................................  $  380,010  $  202,988
                                                                        ----------  ----------
                                                                        ----------  ----------

7) DEPOSITS

                                                                     1996           1995
SEPTEMBER 30                                                        AMOUNT         AMOUNT
---------------------------------------------------------------  -------------  -------------
NOW accounts...................................................  $     576,722  $     625,170
Money market investment accounts...............................      1,043,201      1,432,051
Savings and retirement accounts................................      5,350,222      4,964,863
Certificates...................................................     23,753,908     24,309,354
                                                                 -------------  -------------
    Total deposits.............................................  $  30,724,053  $  31,331,438
                                                                 -------------  -------------
                                                                 -------------  -------------
Certificates maturing in years ending September 30:
1997...........................................................                 $  16,995,124
1998...........................................................                     4,368,789
1999...........................................................                     1,598,821
2000...........................................................                       292,850
2001...........................................................                       498,324
                                                                                -------------
                                                                                $  23,753,908
                                                                                -------------
                                                                                -------------

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,775,000 and $2,924,000 at December 31, 1996 and
1995.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

8) FEDERAL HOME LOAN BANK BORROWINGS

SEPTEMBER 30                                                                          1996
--------------------------------------------------------------------------------  ------------
Federal Home Loan Bank advances:
  At 6.02%; due October,1997....................................................  $    500,000
  At 5.98%; due October, 1997...................................................       500,000
  At 5.66%; due November, 1997..................................................     1,000,000
                                                                                  ------------
    Total FHLB borrowings.......................................................  $  2,000,000
                                                                                  ------------
                                                                                  ------------

    The terms of security agreements with the FHLB require the Bank to pledge as collateral for the advances qualifying first mortgage loans in an amount equal to at least 170 percent of the advances and all stock in the FHLB.

9) INCOME TAX

YEAR ENDED SEPTEMBER 30                                                     1996       1995
-----------------------------------------------------------------------  ----------  ---------
Income tax expense (benefit)
  Current federal......................................................  $   44,460  $  15,230
  Deferred federal.....................................................     (41,577)
                                                                         ----------  ---------
    Total income tax expense...........................................  $    2,883  $  15,230
                                                                         ----------  ---------
                                                                         ----------  ---------
Reconciliation of federal statutory to actual tax expense
  Federal statutory income tax at 34%..................................  $  (23,217) $  39,285
  Tax exempt interest..................................................      (5,048)   (10,687)
  Graduated tax rates..................................................       7,467    (11,398)
  Change in tax rate applicable to deferred taxes......................      18,404
  Other................................................................       5,277     (1,970)
                                                                         ----------  ---------
    Actual tax expense.................................................  $    2,883  $  15,230
                                                                         ----------  ---------
                                                                         ----------  ---------

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

9) INCOME TAX (CONTINUED)
    A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

SEPTEMBER 30                                                                1996       1995
-----------------------------------------------------------------------  ----------  ---------
Differences in depreciation methods....................................  $     (530) $  (4,255)
Differences in accounting for loan losses..............................      32,408     27,713
Deferred compensation..................................................      19,958     29,185
Unrealized (gain) loss on securities available for sale................       5,118       (380)
Deferred loan costs....................................................      (9,530)
SAIF assessment........................................................      51,439
Other..................................................................        (900)    (1,375)
                                                                         ----------  ---------
                                                                         $   97,963  $  50,888
                                                                         ----------  ---------
                                                                         ----------  ---------
Assets.................................................................  $  108,923  $  57,278
Liabilities............................................................     (10,960)    (6,390)
                                                                         ----------  ---------
                                                                         $   97,963  $  50,888
                                                                         ----------  ---------
                                                                         ----------  ---------

    There was no state income tax expense for 1996 or 1995.

    Retained earnings at September 30, 1996 and 1995, include approximately $995,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of September 30, 1988, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $338,300 at September 30, 1996 and 1995.

10) COMMITMENTS AND CONTINGENT LIABILITIES

    In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

    Financial instruments whose contract amount represents credit risk at September 30 were as follows:

                                                                          1996         1995
                                                                      ------------  ----------
Mortgage loan commitments at fixed rates............................  $  1,182,000  $  474,000
Standby letters of credit...........................................        23,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

10) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

    On December 30, 1992, a former employee filed a lawsuit against the Bank which involves various accusations. A summary judgement has been issued by the court in favor of the Bank on each count with the exception of one. Based on the current status of the litigation, the Bank's attorneys have advised that, while they are unable to express an opinion as to the ultimate disposition of the claim, they believe that it is unlikely that the former employee will prevail on the remaining count. No accrual for loss from this action has been recognized in the accompanying financial statements.

    In addition, the Bank and subsidiary are also subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

11) REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    At September 30, 1996, the management of the Bank believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed this categorization.

    The Bank's actual and required capital amounts (in thousands) and ratios are as follows:

                                                                                                 1996
                                                                   ----------------------------------------------------------------
                                                                                             REQUIRED FOR
                                                                                         ADEQUATE CAPITAL(1)        TO BE WELL
                                                                          ACTUAL                                  CAPITALIZED(1)
                                                                   --------------------  --------------------  --------------------

SEPTEMBER 30                                                        AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Total risk-based capital(1) (to risk-weighted assets)............  $   2,514     15.33%  $   1,312       8.0%  $   1,640      10.0%
Tier 1 capital(1) (to risk-weighted assets)......................      2,371     14.45%        656       4.0%        984       6.0%
Tier 1 capital(1) (to adjusted total assets).....................      2,371      6.69%      1,418       4.0%      1,773       5.0%

------------------------

(1) As defined by regulatory agencies

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

11) REGULATORY CAPITAL (CONTINUED)
    The Bank's tangible capital at September 30, 1996, was $2,371,000 which was
6.69 percent of tangible assets and exceeded the required ratio of 1.5 percent.

    On September 30, 1996, legislation was enacted to recapitalize the Federal Deposit Insurance Corporation's Savings Association Insurance Fund ("SAIF") as well as to provide regulatory relief to SAIF insured institutions. As a result of this legislation, a special assessment was levied on all SAIF assessable deposits outstanding on March 31, 1995, at a rate of approximately .657 percent of deposits. Accordingly, the Bank recorded an expense related to this special assessment of approximately $155,000 net of taxes, on the date of enactment.

12) BENEFIT PLANS

    The Bank has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Bank contributes three percent of base salary for each participant. In addition, the Bank matches 100 percent of the first four percent of employees' base salary contributions. The Bank also matches 50 percent of the next 4 percent of base salary contributed by the participants. The Bank's expense for the plan was approximately $19,000 for 1996 and $18,300 for 1995.

    The Bank also has a deferred compensation plan for directors whereby participating directors can elect to defer directors' fees in return for inclusion in a deferred compensation plan which pays benefits to such participating directors upon retirement or death. The Bank purchased a deferred annuity, which is included in other assets, to fund the deferred compensation plan benefits; however, this annuity is not restricted for that purpose. A deferred compensation liability has been calculated and recorded in other liabilities, which represents the present value of future benefits to be paid at retirement for each participating director. Deferred compensation plan expense included in the financial statements was $12,600 for both 1996 and 1995.

13) FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

    INTEREST-BEARING TIME DEPOSITS--The fair value of interest-bearing time deposits approximates carrying value.

    SECURITIES AND MORTGAGE-BACKED SECURITIES--Fair values are based on quoted market prices.

    LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    INTEREST RECEIVABLE/PAYABLE--The fair values of interest receivable/payable approximate carrying values.

    FEDERAL HOME LOAN BANK STOCK--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

                AMERICAN SAVINGS BANK OF DANVILLE AND SUBSIDIARY

13) FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    DEPOSITS--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

    FEDERAL HOME LOAN BANK ADVANCES--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

    OFF-BALANCE SHEET COMMITMENTS--Commitments include commitments to originate mortgage loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The Bank currently does not charge a commitment fee; accordingly, no value has been assigned to the Bank's commitments to extend credit.

THE ESTIMATED FAIR VALUES OF THE BANK'S FINANCIAL INSTRUMENTS ARE AS FOLLOWS:

                                                                             1996
                                                                ------------------------------
  SEPTEMBER 30                                                  CARRYING AMOUNT    FAIR VALUE
--------------------------------------------------------------  ----------------  ------------
ASSETS
  Cash and cash equivalents...................................    $    789,189    $    789,189
  Interest-bearing time deposits..............................          99,000          99,000
  Investment securities available for sale....................       2,221,693       2,221,693
  Investment securities held to maturity......................       4,336,559       4,326,599
  Loans, net..................................................      26,936,235      27,000,354
  Interest receivable.........................................         147,719         147,719
  Stock in FHLB...............................................         269,000         269,000
  Cash surrender value of life insurance......................          53,284          53,284

LIABILITIES
  Deposits....................................................      30,724,053      30,852,791
  FHLB borrowings.............................................       2,000,000       1,991,610
  Interest payable............................................          27,634          27,634
OFF-BALANCE SHEET ASSETS (LIABILITIES)
  Commitments to extend credit................................               0               0
  Standby letters of credit...................................               0               0

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC filing fees...................................................  $   1,200
Illinois Commissioner filing fees.................................     10,000
NASD filing fees..................................................        900
Printing, Postage and mailing.....................................     35,000
Legal fees and expenses...........................................     55,000
Blue Sky and expenses.............................................      7,500
Accounting Fees...................................................     40,000
Appraiser's fees and expenses.....................................     15,000
Conversion agent and transfer agent fees and expenses.............     10,000
Agent's counsel fees and out-of-pocket expenses...................     22,500
Underwriter's Expenses............................................     10,000
Underwriter's Management Fee......................................     22,500
Miscellaneous.....................................................      4,400
                                                                    ---------
      Total.......................................................  $ 234,000
                                                                    ---------
                                                                    ---------

    In addition to the foregoing expenses, the Agent will receive aggregate fees of $29,710, $36,946, $44,183 and $52,530 at the minimum midpoint, maximum and maximum, as adjusted, respectively, of the Estimated Price Range.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

    Article IX of the Registrant's Certificate of Incorporation provides as follows:

    The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article IX shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

    Article VI of the Registrant's Bylaws provides as follows:

    6.1 INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware, provided that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent.

    6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

    6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

    6.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

    6.5 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer, employee or agent provided in this
Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

    (a) LIST OF EXHIBITS (filed herewith unless otherwise noted)

      1.1  Engagement Letter with Trident Securities, Inc.
      1.2* Agency Agreement with Trident Securities, Inc.
      2.0  Plan of Conversion
      3.1  Certificate of Incorporation of Vermilion Bancorp, Inc.
      3.2  Bylaws of Vermilion Bancorp, Inc.
      3.3  Amended and Restated Articles of Incorporation of American Savings Bank
             of Danville
      3.4  Amended and Restated Bylaws of American Savings Bank of Danville
      4.0  Form of Stock Certificate of Vermilion Bancorp, Inc.
      5.0  Form of Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
      8.1* Opinion of Elias, Matz, Tiernan & Herrick regarding federal tax matters
      8.2* Opinion of Geo. Olive & Co., LLC regarding Illinois tax matters
      8.3  Opinion of RP Financial, L.C. regarding subscription rights
     10.1  Form of 1997 Stock Option Plan for Employees and Non-Employee Directors
     10.2  Employment Agreement between American Savings Bank of Danville and
             Merrill G. Norton
     23.1  Consent of Elias, Matz, Tiernan & Herrick L.L.P. (Included in Exhibits
             5.0 and 8.1, respectively)
     23.2  Consent of Geo. Olive & Co. LLC
     23.3  Consent of RP Financial, L.C.
     24.0  Power of Attorney (included in Signature Page of this Registration Statement)
     99.1* Appraisal Report of RP Financial, L.C., dated November 15, 1996
     99.2* Subscription Order Form and Instructions
     99.3* Return Request Card
     99.4* Transmittal Letters
     99.5* Question and Answer Brochure
     99.6* Proxygram
     99.7  Proxy Statement and Form of Proxy

------------------------

*   To be filed by amendment

    (B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Illinois on November 29, 1996.

                                VERMILION BANCORP, INC.

                                By:            /s/ MERRILL G. NORTON
                                     -----------------------------------------
                                                 Merrill G. Norton
                                              DIRECTOR, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Merrill G. Norton his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MERRILL G. NORTON
------------------------------  Director, President and      November 29, 1996
      Merrill G. Norton           Chief Executive Officer

                                Vice President and
      /s/ TERRY L. STAL           Controller (principal
------------------------------    financial and accounting   November 29, 1996
        Terry L. Stal             officer)

     /s/ THOMAS B. MEYER
------------------------------  Chairman of the Board        November 29, 1996
       Thomas B. Meyer

      /s/ CARL W. BUSBY
------------------------------  Director                     November 29, 1996
        Carl W. Busby

     /s/ ROBERT L. EWBANK
------------------------------  Director                     November 29, 1996
       Robert L. Ewbank

    /s/ WILLIAM T. INGRAM
------------------------------  Director                     November 29, 1996
      William T. Ingram